UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Dean Foods Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NOTICE OF STOCKHOLDERS’ MEETING

We will hold this year’s annual stockholders’ meeting on [—], 2012, at [—] at the Dallas Museum of Art, 1717 North Harwood, Dallas, Texas 75201.

At the meeting, we will ask you to consider and vote on the following proposals recently adopted by our Board of Directors:

•	Proposal One: A proposal to re-elect Janet Hill, J. Wayne Mailloux, Hector M. Nevares and Doreen A. Wright as members of our Board of Directors for a three-year term.

•	Proposal Two: A proposal to re-approve performance criteria contained in our 2007 Stock Incentive Plan for Internal Revenue Code Section 162(m) purposes.

•	Proposal Three A: A proposal to approve an amendment to our Certificate of Incorporation to implement a declassification of the Board of Directors over a three-year period.

•

Proposal Three B: A proposal to approve an amendment to our Certificate of Incorporation to provide that from and after the 2015 Annual Meeting of Stockholders, directors may be removed by the stockholders with or without cause.

•	Proposal Four: A proposal to approve, on an advisory basis, our executive compensation.

•	Proposal Five: A proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2012.

In addition, we will ask you to consider and vote on the following stockholder proposals, each of which is opposed by our Board of Directors.

•	Proposal Six: A stockholder proposal to adopt a policy requiring an independent Chairman of the Board.

•	Proposal Seven: A stockholder proposal to limit accelerated vesting of equity awards pursuant to a change in control of our Company.

•	Proposal Eight: A stockholder proposal related to the retention of equity awards.

We will also discuss and take action on any other business that is properly brought before the meeting.

If you were a stockholder of record on March 19, 2012, you are entitled to vote on the proposals to be considered at this year’s meeting.

This Notice and the accompanying Proxy Statement are first being mailed to stockholders on or about [—], 2012.

By order of the Board of Directors,

Steven J. Kemps
Executive Vice President,
General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL STOCKHOLDERS’ MEETING TO BE HELD ON [—], 2012

The Company’s Proxy Statement and Annual Report to Security Holders for the fiscal year ended December 31, 2011 are available at www.deanfoods.com/proxymaterials

YOU ARE INVITED

[—], 2012

Dear Fellow Stockholders,

We hope that you will attend our annual stockholders’ meeting on [—], 2012. At the annual meeting, after we vote on the proposals described in this Proxy Statement, we will present a brief report on our 2011 results and an update on our business. As always, we will conclude the meeting by inviting you to ask questions and make comments. For your convenience, we will present a live webcast of the annual meeting, which you can access through our corporate website at www.deanfoods.com.

If you have questions regarding any of the matters contained in this Proxy Statement, please contact our Investor Relations Department at 800.431.9214. We look forward to seeing you at this year’s meeting.

Sincerely,

Gregg L. Engles
Chairman of the Board and Chief Executive Officer

QUESTIONS AND ANSWERS

Why did I receive this Proxy Statement?

On [—], 2012, we began mailing this Proxy Statement to everyone who was a stockholder of record of our Company on March 19, 2012, the record date for our annual stockholders’ meeting. One purpose of this Proxy Statement is to let our stockholders know when and where we will hold our annual stockholders’ meeting.

More importantly, this Proxy Statement:

•	includes detailed information about the matters that will be discussed and voted on at the meeting, and

•	provides updated information about our Company that you should consider in order to make an informed decision at the meeting.

I received more than one Proxy Statement. Why?

If you received more than one Proxy Statement, your shares are probably registered differently or are in more than one account. Please vote each proxy card or voting card that you received.

How can I change the number of copies of the Annual Report and Proxy Statement being delivered to my household for future mailings?

Family members who are registered owners of our stock and who live in the same household generally receive only one copy per household of the Annual Report, Proxy Statement, and most other mailings. The only item that is separately mailed for each registered stockholder or account is a proxy card. If you would like to start receiving separate copies in your name, apart from others in your household, please contact our Investor Relations Department at 800.431.9214 and request that action. Within 30 days after your request is received, we will start sending you separate mailings. If for any reason you and members of your household are receiving multiple copies and you want to eliminate duplications, please contact our Investor Relations Department at 800.431.9214 and request that action. That request must be made by each registered stockholder in the household.

How can I obtain my own separate copy of the Annual Report and Proxy Statement for the meeting in May?

For multiple stockholders who live in the same household and want separate copies of the Annual Report and Proxy Statement for review prior to the meeting in May, you may download them from www.deanfoods.com/proxymaterials. We will also have materials available at the meeting. If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank, or other nominee. If you would like copies mailed to you and you are a registered stockholder, such materials will be mailed promptly if you request them from our transfer agent at 866.557.8698. We cannot guarantee you will receive mailed copies before the meeting.

What will occur at the annual meeting?

First we will determine whether enough stockholders are present at the meeting to conduct business. A stockholder will be deemed to be present at the meeting if the stockholder:

•	is present in person, or

•	is not present in person but has voted by proxy either by telephone, online or mail prior to the meeting.

According to our bylaws, holders of at least 92,241,804 shares of our common stock (which is a majority of the shares of our common stock that were outstanding on March 19, 2012) must be present at this year’s meeting in order to conduct the meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining if enough stockholders are present (in person or by proxy) to conduct the meeting. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner.

If holders of fewer than 92,241,804 shares are present at the meeting, we will adjourn the meeting and reschedule it. The new meeting date will be announced at the meeting. If enough stockholders are present at the meeting to conduct business, then we will vote on:

•	Proposal One: A proposal to re-elect Janet Hill, J. Wayne Mailloux, Hector M. Nevares and Doreen A. Wright as members of our Board of Directors for a three-year term.

•	Proposal Two: A proposal to re-approve performance criteria contained in our 2007 Stock Incentive Plan for Internal Revenue Code Section 162(m) purposes.

•	Proposal Three A: A proposal to approve an amendment to our Certificate of Incorporation to implement a declassification of the Board of Directors over a three-year period.

•

Proposal Three B: A proposal to approve an amendment to our Certificate of Incorporation to provide that from and after the 2015 Annual Meeting of Stockholders, directors may be removed by the stockholders with or without cause.

•	Proposal Four: A proposal to approve, on an advisory basis, our executive compensation.

•	Proposal Five: A proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2012.

•	Proposal Six: A stockholder proposal to adopt a policy requiring an independent Chairman of the Board.

•	Proposal Seven: A stockholder proposal to limit accelerated vesting of equity awards pursuant to a change in control of our Company.

•	Proposal Eight: A stockholder proposal related to the retention of equity awards.

The Board of Directors is now soliciting your vote on these proposals. Proposals One, Two, Three A, Three B, Four and Five have been approved by our Board of Directors. The Board of Directors recommends that you vote FOR each of Proposals One, Two, Three A, Three B, Four and Five. The Board of Directors recommends that you vote AGAINST Proposals Six, Seven and Eight.

On each proposal, you are entitled to one vote for each share of stock that you owned on March 19, 2012. Cumulative voting is not permitted.

Our common stock was the only class of stock outstanding on March 19, 2012. As of that date, there were 184,483,607 shares of common stock issued and outstanding.

After all of the proposals have been voted on at the meeting, we will discuss and take action on any other matter that is properly brought before the meeting. Also, our management team will present a brief report on our 2011 results and an update on our business.

How many votes are necessary to re-elect the nominees for director?

In 2009, we implemented majority voting for the election of our directors, which became effective following our 2009 Annual Meeting of Stockholders. Our bylaws currently provide that in an uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), if the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election, that director shall be elected. Abstentions or “broker non-votes” will not be counted as votes cast either “for” or “against” any director’s election. If an incumbent director does not receive a majority of the votes cast “for” election, then the director must follow the guidelines set forth in the Board’s Corporate Governance Principles related to director elections, which provide that the director shall offer to tender his or her resignation to the Board. The Board would then make a determination of whether to accept the resignation, after consideration of the recommendation of the Nominating/Corporate Governance Committee.

What if a nominee for director is unwilling or unable to stand for re-election?

Each of the persons nominated for re-election has agreed to stand for re-election. However, if unexpected events arise that cause one or more of them to be unable to stand for re-election, then either:

•	the Board of Directors can vote at the meeting to reduce the size of the Board of Directors, or

•	the Board of Directors may, during the meeting, nominate another person for director.

If our Board of Directors nominates someone at the meeting, the person(s) to whom you have given your proxy will be able to use his or her discretion to vote on your behalf.

How many votes are necessary to pass the other proposals?

Proposal Two: The proposal to approve performance criteria contained in our 2007 Stock Incentive Plan must receive the affirmative vote of a majority of shares present (in person and by proxy) and entitled to vote at the meeting in order to pass.

Proposals Three A and Three B: The proposed amendments of our Certificate of Incorporation to declassify our Board of Directors and to permit stockholders to remove directors with or without cause must receive the affirmative vote of a majority of shares entitled to vote at the meeting in order to pass.

Proposal Four: The Compensation Committee of our Board of Directors has responsibility for designing our compensation program, which is described in the Compensation Discussion and Analysis section of this Proxy Statement and the related compensation tables. Stockholder approval of compensation is not binding on the Board of Directors, the Compensation Committee or the Company. However, the Board of Directors is soliciting your opinion regarding our compensation program. The Compensation Committee will take your opinion into account when considering future compensation arrangements for our Named Executive Officers. The proposal must receive the affirmative vote of a majority of the shares present (in person and by proxy) and entitled to vote at the meeting in order to pass.

Proposal Five: The Audit Committee of our Board of Directors has responsibility for the selection of our independent auditor and has selected Deloitte & Touche LLP to serve as our independent auditor for 2012. Stockholder ratification of this selection is not required. However, the Board of Directors is soliciting your opinion regarding the selection of Deloitte & Touche LLP. The Audit Committee of the Board of Directors plans to take your opinion into account in selecting our independent auditor for 2013. The proposal must receive the affirmative vote of a majority of the shares present (in person and by proxy) and entitled to vote at the meeting in order to pass.

Proposals Six, Seven and Eight: The stockholder proposals must each receive the affirmative vote of a majority of the shares present (in person and by proxy) and entitled to vote at the meeting in order to pass.

How do I vote?

To vote, follow the instructions on the enclosed proxy card or voting card. You may vote by telephone, online or by mail.

If you are a registered stockholder, you can also vote in person at the meeting. If your shares are held in a brokerage account, you are probably not a registered stockholder. In this case, your shares would not be officially registered in your name; rather, they would be registered in your broker’s name (which is sometimes called “street name”). If your shares are in street name, you cannot vote in person at the meeting unless you have a proper power of attorney from your broker. You should therefore vote by telephone, online or mail according to the instructions on the enclosed voting card to ensure that your vote is counted.

Voting by any means other than voting in person at the meeting has the effect of appointing Gregg L. Engles, our Chairman of the Board and Chief Executive Officer, and Steven J. Kemps, our Executive Vice President, General Counsel and Corporate Secretary, as your proxies. They will be required to vote on the proposals described in this Proxy Statement exactly as you have voted.

However, if any other matter requiring a stockholder vote is properly raised at the meeting, then Mr. Engles and Mr. Kemps will be authorized to use their discretion to vote on such issues on your behalf.

If you sign your proxy card, but do not specify how you want to vote on a proposal, your shares will be voted FOR Proposals One, Two, Three A, Three B, Four and Five, and AGAINST Proposals Six, Seven and Eight.

We encourage you to vote now (by telephone, online or by mail) even if you plan to attend the meeting in person.

Can I access Dean Foods Company’s Proxy Statement and Annual Report electronically?

Yes. Dean Foods Company delivers a full set of proxy materials to stockholders, unless you previously consented to receive electronic delivery of proxy materials. In addition, this Proxy Statement and the 2011 Annual Report are available online at www.deanfoods.com/proxymaterials. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving hard copies in the mail. You can choose this option by following the instructions when you vote over the Internet.

I previously consented to receive electronic delivery of my proxy materials. Can you send me a hard copy of these proxy materials?

For stockholders of record: We will deliver promptly, upon written or oral request, a separate copy of these proxy materials. Contact our transfer agent either by writing Computershare Shareowner Services LLC, P.O. Box 358015, Pittsburgh, PA 15252-8015, or by telephoning 866.557.8698.

For holders in street name:  You must contact your bank, broker or other intermediary to receive copies of these materials.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish the final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four days following the meeting. You can also obtain a copy on our website at www.deanfoods.com, on the SEC’s website at www.sec.gov, or by contacting our Investor Relations Department at 800.431.9214 or the SEC at 800.SEC.0330.

What if I want to change my vote?

You can revoke your vote on a proposal at any time before the meeting for any reason. To revoke your proxy before the meeting, either:

•	Write to our Corporate Secretary at 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204, or

•	Vote again, either by telephone or online (your last vote before the meeting begins will be counted).

If you are a registered stockholder (or if you hold your shares in “street name” and have a proper power of attorney from your broker), you may also come to the meeting and change your vote in writing or orally.

What if I do not vote?

If you do not vote, your failure to vote could affect whether there are enough stockholders present at the meeting to hold the meeting. Holders of a majority of the outstanding shares of our common stock must be present (in person or by proxy) in order to conduct the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on Proposal One, regarding the re-election of directors.

If your shares are held in “street name” and you do not instruct your broker how to vote your shares, your brokerage firm will leave your shares unvoted (a “broker non-vote”) with respect to all proposals other than Proposal Five. Broker non-votes will be considered present for quorum purposes but will not be considered present and entitled to vote on any matter for which a broker does not have authority. Brokers have discretionary voting power to vote only on matters considered to be “routine”. Pursuant to the rules of the New York Stock Exchange (“NYSE”), your broker will be permitted to vote for you without instruction only with respect to Proposal Five regarding the ratification of Deloitte & Touche LLP. A broker non-vote will not have any impact on the outcome of Proposals One, Two, Three A, Three B, Four, Six, Seven or Eight.

How do I raise an issue for discussion or vote at the annual meeting?

According to our bylaws, if a stockholder wishes to present a proposal for consideration at an annual meeting, he or she must send written notice of the proposal to our Corporate Secretary by no earlier than the 120th day prior and no later than the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting. For our annual meeting of stockholders to be held in 2013, such notice must be received no earlier than [—], 2013 and no later than [—], 2013.

If you would like your proposal to be included in next year’s Proxy Statement, you must submit it to our Corporate Secretary in writing no later than [—], 2012. We will include your proposal in our next annual Proxy Statement if it is a proposal that we are required to include in our Proxy Statement pursuant to the rules of the SEC.

You may write to our Corporate Secretary at 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204.

According to our bylaws, any proposal properly raised at the meeting by a stockholder will require the affirmative vote of a majority of the shares deemed present at the meeting (whether in person or by proxy).

Who will pay for this solicitation?

We have engaged Georgeson Inc. to assist in the distribution of proxy materials and the solicitation of votes. In addition, certain of our officers may solicit proxies by mail, telephone, fax, e-mail or in person. We will pay Georgeson Inc. a fee of $10,000, plus certain out-of-pocket expenses. We will also pay all other costs associated with this Proxy Statement and the solicitation of proxies. Upon request, we will reimburse stockbrokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

Our transfer agent, Computershare Shareowner Services LLC, will count the votes and act as inspector of election.

PROPOSALS BY OUR BOARD OF DIRECTORS

Proposal One: Re-Election of Directors

Our Board of Directors is currently divided into three classes, each of which has been elected to serve a three-year term.

This year’s nominees for re-election to the Board of Directors for a three-year term are the following Class II directors:

Janet Hill

Director since December 2001

Ms. Hill, age 64, served as Vice President of Alexander & Associates, a corporate consulting firm which she owned, from 1981 until her retirement in 2010. She currently serves as principal at Hill Family Advisors. She was originally elected to our Board of Directors in connection with our acquisition of Legacy Dean in December 2001. Ms. Hill had served on the Board of Directors of Legacy Dean since 1997. In addition to our Board, Ms. Hill also serves on the Boards of Directors of The Wendy’s Company, where she serves on the Compensation Committee, and Sprint Nextel Corporation, where she serves on the Compensation and Nominating and Corporate Governance Committees. She also serves as a trustee of Duke University.

Ms. Hill brings valuable insight to our Board as a human resources and corporate governance specialist, having co-founded Alexander and Associates where she provided corporate planning advice and analysis to directors, executives and managers in the areas of human resource planning, corporate responsibility, corporate communications and government consultation. In addition, Ms. Hill has extensive experience serving as a director on several other Boards of Directors over the past 20 years, including Nextel (pre-merger), Wendy’s (pre-merger), Sprint Nextel Corporation (post-merger) and Wendy’s/Arby’s Group, Inc. (post-merger).

J. Wayne Mailloux

Director since May 2009

Mr. Mailloux, age 63, is the owner of Stonehill Partners Limited, a company engaged in strategy development and business consulting. He previously served as Senior Vice President of PepsiCo, Inc. from 2000 through 2004. Mr. Mailloux joined PepsiCo in 1986 and held positions of increasing responsibility, including President, Pepsi Cola Europe/Africa Beverages from 1996 through 2000, President, Pepsi Cola Europe Beverage Group from 1994 through 1996 and President, Pepsi Cola Canada Beverages from 1989 through 1994.

Mr. Mailloux’s 18-year career with PepsiCo spanned a variety of senior management roles and included extensive general management, sales, and marketing experience in both company operations and franchise environments globally. Mr. Mailloux also previously served on the board of Ault Dairies Inc., then Canada’s largest dairy, prior to its acquisition by Parmalat. His experience in the beverage industry, combined with his global business experience, make him well qualified to advise our Company as it faces challenges with respect to our global operations and as we continue to execute our business strategies.

Hector M. Nevares

Director since October 1994

Mr. Nevares, age 61, currently serves as Managing Partner of Suiza Realty SE, a housing developer. He was formerly President of Suiza Dairy, a Puerto Rican dairy processor, from June 1983 until September 1997, having served in additional executive capacities at Suiza Dairy since June 1973. Mr. Nevares served as a consultant for us from March 1998 until April 2000. In addition to our Board, Mr. Nevares also serves on the Board of Directors of First BanCorp, where he serves on the Audit, Asset, Liability and Risk Management and Credit

Committees. Mr. Nevares is also a member of the Boards of Directors of V. Suarez and Co., a major food distributor in Puerto Rico; Suiza Realty SE; and Caribbean Preparatory School, a non-profit educational institution. In addition, Mr. Nevares served on the Board of Directors of the Corporation for the Development of the Cantera Peninsula through 2010, a government-sponsored development company for a low income area in Puerto Rico.

As head of the former Suiza Dairy, Mr. Nevares has significant experience in the dairy industry, which is invaluable in connection with analyzing and assessing the strategic direction of the Company. Mr. Nevares also has extensive experience evaluating financial statements at First BanCorp, and supervising persons engaged in preparing and analyzing financial statements as the President of Suiza Dairy. These skills serve him well as a member of the Company’s Audit Committee.

Doreen A. Wright

Director since May 2009

Ms. Wright, age 55, currently serves as an information technology and business transformation consultant to L.L. Bean Inc., a leading multichannel merchant of quality outdoor gear and apparel. She previously served as Senior Vice President and Chief Information Officer of Campbell Soup Company from 2001 to 2008. Ms. Wright also served as Interim Chief of Human Resources for Campbell Soup Company in 2002. From 1999 to 2001, Ms. Wright served as Executive Vice President and Chief Information Officer for Nabisco Inc. Prior to that, from 1995 to 1998 Ms. Wright held the position of Senior Vice President, Operations & Systems, Prudential Investments, for Prudential Insurance Company of America and held various positions with American Express Company, Bankers Trust Corporation and Merrill Lynch & Co. Ms. Wright currently serves on the Board of Directors of Crocs, Inc., a global leader in innovative, casual footwear, where she chairs the Compensation Committee. She also serves on the Board of New Hope Arts, Inc., a regional nonprofit arts center. In addition, Ms. Wright served on the Board of Directors of Citadel Broadcasting Corporation from 2010 to 2011, where she chaired the Compensation Committee; The Oriental Trading Company from 2008 to 2011, where she served on the Audit and Compensation Committees; Yankee Candle Company from 2003 to 2007, where she served on the Compensation and Audit Committees; and Conseco, Inc. from 2007 to 2010, where she served on the Audit and Enterprise Risk Committee.

Ms. Wright brings more than 30 years of leadership experience in the financial services and consumer products industries, with emphasis in the area of information technology, operations, and human resources. Ms. Wright also has extensive experience as a public company director, including service on audit, compensation and corporate governance committees.

Information on our other directors, including biographies, other board service and particular qualifications, can be found on pages 25-27 of this Proxy Statement.

Our Board of Directors recommends that you vote FOR the re-election of Ms. Hill, Mr. Mailloux, Mr. Nevares and Ms. Wright.

Proposal Two: Re-approval of performance criteria contained in our 2007 Stock Incentive Plan

On March 1, 2007, the Board adopted, and on May 18, 2007 the shareholders approved, the Dean Foods Company 2007 Stock Incentive Plan (the “2007 Plan”). The 2007 Plan was amended in 2009 and 2011. To allow for certain awards under the 2007 Plan to qualify as tax-deductible “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (which is sometimes referred to in this Proxy Statement as “Section 162(m)”), the Company is asking stockholders to re-approve the material terms of the performance goals under the 2007 Plan. The material terms of the performance goals are described below. Stockholders are not being asked to approve an increase in the number of shares available for grant under the 2007 Plan or any other amendment to the 2007 Plan, nor are they being asked to re-approve the 2007 Plan itself.

The Board believes that it is in the best interests of the Company and its stockholders to provide equity incentive plans under which equity-based compensation awards made to executive officers can be deducted by the Company for federal income tax purposes. The Board and the Compensation Committee believe that equity incentive grants are vital to the interests of the Company and its stockholders as such grants play an important role in recruiting and retention of employees, directors and consultants.

The 2007 Plan has been structured such that awards granted under it are intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m). Section 162(m) eliminates a federal income tax deduction for annual compensation in excess of $1 million paid by the Company to the CEO or any of the three most highly compensated U.S.-based executive officers (other than the CEO or the CFO) whose compensation is required to be disclosed pursuant to Item 402 of SEC Regulation S-K, unless that compensation qualifies as performance-based compensation under Section 162(m).

One requirement for compensation to be performance-based is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by stockholders every five years. For purposes of Section 162(m), the material terms include (i) the participants eligible to receive awards under the 2007 Plan, (ii) the types of business criteria on which a performance-based award may be based and (iii) the maximum amount of compensation that can be paid to a participant under a performance-based award. Each of these aspects is discussed below.

If stockholders do not re-approve the performance goals under the 2007 Plan, the 2007 Plan will not be available for future grants of performance-based awards and we may not be entitled to a tax deduction for some or all of the compensation paid to our Chief Executive Officer and our other most highly compensated executive officers.

The following is a summary of the 2007 Plan. For a more complete understanding of the 2007 Plan, please refer to the entire text of the 2007 Plan, which is attached to this Proxy Statement as Appendix A.

The purposes of the 2007 Plan are to attract and retain non-employee directors, consultants, executive personnel and other key employees of outstanding ability, to motivate them by means of performance-related incentives and to enable them to participate in our growth and financial success. Eligibility to participate in the 2007 Plan is limited to our non-employee directors, consultants and employees (including officers and directors who are employees), and the non-employee directors, consultants and employees of our subsidiaries.

The 2007 Plan is administered by our Compensation Committee, which consists entirely of independent directors. The Compensation Committee determines, from time to time, the specific persons to whom awards under the 2007 Plan are granted and the terms and conditions of each award. The Compensation Committee has delegated limited authority to grant awards to the Chief Executive Officer and two designated Executive Vice Presidents, but only with respect to individuals who are not executive officers of the Company. Pursuant to the terms of the 2007 Plan, the Compensation Committee or its designee makes all other decisions and necessary interpretations under the 2007 Plan.

Under the 2007 Plan, the Compensation Committee may grant awards of various types of equity-based compensation, including stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, performance shares, performance units and other types of cash-based and stock-based awards. The maximum number of shares available to be awarded under the 2007 Plan, as amended in 2009 and 2011, is 12,340,000 shares of common stock of the Company, plus any shares that were remaining for issuance under the 1997 Stock Option and Restricted Stock Plan and the 1989 Stock Awards Plan (collectively referred to as the “Old Plans”). The maximum number of shares of our common stock that may be issued under the 2007 Plan with respect to incentive stock options may not exceed one million shares. In addition, no participant may be granted awards of restricted stock, restricted stock units, performance shares and performance units covering an aggregate of more than one million shares in any calendar year and no participant may be granted stock options and SARs on more than one million shares of our common stock in any calendar year. No more than $5,000,000 may be paid to any one participant with respect to cash-based awards made during a calendar year.

Performance Shares and Performance Units; Performance Awards

The Compensation Committee may grant awards of performance shares or performance units under the 2007 Plan based upon the achievement of specified performance objectives or the occurrence of other events, such as a change in control, as determined by the Compensation Committee in its discretion. The Compensation Committee has the authority to determine other terms and conditions of the performance shares and performance units. The Compensation Committee may also grant performance awards under the 2007 Plan. Performance awards may be payable in cash or in shares of common stock, and may relate to a single-year performance period, such as an annual bonus award, or a multi-year period.

The Compensation Committee may establish performance goals applicable to any award, including performance awards, performance shares and performance units. When establishing a performance goal, the Compensation Committee will determine the performance period over which performance against the goal will be measured and the amount of cash or number or value of shares earned based on the level of the performance goal achieved. Additional provisions relating to (i) establishing the performance goal, (ii) certifying achievement of performance against the goal and the amount earned, and (iii) the ability to use negative discretion to reduce the amount earned apply to awards made to executive officers, are intended to meet the tax deductibility rules for “performance-based” compensation under Section 162(m).

Performance Criteria

The 2007 Plan provides that the Compensation Committee may base the performance goals upon the relative or comparative attainment of one or more of the following performance criteria (whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies):

•	total stockholder return;

•	stock price;

•	operating earnings or margins;

•	net earnings;

•	return on equity;

•	income;

•	market share;

•	return on investment;

•	return on capital employed;

•	level of expenses;

•	revenue; and

•	cash flow.

In addition, in the case of persons who are not executive officers, performance criteria may include such other criteria as may be determined by the Compensation Committee.

Performance criteria may be established on a Company-wide basis or with respect to one or more business units or divisions or subsidiaries. When establishing performance criteria for a performance period, the

Compensation Committee may exclude any or all charges or costs associated with restructurings of the Company or any of its subsidiaries, mergers, acquisitions, divestitures, discontinued operations, other unusual or non-recurring items, the cumulative effects of accounting changes or such other objective factors as the Compensation Committee deems appropriate. In 2010, the Compensation Committee began granting awards pursuant to a performance cash plan. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation—Performance Cash Plan” for more information on this plan.

Restricted Stock and Restricted Stock Units

The Compensation Committee may grant awards of restricted stock and restricted stock units under the 2007 Plan. The restricted stock and restricted stock units are forfeitable until they vest. Prior to 2009, the Compensation Committee granted restricted stock and restricted stock units that generally vested ratably over five years on each anniversary of the date of grant (subject to the participant’s continued service with us) or upon satisfaction of any additional conditions to vesting, such as the achievement of specified performance objectives or changes in control, as determined by the Compensation Committee in its discretion. Beginning in 2009, grants of restricted stock units generally vest ratably over three years on each anniversary of the date of grant. In general, if a participant’s service is terminated by reason of death, disability or retirement during the restricted period, any restricted stock or restricted stock units held by the participant will vest as of the date of termination. If a participant’s service is terminated for any other reason, any unvested restricted stock or restricted stock units held by the participant will be immediately forfeited and canceled (unless otherwise determined by the Compensation Committee or provided in an employment or individual severance agreement), and, in any event, all such restricted stock and restricted stock units will be immediately forfeited and canceled upon termination of service for cause.

Stock Options and Stock Appreciation Rights

The Compensation Committee may grant awards of stock options and stock appreciation rights (“SARs”) under the 2007 Plan. The stock options may be either “incentive stock options” (as that term is defined in Section 422 of the Internal Revenue Code, or the “Code”), which provide the recipient with favorable tax treatment, or stock options that are not incentive stock options (“non-qualified stock options”). The Compensation Committee has the authority to determine the terms and conditions of the stock options, including the number of shares subject to each stock option and SAR, the exercise price per share, which must be at least the fair market value of a share of our common stock on the date of grant (as determined in accordance with the 2007 Plan), and when the stock option or SAR will become exercisable. Unless otherwise determined by the Compensation Committee, the stock options and SARs will vest and become exercisable in three approximately equal installments on each of the first three anniversaries of the date of grant. Stock options and SARs may also become exercisable upon satisfaction of any additional conditions to vesting, such as the achievement of specified performance objectives or changes in control, as determined by the Compensation Committee in its discretion. The exercise period for any stock options and SARs awarded under the 2007 Plan may not extend beyond ten years from the date of grant.

Stock options and SARs awarded under the 2007 Plan that vest and become exercisable may be exercised in whole or in part. The exercise price of a stock option award may be paid either in cash or cash equivalents or with previously acquired shares of our common stock, by means of a brokered cashless exercise or by a combination of the foregoing provided that the consideration tendered, valued as of the date tendered, is at least equal to the exercise price for the stock options being exercised. Additionally, to the extent permitted by the Compensation Committee, stock options may be “net exercised,” that is, the excess, if any, of the full market value of the shares being exercised at the date of exercise over the exercise price for such shares will be delivered in shares without any requirement that the participant pay the exercise price.

SARs are similar to stock options, except that no exercise price is required to be paid. Upon exercise of a SAR, the participant will receive payment equal to the increase in the fair market value of a share of common stock on the date of exercise over the exercise price (fair market value on date of grant) times the number of shares as to which the SAR is being exercised. The payment will be made in cash or shares of common stock of equivalent value.

Unless otherwise determined by the Compensation Committee or provided for in an employment or individual severance agreement, if a participant’s service is terminated by reason of death, disability or retirement, all stock options and SARs held by the participant at the date of termination will vest and become exercisable and will remain exercisable until the earlier of (i) the first anniversary of such termination or (ii) the expiration date of the stock option or SAR. If a participant’s service is terminated for any other reason, any stock options held by the participant that have not vested and become exercisable will be immediately canceled and any stock options that have vested and become exercisable will remain exercisable for 90 days following such termination. In any event, all stock options and SARs (whether or not then vested and exercisable) will be immediately canceled upon termination of service for cause.

Other Stock-Based Awards

The 2007 Plan permits the Compensation Committee to grant other forms of stock-based awards with such terms and conditions as the Compensation Committee determines, including provisions relating to the impact of termination of service and a change in control. Such awards may include grants of shares without restriction or awards structured to meet the requirements of non-U.S. law or practice. Such awards may be settled by the issuance of shares or by a cash payment equal to the value of the shares earned under the award. In 2011, the Compensation Committee granted phantom shares with three-year ratable vesting for employees at the Vice President level and below. For more information on these awards, see “Compensation Discussion and Analysis—Long-Term Incentive Compensation.”

Change in Control

Except as otherwise provided in an employment or individual severance agreement or award agreement, upon a change in control (as defined in the 2007 Plan) of the Company, (i) all outstanding stock options and SARs will immediately vest and become exercisable; (ii) the restricted period of all outstanding restricted stock and restricted stock units will immediately lapse; (iii) all deferred cash and phantom share awards will immediately vest; and (iv) each outstanding performance share and performance unit will be canceled in exchange for the greater of (a) target or (b) actual performance to date. In addition, the Compensation Committee may provide that in connection with a change in control:

•	each stock option and SAR will be canceled in exchange for an amount equal to the excess, if any, of the fair market value of our common stock over the exercise price for such stock option or SAR; and

•

each share of restricted stock and each restricted stock unit will be canceled in exchange for an amount equal to the fair market value multiplied by the number of shares of our common stock covered by such award. All amounts payable as a result of a change in control will be paid in cash or, at the discretion of the Compensation Committee, in shares of stock of any new employer.

If a change in control occurs as a result of a merger, reorganization, consolidation or sale of all or substantially all of our assets, any participant whose service is involuntarily terminated (other than for cause) on or after the date on which our stockholders approve the transaction giving rise to the change in control will be treated for purposes of the 2007 Plan as continuing service with us until the consummation of the change in control. For purposes of the 2007 Plan, such participant will be treated as if terminated immediately after the consummation of the change in control.

Amendment and Termination

The Board may terminate or suspend the 2007 Plan at any time and, from time to time, may amend or modify the 2007 Plan, provided that without the approval by a majority of the votes cast at a duly constituted meeting of stockholders, no amendment or modification to the 2007 Plan may (i) materially increase the benefits accruing to participants under the 2007 Plan; (ii) except as a result of an adjustment in capitalization or similar adjustments, materially increase the number of shares of stock subject to awards under the 2007 Plan or the number of awards or amount of cash that may be granted to a participant under the 2007 Plan; (iii) materially modify the requirements for participation in the 2007 Plan; or (iv) materially modify the 2007 Plan in any way that would require stockholder approval under any regulatory requirement that the Compensation Committee determines to be applicable. Consequently, the 2007 Plan cannot be amended to permit the grant of stock options or SARs at exercise prices that are below fair market value without shareholder approval. No amendment, modification or termination of the 2007 Plan shall in any material way adversely affect any award previously granted under the 2007 Plan without the consent of the participant. The 2007 Plan shall continue in effect, unless sooner terminated by the Board, until March 1, 2017, the tenth anniversary of the date on which the 2007 Plan was adopted by the Board of Directors, after which time no additional awards may be granted.

Summary of Federal Tax Consequences

The following is a brief description of the federal income tax treatment that generally applies to 2007 Plan awards. The description is based on current federal tax laws, rules and regulations, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the 2007 Plan. The description assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding deferred compensation. A participant may also be subject to state, local and foreign taxes.

Non-Qualified Stock Options. The grant of a non-qualified stock option will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the excess, if any, of the then fair market value of the stock acquired over the exercise price for those shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant if the participant was, without a break in service, employed by us or an affiliate from the date of the grant of the option until the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled). The excess, if any, of the fair market value of the stock at the time of the exercise over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised.

If the participant does not sell or otherwise dispose of the stock before the later to end of two years from the date of the grant of the incentive stock option or one year after the transfer of such stock to the participant, then, upon disposition of such stock, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and we will not be entitled to a corresponding deduction. A capital loss will be recognized to the extent that the amount realized is less than the exercise price. If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess, if any, of the fair market value of the stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and we will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, the additional amount will be capital gain. If the amount realized is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Stock Appreciation Rights. The grant of a stock appreciation right will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the amount of cash or the fair market value of the shares paid upon exercise, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of any shares received will be treated as capital gains or losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.

Restricted Stock and Performance Shares. A grant of restricted stock or performance shares will not result in taxable income to the participant at the time of grant, and we will not be entitled to a corresponding deduction, assuming that the shares are subject to transferability restrictions and that certain restrictions on the shares constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon vesting, the holder will realize ordinary income in an amount equal to the then fair market value of the vested shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon subsequent disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder of restricted stock during the restricted period also will be compensation income to the participant, and we will be entitled to a corresponding deduction when the dividends are paid, if paid in cash, or are no longer subject to a substantial risk of forfeiture or become transferable, if paid in shares. A participant may elect, pursuant to Section 83(b) of the Code, to have ordinary income recognized at the date a restricted stock award or performance share award, as the case may be, is granted, and to have the applicable capital gain holding period commence as of that date. In such a case, we will be entitled to a corresponding deduction on the date of grant.

Restricted Stock Units and Performance Units. A grant of restricted stock units or performance units will not result in taxable income to the participant at the time of grant, and we will not be entitled to a corresponding deduction. Upon vesting and issuance of the underlying shares, the holder will realize ordinary income in an amount equal to the then fair market value of the issued shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting and issuance. Dividend equivalents paid to the holder of restricted stock units during the restricted period also will be compensation income to the participant, and we will be entitled to a corresponding deduction when the dividend equivalents are paid. No election pursuant to Section 83(b) of the Code may be made with respect to restricted stock units and performance units.

Phantom Shares. The grant of phantom shares will not result in taxable income to the participant. Phantom shares are settled in cash, and the participant will realize ordinary income at the time of settlement in an amount equal to the cash value of the closing sales price of Dean Foods stock on the vesting date, multiplied by the number of shares vesting, and we will be entitled to a corresponding deduction.

Performance Awards and Other Stock-Based Awards. A grant of a performance award or other stock-based award will not result in taxable income to the participant at the time of grant, and we will not be entitled to a corresponding deduction. Upon payment of cash or the issuance of the underlying shares, the participant will realize ordinary income in an amount equal to the cash received or the then fair market value of the issued shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon subsequent disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting and issuance.

Section 162(m). With respect to certain executive officers, including the Chief Executive Officer, the amount of compensation payments that may be deducted by us in any given taxable year may be limited to $1 million, regardless of whether we would otherwise be entitled to a deduction for such payments. This limit does not apply to performance-based compensation that satisfies certain conditions. The 2007 Plan is intended to comply with the rules for performance-based compensation, such that stock options, SARs, performance awards, performance shares and performance units as well as other performance-based cash plans, such as our short-term incentive and retention plans, can be awarded in a manner that is intended to satisfy the applicable conditions and be deductible on the same basis as applies to all employees generally. Other types of non-performance based awards may not qualify for this performance-based exception to the deduction limit.

Section 409A. Section 409A of the Code may cause certain deferred compensation amounts to be deemed currently taxable at normal rates and subject to an additional tax rate of at least 20%. It is intended that any amounts awarded pursuant to the 2007 Plan that are treated as deferred compensation for purposes of such Section shall be administered in a manner intended to comply with such requirements, to the extent applicable to such compensation.

Tax Withholding. As a condition to the delivery of any shares to the recipient of an award, we may require the recipient to make arrangements for meeting certain tax withholding requirements in connection with the award.

Plan Benefits. As of March 19, 2012, approximately 516 persons were eligible to receive awards under the 2007 Plan, including our executive officers and non-employee directors. The grant of awards under the 2007 Plan is discretionary, and we cannot currently determine the number or type of awards to be granted in the future to any particular person or group. Please see the “Grants of Plan-Based Awards in Fiscal Year 2011” table on pages 68-69 of this Proxy Statement for information on awards granted to our Named Executive Officers in 2011. Historically, we have granted long-term equity incentive compensation to our Named Executive Officers based on a comparison of our total stockholder return to that of our peer group companies. Beginning with grants made in fiscal 2011, we benchmark our executive officers to similar positions within our Benchmark Comparison Group (as defined under “Compensation Discussion and Analysis—Benchmark Comparison Group for Executive Compensation Purposes”) and grant at or around the 50th percentile of grants made to comparable officers at those companies. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation” for more information.

On March 19, 2012, the closing sale price of our common stock on the NYSE was $12.06.

Our Board of Directors unanimously recommends that you vote FOR the proposal to re-approve performance criteria under our 2007 Plan.

Proposals Three A and Three B: Approval of amendments to our Certificate of Incorporation.

Our Board of Directors, upon the recommendation of the Nominating/Corporate Governance Committee, has approved two amendments to our Amended and Restated Certificate of Incorporation (as amended to date, the “Certificate”). The first amendment, which is the subject of Proposal Three A, would declassify the Board and provide for the annual election of directors, subject to obtaining the requisite approval from our stockholders at the Annual Meeting. The second amendment, which is the subject of Proposal Three B, would confirm that from and after the 2015 Annual Meeting, when the declassification of the Board will be complete, directors may be removed by the stockholders with or without cause. The Board is seeking stockholder approval of these amendments. Proposal Three B is conditioned upon the approval of Proposal Three A.

If these proposals are approved by our stockholders, the Board intends to make conforming amendments to certain provisions contained in Article III of our Amended and Restated Bylaws to remove references to the classified board, upon implementation of the approved declassification amendment.

The general description of the proposed amendments to the Certificate set forth herein are qualified in their entirety by reference to the text of the proposed amendments, which are attached as Appendix B to these proxy materials. Proposed additions to the Certificate are indicated by underlined text and proposed deletions to the Certificate are indicated by strike-through text.

If the proposed amendments are approved, they will become effective upon the filing of a Certificate of Amendment to our Certificate with the Delaware Secretary of State. If the proposed amendments are not approved, the Board will continue to be divided into three classes of directors elected for three-year terms, and the stockholders will continue to be able to remove directors for cause only, even following the 2015 meeting.

Proposal Three A — A proposal to approve an amendment to the Certificate to implement a staggered declassification of the Board over a three-year period beginning with our 2013 Annual Meeting of Stockholders.

Article VIII of the Certificate currently provides that the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, with the term of office of one class expiring each year at the annual meeting of stockholders and directors in each class being elected to three-year terms. If this proposal is approved by our stockholders, those directors previously elected to three-year terms of office by our stockholders, including those directors elected at this Annual Meeting, will complete their three-year terms, and thereafter they or their successors would be elected to one-year terms at each annual meeting. Beginning at the 2015 annual meeting, the declassification of the Board would be complete, and all directors would be elected annually to one-year terms. This proposal, even if approved, would not affect directors elected to three-year terms either at this Annual Meeting or previously, each of whom will be entitled to complete the term to which he or she was elected.

In determining to adopt this proposal, the Board, upon recommendation from the Nominating/Corporate Governance Committee, considered growing investor sentiment in favor of annual elections and believes that the Board would continue to be effective in protecting stockholder interests under an annual election system. The Board recognizes that many investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and hold management accountable for implementing those policies.

The Board also considered the benefits of classified boards, which foster stability and continuity on the Board, provide non-management directors with a longer term of office that enhances their independence from management, and provide a measure of protection against hostile acquisitions and proxy contests that may not be in the best interests of stockholders.

While these are important benefits, the Board has considered the matter, adopted resolutions setting forth the proposed amendment to the Certificate, declared such amendment advisable and unanimously resolved to submit such amendment to our stockholders for consideration.

If this proposal is approved, Article VIIIA. of the Certificate would be amended to provide that, commencing with the 2013 annual meeting, the directors will be elected annually for terms expiring at the next succeeding annual meeting.

Our Board of Directors unanimously recommends that you vote FOR this proposal to approve the amendment to our Certificate to declassify our Board of Directors.

Proposal Three B — A proposal to approve an amendment to the Certificate to provide that directors may be removed with or without cause from and after the 2015 Annual Meeting of Stockholders.

In addition to the amendment to the Certificate described above, a second proposed amendment to the Certificate provides that, from and after the 2015 Annual Meeting, the stockholders may remove any director or the entire Board of Directors with or without cause. Under Delaware law, stockholders may remove directors of corporations with classified boards only for cause, while directors of corporations without classified boards may be removed with or without cause. Accordingly, the Board believes that it is appropriate to amend Article VIIIB. of the Certificate to confirm that, in accordance with Delaware law, from and after the 2015 Annual Meeting, when the Board ceases to be classified, stockholders may remove a director with or without cause. Prior to that time, removal of any director or the entire Board will continue to require cause.

Proposal Three B is conditioned upon the approval of Proposal Three A; therefore, if Proposal Three A is not approved, or if Proposal Three B is not approved, the Certificate will not be amended as described above.

Our Board of Directors unanimously recommends that you vote FOR this proposal to approve the amendment to our Certificate to provide that directors may be removed with or without cause from and after the 2015 Annual Meeting.

Proposal Four: Advisory Vote on Executive Compensation

As a result of The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, in accordance with Section 14A of the Securities Exchange Act we are presenting our stockholders a proposal to approve, on an advisory basis, our fiscal 2011 executive compensation programs and policies and the compensation paid to our Named Executive Officers as disclosed in this Proxy Statement. We are committed to our pay-for-performance philosophy and are aware of the significant interest in executive compensation matters by stockholders and the general public.

As described more fully in “Compensation Discussion and Analysis” beginning on page 43, and the related compensation tables, notes and narrative presented in this Proxy Statement, our executive compensation program is designed to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and to execute our long-term transformation plan. We believe that our compensation policies and practices directly link compensation to our performance and strongly align the interests of our executive officers with our stockholders. Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy. While we intend to carefully consider the voting results of this proposal, the vote is advisory in nature and therefore not binding on us, our Board of Directors or the Compensation Committee. Our Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of this vote when making future compensation decisions for our Named Executive Officers.

The Compensation Committee believes that the executive compensation described in the Compensation Discussion and Analysis and elsewhere in this Proxy Statement is appropriate and reflects the performance of the Company in 2011. In deciding how to vote on this proposal, we urge you to consider the following factors, many of which are more fully discussed in the Compensation Discussion and Analysis:

•

Our Compensation Committee has designed the compensation packages for our Named Executive Officers to be closely linked to the achievement of specific and objective annual, long-term and strategic performance goals that the Compensation Committee believes are crucial to the long-term success of the Company.

•	While 2011 was challenging in many ways for Dean Foods, we finished the year with a return to growth in the third and fourth quarters of 2011.

•

In 2011, we met or exceeded our guidance to investors in each quarter by accelerating our cost reduction efforts, managing rising commodity costs and inflation and winning new business to combat soft volumes.

•

WhiteWave had its best year to date, achieving eight straight quarters of growth across all brands, due largely to product innovations like the expansion of Silk® into almond and coconut milks, International Delight® CoffeeHouse Inspirations, Horizon® with DHA and Horizon® single serve.

•	Alpro continued its single-digit sales growth trend through 2011 despite a struggling European economy.

•

Our FDD business continued to be challenged, and fell short of its targeted operating income goal. As a result, Mr. Sliva received 53% of the financial component of his short-term incentive opportunity.

•

Additionally, in 2011, in view of 2010 performance and the continued pressures the Company faced in 2011, Mr. Engles voluntarily agreed to reduce his base salary from $1,100,000 to $1,000,000, a reduction of approximately 9%. In addition, the Compensation Committee froze salary increases in 2011 for all other executive officers, including the Named Executive Officers.

•

Although the Company’s recently adopted executive retention plan originally included Mr. Engles as a participant, due to the poor performance of the business in 2010 and the challenging outlook for 2011, Mr. Engles voluntarily removed himself as a participant from the plan upon approval of the Compensation Committee in March 2011.

•

In August 2011, our Compensation Committee determined to eliminate excise tax gross-ups from future change-in-control agreements. The decision did not impact executive officers or other officers with such provisions in their existing change-in-control agreements; however, any change-in-control agreements the Company enters into after August 2011 will not provide for tax gross-ups.

•

Although we recognize the need to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and to increase long-term stockholder value, we strongly believe in pay for performance and compensate our executives accordingly.

Our Board of Directors is asking stockholders to approve, on an advisory basis, the following resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by the Company, the Board of Directors or its committees, create or imply any change to the fiduciary duties of the Board of Directors or its committees, or create or imply any additional fiduciary duties for the Board of Directors or its committees. Nevertheless, our Compensation Committee and Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. In 2011, the majority of our stockholders voted in favor of holding advisory votes on executive compensation annually; therefore, we intend to submit such a proposal each year.

Our Board of Directors unanimously recommends that you vote FOR this Proposal Four.

Proposal Five: Ratification of Selection of Independent Auditor

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to serve as our independent auditor for the 2012 fiscal year and is soliciting your ratification of that selection.

The Audit Committee has responsibility for selection of our independent auditor and stockholder ratification is not required. However, as a matter of good corporate governance, the Audit Committee is soliciting your vote on this proposal and will take your vote into consideration when selecting our independent auditor in the future.

The Audit Committee of our Board of Directors has responsibility for overseeing our financial reporting and various other matters. See pages 32-33 of this Proxy Statement for further information about the responsibilities of our Audit Committee and pages 40-41 for the Audit Committee Report.

Our Board of Directors unanimously recommends that you vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for fiscal year 2012.

STOCKHOLDER PROPOSALS

Proposal Six: Stockholder Proposal Regarding an Independent Chairman of the Board

The American Federation of State, County and Municipal Employees Pension Plan, 1625 L Street NW, Washington D.C., 20036-5687, a beneficial owner of 1,300 shares of our common stock, has notified us that it intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after the proposal.

RESOLVED: That stockholders of Dean Foods Company (“Dean Foods” or the “Company”) ask the Board of Directors to adopt a policy that the Board’s Chairman be an independent director according to the definition set forth in the New York Stock Exchange listing standards, unless Dean Foods common stock ceases being listed there and is listed on another exchange, at which point, that exchange’s standard of independence should apply. If the Board determines that a Chairman who was independent when he or she was selected is no longer independent, the Board shall promptly select a new Chairman who satisfies this independence requirement. Compliance with this requirement may be excused if no director who qualifies as independent is elected by stockholders or if no independent director is willing to serve as Chairman. This independence requirement shall apply prospectively so as not to violate any Company contractual obligation at the time this resolution is adopted.

SUPPORTING STATEMENT

CEO Gregg Engles also serves as chair of the Company’s board of directors. We believe the combination of these two roles in a single person weakens a corporation’s governance structure, which can harm shareholder value. As Intel’s former chair Andrew Grove stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?”

In our view, shareholder value is enhanced by an independent board chair who can provide a balance of power between the CEO and the board, and support strong board leadership. The primary duty of a board of directors is to oversee the management of a company on behalf of its stockholders. But a chair of the board who is not independent from the CEO operates under a conflict of interest, resulting in excessive management influence on the board and weaker oversight of management.

Academic studies suggest that an independent board chair improves the financial performance of public companies. A 2007 Booz & Co. study found that, in 2006, all underperforming North American companies whose CEOs had long tenure lacked an independent board chair (The Era of the Inclusive Leader, Booz Allen Hamilton, Summer 2007). A more recent study found, worldwide, that companies are now routinely separating the jobs of chair and CEO: in 2009 less than 12 percent of incoming CEOs were also made chair, compared with 48 percent in 2002 (CEO Succession 2000-2009: A Decade of Convergence and Compression, Booz & Co., Summer 2010).

We believe that independent board leadership would be particularly constructive at Dean Foods, where, in 2010, our company’s shares were the second worst performing stock in the S&P 500 (“Ten Worst-Performing Stocks in S&P 500 for 2010,” International Business Times, 12/31/10).

We urge stockholders to vote for this proposal.

Our Board of Directors unanimously recommends that stockholders vote AGAINST this proposal for the following reasons:

Our Company adheres to high standards of corporate governance. Nine out of ten members of our Board of Directors are independent directors, as that term is defined in the NYSE Rules and our Corporate Governance Principles. We have a strong and active Board of Directors that understands our business and works closely with our Chief Executive Officer and other senior management to provide advice and counsel regarding key aspects of our business, including strategic planning, management development and succession, operating performance, risk management and compliance and maximizing stockholder returns.

Our Corporate Governance Principles, which were reviewed and updated by our Board in August of 2011, provide for the appointment of an independent Lead Director. Our Lead Director’s duties are already closely aligned with the role of an independent, non-executive chairman, and include calling all meetings of our Board of Directors, approving the schedule and agenda for all meetings of our Board of Directors and presiding at executive sessions of the Board of Directors. The Lead Director also serves as a liaison between the non-employee directors and our Chief Executive Officer. The non-employee members of our Board of Directors meet in executive session, outside the presence of the Chief Executive Officer and management, following each regularly scheduled quarterly meeting and following special meetings from time to time. Our Lead Director is also a member of the Board’s Executive Committee, providing additional representation for the independent directors in any actions considered by the Executive Committee between Board meetings.

According to the 2011 Spencer Stuart Board Index (Nov. 2011), the manner in which the Board has structured the Company’s leadership is consistent with the majority of Standard & Poor’s 500 Index, or S&P 500, companies. In 2011, approximately 92% of the S&P 500 companies had appointed an independent lead or presiding director, as the Company has, and approximately 59% have combined the positions of chairman of the board and chief executive officer, again as the Company has done. In contrast, approximately 41% of the S&P 500 companies split the chief executive officer and chairman of the board roles with only approximately 21% of the S&P 500 companies having an independent chairman of the board, which is the structure proposed by AFSCME in this proposal.

Our Board believes that the combined role of Chairman and Chief Executive Officer promotes and facilitates information flow between management and the Board, which is essential to effective governance. The Board also believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having many of the duties of an independent chairman as described below, is in the best interest of stockholders because it provides the appropriate balance between development and execution of the Company’s short- and long-term strategy and independent oversight of management.

All members of the Audit, Nominating/Corporate Governance and Compensation Committees of our Board Directors are independent. Therefore, oversight of critical matters, such as the integrity of our financial statements, executive compensation (including the compensation of the Chief Executive Officer), the nomination of directors and evaluation of the Board of Directors and its Committees and the Chief Executive Officer, is entrusted solely to independent directors.

Our Board of Directors takes seriously its oversight responsibility with respect to our Chief Executive Officer and other members of management, and believes that it is effective in its efforts. In addition, each year, our Board of Directors conducts a thorough self-evaluation to ensure that it is functioning effectively. Having considered the particular circumstances of our Company, including our Corporate Governance Principles, the individual attributes of our current Board members, including our Chief Executive Officer, and the effective manner in which our Board members perform their duties, both individually and as a whole, it is our Board of Directors’ belief that, at this time, there is no need to separate the offices of Chairman of the Board and Chief Executive Officer. Moreover, it is the opinion of the Board of Directors that, given these considerations and the unique and valuable contributions that our current Chief Executive Officer provides in his position as Chairman of the Board, it is in the best interest of our Company and our stockholders not to separate these positions.

For these reasons, our Board of Directors unanimously recommends that you vote AGAINST Proposal Six.

Proposal Seven: Stockholder Proposal Regarding Accelerated Vesting of Equity Awards Upon a Change in Control

The City of Philadelphia Public Employees Retirement System, Sixteenth Floor, Two Penn Center Plaza, Philadelphia, Pennsylvania, 19102-1712, a beneficial owner of 4,540 shares of our common stock, has notified us that it intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the

Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after the proposal.

RESOLVED: The shareholders hereby ask the board of directors of Dean Foods Company (the “Company”) to adopt a policy that in the event of a change of control of the Company, there shall be no acceleration in the vesting of any equity award to a senior executive, provided that any unvested award may vest on a pro rata basis up to the time of a change of control event. To the extent any such unvested awards are based on performance, the performance goals must have been met. This policy shall apply to future awards without affecting any contractual obligations that may exist at the time.

SUPPORTING STATEMENT: Under various employment agreements and plans, the Company’s senior executives will receive “golden parachute” awards under specified circumstances following a change in control of the Company.

We support the concept of performance-based equity awards to senior executives to the extent that such awards are tailored to promote performance and align executives’ interests with those of the shareholders. We also believe that severance payments may be appropriate in some circumstances following a change of control.

We are concerned, however, that the Company’s current practices can disregard performance criteria upon a change of control. Instead, they can permit full and immediate accelerated vesting of unearned equity awards.

The Company’s 2011 proxy summarizes the potential exposure if unvested equity awards should vest upon a change in control. According to the Company’s proxy, if there had been a change of control on December 31, 2010, CEO and Chairman Gregg L. Engles would have been eligible to receive more than $14 million in severance and benefits, approximately $2.9 million of which would have represented fully accelerated long-term incentive awards. Other senior executives would have received full accelerated vesting of awards worth between $230,000 and $1.2 million apiece.

The vesting of equity awards over a period of time is intended to promote long-term improvements in performance. The link between pay and long-term performance can be severed if awards pay out on an accelerated schedule.

We urge you to vote FOR this proposal.

Our Board of Directors unanimously recommends that stockholders vote AGAINST this proposal for the following reasons:

The Board of Directors believes that the proposal from The City of Philadelphia Public Employees Retirement System is contrary to the best interests of the Company, its stockholders and its employees.

The Board of Directors and the Compensation Committee have adopted compensation policies that are designed to link pay with performance and motivate and appropriately reward executives for their contribution to achieving the Company’s short-term and long-term goals and creating value for the stockholders. The active involvement of the management team is essential to meeting these goals. The Board of Directors and the Compensation Committee believe that it is imperative that we maintain flexible compensation policies and procedures in order to provide competitive compensation programs that are essential to helping the Company to recruit talented executives and to retain and incentivize the current management team.

The Board of Directors and the Compensation Committee believe that it is particularly important for the Company to have a full range of compensation tools, both in the ordinary course of business and during any critical phase of strategic change that the Company might face. The Board believes that:

•

aligning the interests of the stockholders and the executives through accelerated vesting allows the Company’s management team to remain objective and focused on protecting stockholders’ interests and maximizing stockholder value during a potential change in control event;

•

accelerated vesting of outstanding equity awards is an effective way to enable the Company to retain its management team during the pendency of a change in control transaction as it helps to remove some of the uncertainty that may arise for the executive, including potential job loss, from such a transaction;

•

accelerated vesting of equity awards is an effective tool to help management avoid potential conflicts of interest and distractions that may arise, and to provide the Company with stability, continuity and objective input of executive management while the Company is going through a change in control; and

•

providing management incentives in the form of equity-based incentives encourages key management personnel to enhance the value of the stock through their management and control of the Company’s operations. Following a change in control, the Company’s stock may no longer exist and it is possible that management will no longer control the policies and operation of the surviving entity. Thus, the opportunity presented may vary materially from that originally afforded by the equity-based award, and accordingly our Board of Directors feels it is appropriate for management to receive the benefit of their performance, as reflected in the stock price, through the time of the change in control. In addition, stockholders are allowed to consider the compensation of executive officers when determining whether or not to vote for such a transaction.

The Board of Directors and the Compensation Committee believe that it is critical for the Company to offer compensation and benefits that are competitive with those offered by the peer group companies identified below in the Compensation and Discussion Analysis section of this Proxy Statement with which we compete for talent and, a subset of which are also used for measuring relative performance for the performance-based cash performance units. Adoption of the proposal could disadvantage the Company from a competitive standpoint, thus jeopardizing our long-term performance. A majority of our peers have no policy eliminating the accelerated vesting of equity upon a change of control. Our executive compensation program is designed to attract, motivate and retain a highly qualified executive management team and appropriately reward executive officers for their contribution to the achievement of our short-term and long-term goals and the creation and enhancement of stockholder value. The Board believes that the proposal could significantly disadvantage us from a recruiting and retention standpoint.

Further, the Board and the Compensation Committee believe that one of the essential purposes of equity-based awards is to align our executive leadership team’s interests with those of the stockholders. The stock option, restricted stock unit and performance cash awards granted pursuant to our 2007 Plan provide for accelerated vesting in the event of a change in control transaction because we believe this structure properly incentivizes our leadership team to maximize the alignment of its interests with stockholders. At the same time, this ensures that executives are not penalized with a potential loss of incentive compensation that could occur from the consummation of a transaction that is in the best interest of the stockholders. In the event of a change in control, stockholders are free to vote for or against the transaction and to benefit from the transaction by selling their shares of stock, tendering shares or receiving other consideration in a merger transaction. If accelerated vesting was not present for the executive management team, or if the undefined pro-rated vesting of equity awards as proposed by the proponent was implemented, we believe our executives may not have the opportunity to realize value from their outstanding incentive equity awards, and may actually be disincentivized by a transaction that creates value for stockholders.

We believe that the current structure of the Company’s executive compensation programs, including the provisions of the Company’s program providing for the accelerated vesting of executive officer equity awards upon a change of control, is appropriate and effective, is consistent with our compensation philosophy and the compensation practices of our industry peer companies, and is in the best interest of the Company and its stockholders.

For these reasons, our Board of Directors unanimously recommends that you vote AGAINST Proposal Seven.

Proposal Eight: Stockholder Proposal Relating to the Retention of Equity Awards

The Board of Trustees of the International Brotherhood of Electrical Workers Pension Benefit Fund, 900 Seventh Street, NW, Washington, D.C., 20001, a beneficial owner of 3,573 shares of our common stock, has notified us that it intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after the proposal.

RESOLVED: That shareholders of Dean Foods Company (the “Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age and to report to shareholders regarding the policy before the Company’s 2013 annual meeting of shareholders. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of at least 75% of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

SUPPORTING STATEMENT: We believe there is a link between shareholder wealth and executive wealth that correlates to direct stock ownership by executives. According to an analysis conducted by Watson Wyatt Worldwide, companies whose CFOs held more shares generally showed higher stock returns and better operating performance. (Alix Stuart, “Skin in the Game,” CFO Magazine, March 1, 2008.)

Requiring senior executives to hold a significant portion of shares obtained through compensation plans as long as they are members of senior management would focus them on the Company’s long-term success and better align their interests with those of the Company’s shareholders. In the context of the ongoing financial crisis, we believe it is imperative that companies reshape their compensation policies and practices to promote long-term, sustainable value creation. A 2009 report by the Conference Board Task Force on Executive Compensation stated that hold-to-retirement requirements give executives ‘an ever-growing incentive to focus on long-term stock price performance.’ (http://www.conference-board.org/pdf_free?ExecCompensation2009.pdf).

Several major companies have already adopted this best practice, including Citigroup, Goldman Sachs, and Morgan Stanley.

We urge shareholders to vote FOR this proposal.

Our Board of Directors unanimously recommends that stockholders vote AGAINST this proposal for the following reasons:

The Board of Directors agrees that meaningful stock ownership aligns the interests of our executives with the interests of our stockholders and that a correlation between executive compensation and long-term performance is beneficial. However, we believe our current compensation methodology achieves these goals effectively.

The Board of Directors has adopted minimum stock ownership guidelines for our U.S. based executive officers to further align the interests of the Company’s executive officers with those of our stockholders. Pursuant to such guidelines, our Chief Executive Officer is required to own Dean Foods stock equal in value to five times his annual base salary and our other executive officers are required to own Dean Foods stock equal in value to two times their annual base salaries. As of the date hereof, Mr. Gregg L. Engles, our Chairman of the Board and Chief Executive Officer, owns common stock valued at over 30 times his base salary and each of our other Named Executive Officers is also in compliance with our executive stock ownership guidelines.

In addition, as described in “Compensation Discussion and Analysis—Executive Compensation Objectives and Policies,” our executive compensation plans are designed to align our senior executives’ interests with the long term-interests of our stockholders though long-term incentive awards. Our executive compensation plans include long-term equity and equity-based incentive awards in the form of stock options, restricted stock units and cash performance units. Because we grant these awards annually with vesting based upon future performance or the expiration of specified time periods, at any particular time our executives hold unvested awards that provide incentives to build long-term stockholder value.

A policy requiring executives to hold a significant portion of shares obtained through equity compensation plans until reaching retirement age is uncommon among our peer group and could diminish our ability to attract and retain key executives who are critical to ensure leadership continuity and the long-term success of the Company. We believe that our current compensation program, including our executive stock ownership guidelines, provides for an appropriate balance between ensuring that efforts of management are consistent with the long-term objectives of our stockholders while permitting our executive officers to prudently manage their own financial affairs. In addition, the proposal as written would place restrictions on executives until retirement age regardless of whether they leave the Company prior to reaching such age, which may significantly inhibit our ability to attract and retain executive talent.

For these reasons, our Board of Directors unanimously recommends that you vote AGAINST Proposal Eight.

OTHER INFORMATION

Who is on our Board of Directors?

Pursuant to the Company’s bylaws, the Board of Directors has the ability to determine the appropriate number of directors in order to maximize the Board of Directors’ effectiveness and efficiency. Our Board of Directors has set the number of directors constituting the full board at ten and we currently have ten directors. The Board of Directors is currently divided into three classes, each of whose members serve for staggered three-year terms. Our bylaws, as well as the rules of the NYSE, require that our classes of directors are as nearly equal in number as possible. However, if Proposals Three A and Three B are approved, beginning in 2013 each class of directors will be elected for one-year terms. Proxies cannot be voted for a greater number of persons than the nominees named in Proposal One of this Proxy Statement.

In addition to the four directors nominated for re-election, the following persons currently serve on our Board of Directors:

Tom C. Davis

Director since March 2001

Mr. Davis, age 63, currently serves as Chief Executive Officer of The Concorde Group, a private investment firm, a position he has held since March 2001. He is also a co-founder and Managing Director of Bluffview Capital, LP, an investment banking firm. In addition, Mr. Davis served as Managing Partner of Gryphon Special Situations Fund L.P. from 2004 to 2009. He was the managing partner and head of banking and corporate finance for the Southwest division of Credit Suisse First Boston from March 1984 to February 2001. In addition to our Board, Mr. Davis also serves on the Boards of Directors of Affirmative Insurance Holdings, Inc., an insurance holding company, where he serves on the Audit Committee; Westwood Holdings Group, Inc., an investment management and trust services company, where he serves on the Audit and Compensation Committees; and BioHorizons, Inc., a dental equipment and supplies manufacturing company, where he serves on the Audit and Compensation Committees. His term will expire in 2013.

Mr. Davis has been an investment banker for more than 20 years and in that role advised multiple public and private companies, including companies in the broadcast and telecommunications, energy, foodservice, food processing and retail industries. In addition, Mr. Davis has worked with several large private equity firms. Our Board believes this experience brings invaluable strategic insight in the area of finance. He also serves on the Audit Committee of the Company’s Board of Directors, where his extensive experience in public company finance plays a key role.

Gregg L. Engles

Chairman of the Board and Chief Executive Officer

Director since October 1994

Mr. Engles, age 54, has served as our Chief Executive Officer and as a director since the formation of our Company in October 1994. From October 1994 until December 21, 2001, he served as Chairman of the Board. When we acquired the former Dean Foods Company (“Legacy Dean”), Howard Dean was named Chairman of the Board pursuant to the merger agreement concerning our acquisition of Legacy Dean, and Mr. Engles was named Vice Chairman of the Board. In April 2002, Mr. Dean retired, and Mr. Engles resumed his position as Chairman of the Board. In addition to our Board, Mr. Engles also serves on the Boards of Directors of Children’s Medical Center of Dallas, where he chairs the Facilities and Strategic Planning Committee and serves on the Finance Committee; and Grocery Manufacturers of America. Mr. Engles also serves on the Boards of Trustees of Dartmouth College, where he serves on the Audit Committee, Student Affairs Committee and Master Plan and Facilities Committee; and The Hockaday School, an independent college preparatory day and boarding school for girls in Dallas, Texas, where he serves on the Finance and Administration Committee. He previously served on the Board of Directors of Treehouse Foods, Inc. until May 2008. His term will expire in 2013.

Mr. Engles is uniquely qualified to serve as a member of the Company’s Board of Directors as he is the founder of the Company and therefore has unmatched experience with the Company and deep knowledge of the dairy industry.

Stephen L. Green

Director since October 1994

Mr. Green, age 61, has been a partner with Canaan Partners, a venture capital firm, since November 1991. From October 1985 until November 1991, Mr. Green served as Managing Director of GE Capital’s Corporate Finance Group. In addition to our Board, Mr. Green also serves on the Boards of Directors of The Active Network, a software firm, where he serves on the Audit and Compensation Committees; Caris Life Sciences, the parent company of Caris Diagnostics and Caris Molecular Diagnostics, where he serves on the Audit Committee; and Verance Corporation, a media technology developer, where he serves on the Audit Committee, all of which are privately held. Mr. Green previously served on the Board of Directors of BiddingForGood, Inc., where he served on the Audit and Compensation Committees. His term will expire in 2014.

Mr. Green has a broad background in financing companies involved in manufacturing, retail, radio, television, cable broadcasting and financial services. During his 25-year career in private equity, he has analyzed hundreds of financial statements and served on numerous boards. In addition, Mr. Green held a variety of financial roles over a 12-year period at General Electric, including a five year term as a Corporate Auditor. Mr. Green also served as Chairman of the Audit Committee at Advance PCS, a NYSE listed Fortune 500 company, from 1993 to 2005. Mr. Green’s comprehensive experience and responsibility for financial and accounting issues serves the Company well in his role as Chairman of the Audit Committee and as a member of the Company’s Board of Directors.

Joseph S. Hardin, Jr.

Director since May 1998

Mr. Hardin, age 67, served as Chief Executive Officer of Kinko’s, Inc., a leading provider of printing, copying, and binding services, from May 1997 until his retirement in January 2001. Mr. Hardin held a variety of positions from 1986 to April 1997 with increasing responsibility at Wal-Mart Stores, Inc., ultimately serving as an Executive Vice President and as the President and Chief Executive Officer of Sam’s Club, the wholesale division of Wal-Mart Stores, Inc. In addition to our Board, Mr. Hardin also serves on the Board of Directors of PetSmart, Inc., where he serves on the Corporate Governance and Compensation Committees. His term will expire in 2014.

Mr. Hardin’s qualifications include serving as Chief Executive Officer of three different companies with market capitalizations ranging from $2 billion to $22 billion. He has previously served on the board of, and as a supply chain consultant to, American Greetings Corporation. Mr. Hardin’s wide-ranging leadership experience, including leadership roles with Wal-Mart, our largest customer, is an invaluable asset in his role as our Board’s Lead Director.

John R. Muse

Director since November 1997

Mr. Muse, age 61, is Chairman of HM Capital Partners LLC (formerly known as Hicks, Muse, Tate & Furst Incorporated, which he co-founded in 1989), a private equity firm, and Chairman of Lucchese Boot Company, Inc. a privately-held boot manufacturer. From 1984 to 1989, he was employed at Prudential Securities Inc., where Mr. Muse headed the investment banking operations for the Southwestern region of the United States. Mr. Muse also serves on the Board of Visitors of the UCLA Anderson School of Management. Mr. Muse was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997. His term will expire in 2014.

Mr. Muse has approximately 30 years of experience in investment banking, including experience in the food and beverage, energy, and media sectors. Mr. Muse’s experience in the food and beverage sector includes service on the boards of several companies, including Earthbound Farms, Inc., an organic farming company, and Advanced H20, LLC, one of the largest producers of private label bottled water and water-based beverages in the United States. In addition to his industry knowledge, Mr. Muse has extensive knowledge of capital markets and finance, which is invaluable to our Board’s planning for the Company’s capital and liquidity needs.

Jim L. Turner

Director since November 1997

Mr. Turner, age 66, currently serves as Principal of JLT Beverages L.P. Mr. Turner served as President and Chief Executive Officer of Dr. Pepper/Seven Up Bottling Group, Inc., from its formation in 1999 through June 2005 when he sold his interest. Prior to that, Mr. Turner served as Owner/Chairman of the Board and Chief Executive Officer of the Turner Beverage Group, the largest privately owned independent bottler in the United States. Mr. Turner was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997. Mr. Turner also serves on the Boards of Directors of Crown Holdings, Inc., a manufacturer of consumer packaging products, where he serves on the Compensation Committee; Majesty Hospitality Staffing, where he serves as Chairman; Baylor Health Care System, where he serves as Chairman-Elect; Advanced H2O, LLC, one of the largest producers of private label bottled water and water-based beverages in the United States; Guaranty Insurance Services, a full service insurance agency; and Davaco, Inc., a leading provider of retail services. His term will expire in 2013.

Mr. Turner’s experience with beverage and bottling companies translates well into our Company’s profile as a leading food and beverage company. In addition, Mr. Turner’s varied board experiences, including Morningstar and other consumer packaged goods companies, give him further visibility into our business model.

Who are our independent directors?

Under applicable NYSE rules, a director qualifies as “independent” only if the Board of Directors affirmatively determines that he or she has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a material relationship with the Company). Our Board of Directors conducts an annual assessment of the independence of each member of our Board of Directors, taking into consideration all relationships between our Company and/or our officers, on the one hand, and each director on the other, including the director’s commercial, economic, charitable and family relationships, and such other criteria as our Board of Directors may determine from time to time. The guidelines established by our Board of Directors to determine director independence are included in our Corporate Governance Principles, which are available on our website at www.deanfoods.com.

In making its independence determinations, the Board considered certain relationships and transactions, which are described below, and which are in addition to those described under “Related Party Transaction Policy” on page 80 of this Proxy Statement. In 2012, our Board determined that the following members of our Board of Directors are “independent,” as that term is used in the NYSE rules and our Corporate Governance Principles: Tom C. Davis, Stephen L. Green, Joseph S. Hardin, Jr., Janet Hill, J. Wayne Mailloux, John R. Muse, Hector M. Nevares, Jim L. Turner and Doreen A. Wright. Mr. Engles was not determined to be an independent director in 2012 as Mr. Engles is currently the Chief Executive Officer of our Company. In addition, the Board has determined that Mr. Davis, Mr. Green, Mr. Nevares and Ms. Wright are independent for Audit Committee purposes of Rule 10A-3 under the Exchange Act.

Ms. Hill serves on the Board of Directors of The Wendy’s Company and as a trustee for Duke University. We sell products to The Wendy’s Company and Duke University, all in the ordinary course of our business. In 2011, The Wendy’s Company (and its predecessor) paid approximately $42.5 million for our products and Duke University paid approximately $85,500 for our products. Duke University primarily purchases our products through third-party managed food service companies. We made a payment of approximately $500 to Baylor Health Care System, where Jim Turner serves as Chairman-Elect. We also sold products to Baylor Health Care System, primarily through third-party managed food service companies. In 2011, Baylor Health Care System paid approximately $590,700 for our products, all in the ordinary course of our business. These amounts are not material either to us or to the other parties. Our Board of Directors has determined, considering all relevant facts and circumstances, that these relationships were not material and did not impact Ms. Hill’s or Mr. Turner’s status as independent directors, as defined by the rules of the NYSE and our Corporate Governance Principles.

What are the responsibilities of our Board of Directors?

Our Board of Directors is responsible for overseeing and interacting with senior management with respect to key aspects of our business, including strategic planning, management development and succession, operating performance, compliance and stockholder returns. It is the responsibility of the Board of Directors to select and evaluate a well-qualified Chief Executive Officer of high integrity and to approve the appointment of other members of the senior management team. The Board of Directors provides general advice and counsel to our Chief Executive Officer and other senior executives.

All directors are expected to avoid conflicts of interest and to represent the best interests of our stockholders in maintaining and enhancing the success of our business. The Board conducts a self-evaluation annually to ensure that it is functioning effectively.

Members of our Board of Directors are required to regularly attend Board meetings and to attend our Annual Meeting of Stockholders, unless unforeseen circumstances prevent them from doing so. All members of the Board attended the 2011 Annual Meeting.

Our Board of Directors meets according to a set quarterly schedule and also holds special meetings and acts by unanimous written consent from time to time as appropriate. The Board met 10 times during 2011, including 4 regular meetings and 6 special meetings. In 2011, all directors attended at least 75% of the meetings of the Board of Directors and the Board Committees on which they served.

What is our Board leadership structure?

Our Company adheres to high standards of corporate governance. Our Board of Directors is composed primarily of independent directors, as that term is defined in the New York Stock Exchange Rules and our Corporate Governance Principles. We have a strong and active Board of Directors that understands our business and works closely with our Chief Executive Officer and other senior management. Our Board believes that the combined role of Chairman and Chief Executive Officer promotes and facilitates information flow between management and the Board, which is essential to effective governance. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between development and execution of the Company’s short- and long-term strategy and independent oversight of management.

Although we do not separate the Chairman and Chief Executive Officer roles, the independent members of our Board of Directors have appointed a Lead Director. According to our Corporate Governance Principles, the Lead Director, who must be an independent director, is elected annually by the Board of Directors. The Lead Director: (1) calls all Board meetings; (2) approves the schedule and agenda for all Board meetings; (3) presides at executive sessions of the Board; and (4) acts as a liaison between the non-employee directors and our Chief Executive Officer. The independent directors on our Board meet in executive session at the end of each regularly scheduled Board meeting and following special meetings from time to time. In May of 2011, our Board of Directors elected Mr. Hardin to serve as our Lead Director. Mr. Engles works closely with Mr. Hardin to identify appropriate topics of consideration for the Board and to plan effective and informative meetings.

All members of the Audit, Governance and Compensation Committees of our Board Directors are independent. Therefore, oversight of critical matters such as the integrity of our financial statements, executive compensation (including the compensation of the Chief Executive Officer), and the nomination of directors and evaluation of the Board of Directors and its Committees and the Chief Executive Officer is entrusted solely to independent directors.

How much are Board members paid?

Our objectives for non-employee director compensation are to remain competitive with the compensation paid to non-employee directors of comparable companies so that we may attract and retain qualified candidates for Board service and to reinforce our practice of encouraging stock ownership by our directors. For the fiscal year ended December 31, 2011, non-employee directors were entitled to receive the following cash compensation:

•	$35,000 annual retainer, payable quarterly in arrears;

•	$3,000 for each meeting (Board of Directors or Committee) attended in person and $1,000 for each meeting attended by telephone, payable quarterly in arrears;

•	$5,000 per year for serving on the Audit Committee or Compensation Committee and $2,000 per year for serving on any other Board Committee, payable quarterly in arrears;

•	$10,000 per year for chairing the Audit Committee or Compensation Committee and $4,000 per year for chairing any other Board Committee, payable quarterly in arrears; and

•	$25,000 per year for serving as Lead Director, payable quarterly in arrears.

Directors may elect to receive their fees in restricted stock rather than in cash. If a director makes this election, he or she will receive shares of restricted stock with a value equal to 150% of the cash amount owed to him or her, determined as of the last day of the applicable quarter based on the average closing price of our common stock over the last 30 trading days of the quarter. One-third of the restricted shares vest on the grant date; one-third vest on the first anniversary of the grant date; and the final one-third vest on the second anniversary of the grant date. In 2011, Mr. Davis, Ms. Hill, Mr. Nevares and Ms. Wright elected to receive all of their fees in cash. All other directors elected to receive their fees in shares of restricted stock.

In addition to fees described above, each non-employee director receives an annual grant of restricted stock units and stock options at the same time our executive officers and other key employees receive annual grants, which is the third business day following our fourth quarter earnings release. The directors’ grants are valued at $110,000, valued equally between restricted stock units and stock options. Historically, the number of shares for each grant was determined by using the closing sales price of Dean Foods stock on the last trading day of the previous November and granting the corresponding number of shares for each using the closing price on the date of grant for the stock option exercise price. Beginning with grants made in fiscal 2011, the valuation of these grants was determined by using a fifteen-day average of the Company’s closing stock prices, measured over the first fifteen trading days in January. The grants of restricted stock units vest pro rata over a three-year term, and the stock options are fully vested upon grant.

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2011.

Director Compensation Table for Fiscal Year 2011

	Fees Earned and Paid in Cash or Stock
Name	Cash Value ($)(1)	Stock Value ($)(2)	Stock Awards ($)(3)(7)	Option Awards ($)(4)(7)	Total ($)(5)(6)
Tom C. Davis	91,000	—	58,933	60,693	210,626
Stephen L. Green	—	167,411	58,933	60,693	287,037
Joseph S. Hardin, Jr.	—	216,016	58,933	60,693	335,642
Janet Hill	64,000	—	58,933	60,693	183,626
J. Wayne Mailloux	—	154,450	58,933	60,693	274,076
John R. Muse	—	80,727	58,933	60,693	200,353
Hector M. Nevares	73,000	—	58,933	60,693	192,626
Jim L. Turner	—	108,232	58,933	60,693	227,858
Doreen A. Wright	104,000	—	58,933	60,693	223,626

(1)	This column includes the value of fees earned and paid in cash.

(2)	This column includes the value of fees earned and paid in stock. Directors may elect to receive their earned fees in shares of restricted stock rather than in cash. If a director makes this election, he or she will receive shares of restricted stock with a value equal to 150% of the cash amount owed to him or her, determined as of the last day of the quarter based on the average closing price of our common stock over the last 30 trading days of the quarter. One-third of the restricted shares vest on the grant date; one-third vest on the first anniversary of the grant date; and the final one-third vest on the second anniversary of the grant date. For directors who elected to receive shares of restricted stock instead of cash for all or part of the fees earned in 2011, the amounts shown in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards related to “Compensation – Stock Compensation.” The aggregate grant date fair value of restricted shares is equal to the closing price of the Company’s common stock on the date of grant multiplied by the number of restricted shares awarded.

(3)	Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards related to “Compensation – Stock Compensation” as of the grant date of February 18, 2011, of restricted stock unit awards granted in fiscal 2011. The aggregate grant date fair value of restricted stock units is equal to the closing price of the Company’s common stock on the date of grant multiplied by the number of restricted stock units awarded.

(4)	Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards related to “Compensation – Stock Compensation” as of the grant date of February 18, 2011, of stock options granted in fiscal 2011. The assumptions used in valuing the stock options are described under the caption “Stock Options” in Note 11 to the Consolidated Financial Statements included within our Annual Report on Form 10-K for the year ended December 31, 2011.

(5)	Represents the sum of the numbers shown in the columns to the left.

(6)	We pay, or in some cases reimburse, all travel, lodging and meal expenses associated with attending Board meetings, Board Committee meetings and other Company functions. These amounts are not reflected in the table because we do not consider them to be compensation as they are directly and integrally related to the performance of our directors’ duties.

(7)	The following table shows the aggregate number of outstanding restricted stock awards, restricted stock unit awards, and stock option awards as of December 31, 2011, including any shares for which beneficial ownership has been disclaimed, for each non-employee director serving as such on December 31, 2011:

Name	Restricted Stock Awards	Restricted Stock Unit Awards	Option Awards
Tom C. Davis	—	8,928	138,606
Stephen L. Green	16,374	11,147	87,455
Joseph S. Hardin, Jr.	21,224	17,804	138,606
Janet Hill	—	8,928	138,606
J. Wayne Mailloux	14,220	8,292	30,887
John R. Muse	8,812	8,928	138,606
Hector M. Nevares	—	13,366	138,606
Jim L. Turner	11,634	8,928	138,606
Doreen A. Wright	—	8,292	30,887

In August 2011, we revised our Corporate Governance Principles and adopted stock ownership guidelines for our non-employee directors. Pursuant to such guidelines, within three years of joining the Board, all non-employee directors are expected to own stock of the Company having a value of at least three times the director's annual retainer paid for service on our Board of Directors. For purposes of these guidelines, a director is deemed to "own" beneficially owned shares, as well as shares of restricted stock and restricted stock units, whether or not any applicable restrictions have lapsed, but not stock options, whether vested or unvested.

What are the Committees of our Board of Directors and who serves on those Committees?

Our Board of Directors has established certain committees to assist in the performance of its various functions. In addition, in 2011 our Board appointed a special committee in response to a stockholder demand to investigate a derivative claim. This claim is described more fully under the caption “Stockholder Derivative Action” in Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. The special committee consisted of Wayne Mailloux and Doreen Wright, each of whom are independent board members not named in the litigation. The special committee conducted an independent review of these allegations and reported its findings to the Board. In August 2011, the Board considered the demand letter and determined, based on the special committee’s recommendation, not to pursue any legal action against the Directors. The special committee met 8 times, including one witness interview, and was disbanded following the Board’s determination not to pursue further action.

The chart below lists the standing Committees of our Board of Directors and indicates who currently serves on those Committees and how many times each Board Committee met during 2011.

Board Member	Audit(2)(3)		Compensation(2)		Executive		Governance(2)
Tom C. Davis	*		*
Gregg L. Engles					*	(1)
Stephen L. Green	*	(1)	*
Joseph S. Hardin, Jr.			*	(1)	*
Janet Hill							*	(1)
J. Wayne Mailloux			*				*
John R. Muse					*
Hector M. Nevares	*
Jim L. Turner					*		*
Doreen A. Wright	*						*
Meetings in 2011	10		7		0		5

*	Committee Member

(1)	Committee Chair

(2)	Our Board of Directors has determined, upon recommendation of the Nominating/Corporate Governance Committee, that all of the members of our Audit, Compensation and Nominating/Corporate Governance Committees are independent as defined under the rules of the NYSE and in accordance with our Corporate Governance Principles, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act. All Committee members are appointed by our Board of Directors upon recommendation of the Governance Committee.

(3)	Our Board of Directors has determined, based upon recommendation of the Nominating/Corporate Governance Committee, that Mr. Green, Mr. Davis and Mr. Nevares are “audit committee financial experts,” as that term is defined by the SEC and that Ms. Wright is “financially literate” as that term is used in the NYSE Rules.

What are the responsibilities of our Board Committees?

Audit Committee. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent auditor;

•	overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or related work;

•	reviewing and discussing our annual and quarterly financial statements with management and the independent auditor;

•	meeting regularly with members of our management and with our independent auditor outside the presence of management;

•	overseeing our internal audit function;

•	discussing the Company’s major financial risk exposure, including our risk assessment and risk management policies;

•	recommending policies regarding the hiring of employees from our independent auditor;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	monitoring our compliance with applicable legal and regulatory requirements;

•

providing oversight of our policies and practices with respect to corporate social responsibility, including environmentally sustainable solutions, ethics and compliance and the management of reputation risk;

•	pre-approving all permitted non-audit services to be performed by our independent auditor; and

•	preparing the Audit Committee report required by SEC rules, which is included in this Proxy Statement.

The Audit Committee has authority to retain independent legal, accounting or other advisors, at our expense.

The Audit Committee makes regular reports to the Board of Directors and reviews its own performance annually. The Audit Committee is required to meet at least quarterly and operates under a charter. In November of 2011, the Audit Committee amended its charter as part of its review process to align it with evolving practices. The revised charter is attached as Appendix C to this Proxy Statement and is also accessible on our corporate website at www.deanfoods.com. Stockholders may also contact our Investor Relations Department at 800.431.9214 to obtain a free copy.

Compensation Committee. The Compensation Committee’s responsibilities include:

•	reviewing and evaluating the performance of the Chief Executive Officer;

•	determining the Chief Executive Officer’s compensation;

•	reviewing and approving the compensation of our other executive officers and certain other key employees and acting in an advisory role on non-executive employee compensation;

•	setting our executive compensation policies and objectives and administering our executive compensation programs;

•	overseeing our long-term incentive compensation programs and making final determinations regarding grants under such programs;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included in this Proxy Statement; and

•	preparing the Compensation Committee report required by SEC rules, which is included in this Proxy Statement.

Additional information regarding the processes and procedures followed by the Compensation Committee in considering and determining executive and director compensation is provided below under the heading “Compensation Discussion and Analysis” beginning on page 43 of this Proxy Statement.

The Compensation Committee makes regular reports to the Board of Directors and reviews its own performance annually. The Compensation Committee meets at least quarterly and operates under a charter. The charter is accessible on our corporate website at www.deanfoods.com. Stockholders may also contact our Investor Relations Department at 800.431.9214 to obtain a free copy.

The Compensation Committee reviews and approves the compensation for our executive officers, including the Chief Executive Officer. Our Chief Executive Officer makes recommendations to the Compensation Committee each year on the appropriate compensation to be paid to our executive officers, excluding himself. The Compensation Committee makes the final determination of the amount of compensation to be awarded to each executive officer, including the Chief Executive Officer, based on the Compensation Committee’s determination of how that compensation achieves the objectives of our compensation policies. The Compensation Committee has delegated limited authority to the Chief Executive Officer and two designated Executive Vice Presidents to grant stock options, restricted stock units and, other long-term incentive awards in connection with the hiring of new employees or the promotion or special recognition of selected employees.

The Compensation Committee meets several times each year to discuss setting individual compensation levels, and it seeks to ensure that management's interests are aligned with those of stockholders and to motivate and reward individual initiative and effort by emphasizing a pay for performance compensation philosophy so that attainment of Company, business unit and individual performance goals are rewarded. The Compensation Committee also determines and establishes our short-term and long-term incentive plans and other executive benefits as needed throughout each year. For more information regarding the actions of our Compensation Committee, see the Compensation Discussion and Analysis section of this Proxy Statement.

Risk Considerations in our Compensation Programs. We have reviewed our compensation policies and practices for our employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our Company. Further, the Compensation Committee believes that the mix and design of the elements of our compensation program are appropriate and encourage executive officers and key employees to strive to achieve goals that benefit our Company over the long term. Our compensation policies and procedures are applied uniformly to all eligible participants. By targeting both Company-wide goals and business unit goals where appropriate for short-term incentive compensation, and by using benchmarks to our peer groups for long-term incentive compensation, we believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in a manner that does not encourage excessive risk-taking by our employees.

To further mitigate risk, the Compensation Committee adopted a clawback policy in February 2010 that is applicable to both our short-term and long-term incentive compensation plans. The policy states that any restatement of our audited financial statements resulting from an employee’s fraud, intentional misconduct, gross negligence, or other misfeasance, malfeasance or nonfeasance, which results in an employee’s award being greater than the amount that should have been awarded, paid or accrued, shall give the Company the right to recover all or part of such employee’s cash bonus or equity-based compensation award, or cancel any equity-based compensation award granted on or after February 1, 2010.

Compensation Committee Consultant. The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. The Compensation Committee uses a compensation consultant, Mercer (US), LLC (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., to assist in connection with setting compensation. The Compensation Committee relies on Mercer to collect and analyze market compensation data. In addition, Mercer assists the Compensation Committee in validating the Company’s performance relative to our peer groups with respect to the awards made under our long-term incentive plans. The Compensation Committee works with Mercer to ensure that position descriptions are appropriately comparable between our Company and those companies in our peer groups, and to properly adjust the raw data so that it is appropriate for a company of our size. Using this data, Mercer makes preliminary compensation recommendations based on our Compensation Committee’s compensation philosophy.

Mercer was retained by the Compensation Committee to provide executive compensation services and reports directly to the Compensation Committee chairman with respect to such services. Although the Compensation Committee approves the scope of Mercer’s work and its fees, Mercer works with management as well to ensure that its advice and recommendations reinforce the Company’s business strategy and are consistent with the Company’s pay for performance philosophy.

Examples of services provided to the Compensation Committee by Mercer include the following:

•	participation in Compensation Committee meetings as advisor to the Committee;

•	market assessments of executive total compensation;

•	consultations on the design of short- and long-term incentive plans;

•	periodic updates on market trends;

•	quarterly and/or monthly calculations of Total Stockholder Return (TSR) performance for long-term incentive plan compensation purposes;

•	assessment of compensation of the Board of Directors; and

•	preparation of tally sheets for executive compensation.

Mercer provides advice and assistance to the Company in several areas outside of executive compensation, including the following:

•	retirement consulting, which includes actuarial valuations;

•	consulting on multiemployer plans and collective bargaining agreements, plan consolidations and government forms;

•	defined benefit plan outsourcing;

•	internal job grading and benchmarking for non-executive employees;

•	health and benefit outsourcing and consulting;

•	human resources and compensation software; and

•	due diligence services related to acquisitions.

In addition, we have engaged affiliates of Marsh & McLennan Companies, Inc., the parent company of Mercer, to provide certain group insurance, risk management services and actuarial services.

The aggregate fees billed by Mercer in 2011 were approximately:

•	$295,000 for consulting services related to executive compensation, as provided to the Compensation Committee;

•	$4.9 million for other services provided to the Company, as set forth above; and

•	$0.9 million for services provided by affiliates of Mercer; the Mercer employees advising the Compensation Committee were not involved in the provision of services by Mercer’s affiliates.

Mercer operates its compensation practice as a separate business unit from its other services, and we have been advised by Mercer that the compensation of its compensation consultants is based solely on the fees generated by the executive compensation practice. The Compensation Committee has adopted the following policy with respect to the compensation consultant:

•	The engagement letter with the Compensation Committee’s compensation consultant is executed by the compensation consultant and the Chair of the Compensation Committee.

•	The executive compensation services provided by the compensation consultant are approved by the Compensation Committee.

•	The Compensation Committee reviews all other support services provided by the compensation consultant or its affiliates to the Company on a quarterly basis.

Although the Compensation Committee does not directly approve the engagement of Mercer for services other than those related to executive compensation, the Compensation Committee reviews, on a quarterly basis, all other services provided by Mercer and considers on an ongoing basis whether such services compromise Mercer’s independence in providing services to the Compensation Committee. Based on their ongoing review, the Compensation Committee has determined that Mercer’s executive compensation consultants are sufficiently objective to provide executive compensation services to the Compensation Committee. The other services were approved by management in the normal course of business.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is comprised entirely of independent directors. None of our executive officers has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the Compensation Committee.

Executive Committee. The Executive Committee may act on behalf of the Board of Directors when the Board of Directors is not in session on a limited basis as to matters specifically delegated to the Executive Committee from time to time. The Executive Committee meets only as needed.

Nominating/Corporate Governance Committee. The purpose of the Nominating/Corporate Governance Committee is to consider, develop and make recommendations to the Board of Directors regarding corporate governance principles generally and the appropriate size, function and operation of the Board and its Committees to optimize the effectiveness of the Board. The Nominating/Corporate Governance Committee also performs the functions of a nominating committee. The Nominating/Corporate Governance Committee’s responsibilities include:

•	establishing the criteria for membership on the Board of Directors;

•	reviewing periodically our Corporate Governance Principles;

•	reviewing and making recommendations to the Board of Directors with respect to management succession planning and management development;

•	considering, recommending and recruiting candidates to fill new or open positions on the Board of Directors;

•	reviewing candidates recommended by stockholders;

•	conducting the appropriate inquiry into the backgrounds and qualifications of potential candidates;

•	recommending director nominees for approval by the Board of Directors and our stockholders;

•	considering possible conflicts of interest of Board members and executive officers;

•	recommending Board Committee members and director development; and

•	reviewing transactions under our Related Party Transactions Policy.

The processes and procedures followed by the Nominating/Corporate Governance Committee in identifying and evaluating director candidates are described below under the heading “What is the Board’s role with respect to the nomination of directors?”

The Nominating/Corporate Governance Committee makes regular reports to the Board of Directors and reviews its performance annually. The Nominating/Corporate Governance Committee meets at least quarterly and operates under a charter. In November 2011, the Nominating/Corporate Governance Committee amended its charter as part of its review process to align it with evolving practices. The revised charter is attached as Appendix D to this Proxy Statement and is also accessible on our corporate website at www.deanfoods.com. Stockholders also may contact our Investor Relations Department at 800.431.9214 to obtain a free copy.

Committee Charters/Form 10-K. We believe the charters adopted by the Audit, Compensation and Nominating/Corporate Governance Committees comply with applicable corporate governance rules of the NYSE. These charters and a copy of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC, are available on our Company website at www.deanfoods.com. Stockholders may also contact Investor Relations at 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204 or at 800.431.9214 to obtain copies of the Committee charters or our Form 10-K without charge.

How can I communicate with our Board of Directors?

Should you wish to contact our Lead Director or any other member of our Board of Directors on a Board-related issue, you may write to him or her in care of our Corporate Secretary at 2711 North Haskell Avenue,

Suite 3400, Dallas, Texas 75204. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as:

•	business solicitations or advertisements,

•	junk mail and mass mailings,

•	new product suggestions,

•	product complaints,

•	product inquiries,

•	resumes and other forms of job inquiries,

•	spam, and

•	surveys.

In addition, material that is threatening, illegal or similarly unsuitable will be excluded. Any communication that is screened as described above will be made available to any director upon his or her request.

What is the Board’s role with respect to risk oversight?

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risk. While the Board is ultimately responsible for overall risk oversight at our Company, our three primary board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. Pursuant to its charter, the Audit Committee has primary responsibility for monitoring the Company’s major financial risk exposures and the steps the Company has taken to control such exposures, including the Company’s risk assessment and risk management guidelines and policies. Our management team has implemented an enterprise risk management program to conduct an annual business risk assessment and present its findings and progress toward mitigating such risks to the Audit Committee throughout the year. The business risk assessment includes an action plan to address such risks, and the Audit Committee discusses with management the appropriateness of such strategies. The Compensation Committee is charged with ensuring that our compensation policies and procedures do not encourage risk taking in a manner that would have a material adverse impact on the company. The Nominating/Corporate Governance Committee is charged with overseeing risks with respect to our Related Party Transaction Policy, and with respect to issues arising with directors and director nominees. Each Committee reports its findings to the full Board on a quarterly basis for consideration. In addition, the Board receives updates from senior management on other areas of material risk at each regularly scheduled quarterly meeting, including operational, financial, legal and regulatory, and strategic and reputational risks. These measures are designed to allow the Board to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

What is the Board’s role with respect to the nomination of directors?

The Nominating/Corporate Governance Committee, with the input of the Chief Executive Officer, is responsible for recommending to the Board (1) nominees for Board membership to fill vacancies or newly created positions and (2) the persons to be nominated by the Board for election at the Company’s Annual Meeting of Stockholders. In connection with the selection and nomination process, the Nominating/Corporate Governance Committee reviews the desired experience, skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. In considering whether to recommend any candidate to the Board, the Nominating/Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Principles.

The Nominating/Corporate Governance Committee has, as appropriate, retained search firms to assist in identifying qualified director candidates. The Nominating/Corporate Governance Committee will generally look for individuals who have displayed high ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, disability or sexual orientation.

How can stockholders nominate directors?

Stockholders may recommend individuals to the Nominating/Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and the number of shares of our common stock beneficially owned by the nominee to the Nominating/Corporate Governance Committee, c/o Corporate Secretary, 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204. Assuming the appropriate information has been provided on a timely basis, the Nominating/Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the Proxy Statement for the next annual meeting of stockholders.

Stockholders also have the right under our bylaws to directly nominate candidates, without any action or recommendation on the part of the Nominating/Corporate Governance Committee or the Board of Directors. Our bylaws require that the Company be given advance written notice of stockholder nominations for election to the Board of Directors. Such nomination must contain the information required by our bylaws with respect to the nominee and the stockholder. To be timely, a stockholder’s notice must be delivered to the Corporate Secretary (i) in the case of an annual meeting, not earlier than the 120th day and no later than 5:00 P.M., Central Time, on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 P.M., Central Time, on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation; or (ii) in the case of a special meeting at which the Board of Directors gives notice that directors are to be elected, not earlier than the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date such special meeting is less than 100 days prior to the date of such special meeting, the tenth day following the day on which public announcement of the date of the meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made.

Do we have a Code of Ethics?

We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees, with the exception of our Alpro employees, who are subject to a comparable code of ethics. Our Code of Ethics is posted on our corporate website at www.deanfoods.com. Any amendments to or waivers of our Code of Ethics for directors or executive officers also will be posted on our website. If you would like a copy of our Code of Ethics, please request one by writing or calling our Investor Relations Department at:

Dean Foods Company

Attention: Investor Relations

2711 North Haskell Avenue, Suite 3400

Dallas, Texas 75204

800.431.9214

How is our ethics and compliance function managed?

We have a designated officer who oversees our ethics and compliance program. He provides quarterly reports to the Audit Committee on the program’s effectiveness and works closely with various compliance functions to coordinate the sharing of best practices across our Company.

Do we have a Disclosure Committee?

We have established a Financial Disclosure Committee composed of members of management to assist in fulfilling our obligations to maintain effective disclosure controls and procedures and to coordinate and oversee the process of preparing our securities filings with the SEC.

Who is our Independent Auditor?

Deloitte & Touche LLP has served as independent auditor for the Company since its formation. In addition to performing the audit of the Company’s consolidated financial statements, Deloitte & Touche also provides various other services to the Company. All of the services provided for the Company by Deloitte & Touche in 2011 were approved by the Audit Committee. The aggregate fees and reimbursable expenses billed to the Company and its subsidiaries by Deloitte & Touche in 2011 and 2010 were:

	2011	2010
Audit Fees(1)	$5,878,000	$5,379,000
Audit-Related Fees(2)	3,414,000	6,805,000
Tax Fees(3)	82,000	—
All Other Fees(4)	301,000	25,000

Total	$9,675,000	$12,209,000

(1)	“Audit Fees” includes fees and expenses billed for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, and services provided in connection with statutory and regulatory filings. Also included in Audit Fees is the audit of the Company’s internal controls over financial reporting pursuant to section 404 of the Sarbanes-Oxley Act of 2002.

(2)	“Audit-Related Fees” includes fees billed for services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under the caption “Audit Fees”. These fees include due diligence on acquisitions and divestitures.

(3)	“Tax Fees” includes fees billed for services that are related to tax compliance and advice, including international tax consulting.

(4)	“All Other Fees” includes fees and expenses not related to audit or tax services.

The Audit Committee has recommended ratification of its engagement of Deloitte & Touche as the Company’s independent auditor for 2012.

The Audit Committee has sole authority to engage and determine the compensation of the Company’s independent auditor. The Audit Committee’s pre-approval is required for any engagement of Deloitte & Touche. Annually, the Audit Committee pre-approves services to be provided by Deloitte & Touche. The Audit Committee also considers the engagement of Deloitte & Touche for the provision of other services during the year. In addition to conducting the Company’s 2012 audit, the Audit Committee has pre-authorized Deloitte & Touche to provide services to the Company in connection with the following types of audit-related and tax matters:

Audit-Related Engagements

•	Audit of the financial statements for any subsidiary or other combined financial statements of the Company as requested;

•	Work performed in connection with registration statements such as due diligence procedures, issuance of comfort letters, consents and assistance responding to SEC comment letters;

•	Due diligence services related to potential acquisitions and divestitures of businesses, including tax structuring and related advice;

•	Post-acquisition review of acquired business financial statements (including purchase accounting issues); and

•	Closing balance sheet audits pertaining to dispositions.

Tax Engagements

•	U.S. federal, state, local and international tax planning and advice regarding the tax consequences of proposed or actual transactions;

•	Assistance with U.S. federal, state, local and international income, franchise and other tax filings (such as preparation of returns and related matters);

•	Advice on tax audits;

•	Tax structuring and related advice in connection with potential restructurings;

•	Transfer pricing and cost segregation studies; and

•	Tax advice regarding new statutory, regulatory or administrative developments.

Other

•	Participation in Deloitte-sponsored benchmarking surveys, educational, informational, or other activities;

•	Use of Deloitte financial reporting compliance checklists;

•	Subscription service for use of Deloitte’s accounting research tool; and

•	Advisory services related to WhiteWave Foods Company’s environmental, general sustainability and packaging analyses.

The pre-approval described above will expire in the first quarter of 2013. In the event a matter of a type listed above arises before the first quarter of 2013, the Audit Committee has authorized management, if necessary, to negotiate, for the Audit Committee’s approval and execution, an engagement agreement related to that matter. For each such matter, management is required to provide the Audit Committee, at its next regularly scheduled meeting, with documentation about the services provided or to be provided. Any service that management requests Deloitte & Touche to provide that is of a type that has not been pre-approved must be considered at a meeting of the Audit Committee before the service is provided, or may be pre-approved by the Chairman of the Audit Committee pursuant to a delegation by the Audit Committee. In determining whether to approve the engagement of Deloitte & Touche, the Audit Committee considers whether such engagement is consistent with Deloitte & Touche’s independence. The Audit Committee also considers the amount of audit and audit-related fees in comparison to all other fees paid to Deloitte & Touche and the Audit Committee reviews such comparisons regularly.

Representatives of Deloitte & Touche will be present at the annual meeting to make a statement, if they choose, and to answer any questions you may have.

Audit Committee Report

We have reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2011 and the assessment of the Company’s internal control over financial reporting with representatives of Deloitte & Touche and Company management. We have discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. We discussed with the Company’s Chief Audit Executive and with Deloitte & Touche the overall scope and plans for their respective audits. We met with the Chief Audit Executive and with Deloitte & Touche, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. We have also regularly reviewed and discussed the Company’s activities with respect to risk assessment and risk management, and received regular reports regarding the Company’s compliance program.

We have discussed with Deloitte & Touche the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received from Deloitte & Touche the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and we have discussed with Deloitte & Touche their independence.

We have considered whether the services performed by Deloitte & Touche, other than audit services or services related to the audit, are compatible with maintaining the independence of Deloitte & Touche, and we have concluded that they are. Based on our reviews and discussions with management and Deloitte & Touche, as described above, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

This report is presented by:

The members of the Audit Committee

Stephen L. Green (Chairman)

Tom C. Davis

Hector M. Nevares

Doreen A. Wright

Who are our executive officers?

The term “executive officer” is defined by applicable securities law as a company’s president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the public company. According to that definition, as of the date of this Proxy Statement, our Board of Directors has determined that our “executive officers” are:

Gregg L. Engles—Chairman of the Board and Chief Executive Officer

See Mr. Engles’ biography on page 25 of this Proxy Statement.

Shaun P. Mara—Executive Vice President and Chief Financial Officer

Mr. Mara, age 47, joined us in June 2010 as Senior Vice President and Chief Accounting Officer. Effective December 1, 2010, Mr. Mara was promoted to Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Mara served from 2008 to 2009 as Senior Vice President of Finance for the Wm. Wrigley Jr. Company (“Wrigley”), a subsidiary of Mars, Incorporated (“Mars”), where he maintained responsibility for corporate reporting, global finance, and post-merger integration functions for a division with approximately $6 billion in revenue. Prior to the acquisition of Wrigley by Mars, from 2006 to 2008 Mr. Mara also served as Vice President, Corporate Controller and Chief Accounting Officer for Wrigley and oversaw all accounting, SEC financial filings, and Sarbanes-Oxley compliance matters. From 2004 to 2006, Mr. Mara served as Vice President of Finance, Commercial Operations for Wrigley, where he led a global sales and marketing group with approximately $4 billion in revenue.

Gregg A. Tanner—President, Fresh Dairy Direct and Chief Supply Chain Officer

Mr. Tanner, age 55, joined us in November 2007 as Executive Vice President and Chief Supply Chain Officer. On February 4, 2012, Mr. Tanner was promoted to President, Fresh Dairy Direct and Chief Supply Chain Officer. Prior to joining us, Mr. Tanner was Senior Vice President, Global Operations at The Hershey Company from 2006 to 2007. Before joining Hershey, Mr. Tanner was Senior Vice President, Retail Supply Chain at ConAgra Foods, Inc. from 2001 to 2005, where he directed the entire supply chain for retail products. Previously, Mr. Tanner held positions of increasing responsibility at the Quaker Oats Company and Ralston Purina Company. Mr. Tanner also serves on the Board of Directors of The Boston Beer Company, Inc., where he serves on the Audit Committee.

Steven J. Kemps—Executive Vice President, General Counsel and Corporate Secretary

Mr. Kemps, age 47, joined us in February 2006 as Senior Vice President and Deputy General Counsel. In January 2008, Mr. Kemps was promoted to General Counsel, and became Executive Vice President in August 2008. Prior to joining us, Mr. Kemps held various legal positions with increasing responsibility at Kimberly-Clark Corporation from 1997 to 2006. From 1993 to 1997, he was an attorney with Dorsey & Whitney, LLP, and from 1991 to 1993, he served as a law clerk to Judge Paul A. Magnuson of the United States District Court, Minnesota.

Barbara D. Carlini—Senior Vice President and Chief Information Officer

Ms. Carlini, age 52, joined us in 2009 as Senior Vice President and Chief Information Officer. Prior to joining us, she served as Chief Information Officer of the Mobile Devices Division of Motorola, Inc. from May 2006 to January 2008. From November 2001 to March 2006, Ms. Carlini was the Chief Information Officer of Diageo, NA (formerly Guinness North America). In addition to serving as our Senior Vice President and Chief Information Officer, Ms. Carlini serves on the Board of Directors of Green Mountain Coffee Roasters, Inc., a leader in specialty coffee and coffee makers.

Bernard P.J. Deryckere—Chief Executive Officer, Alpro

Mr. Deryckere, age 53, joined us through our acquisition of Alpro in 2009. Prior to our acquisition, Mr. Deryckere held the position of Chief Executive Officer of the Alpro Soya Food division of Vandemoortele Group Europe, a position he held since September 2001. Prior to joining Alpro, Mr. Deryckere held numerous leadership positions at Unilever and Henkel. From 1993 to 1995, Mr. Deryckere was Marketing Director for Unilever Portugal. From 1995 to 1998, he was European Category Director for Unilever’s European Business Group Lipton Ready to Drink Beverages. From 1998 to 2000, he was General Manager for Unilever’s Bakery Business covering Belgium, the Netherlands, Luxembourg and France. Immediately prior to joining Alpro, Mr. Deryckere was Chief Executive Officer for Unilever Bestfoods Scandinavia.

Kelly Duffin-Maxwell—Executive Vice President, Research and Development

Ms. Duffin-Maxwell, age 47, joined us in 2008 as Executive Vice President, Research & Development. She brings 20 years of experience from Kraft Foods, most recently as Senior Vice President, Breakthrough Innovation, a position she held from 2007 to 2008. She worked in Germany from 1999 to 2006, where she led R&D efforts on some of Europe’s leading chocolate brands including Milka and Toblerone. She also worked throughout the Kraft organization including in the Cheese, Convenient Meals and Grocery categories, as well as serving as Director, Basic Flavor and Ingredient Research for North America.

Blaine E. McPeak—President, WhiteWave Foods Company

Mr. McPeak, age 46, joined us in 2007 as the President of Horizon Organic at our WhiteWave Foods Company subsidiary. In 2008, Mr. McPeak was named President of the Horizon, Silk and Rachel’s Organic U.K. businesses. In 2009, Mr. McPeak was promoted to President, WhiteWave Foods Company. Prior to joining us, Mr. McPeak held several senior management roles at Kellogg Company from 1994 to 2007, leading their Wholesome Snack division, Frozen Foods division, and Kellogg’s Kashi Company. In each position, he led strategic oversight and delivery of financial performance across a full scope of responsibilities, including sales, marketing, finance, supply chain and research and development. Prior to his time at Kellogg, Mr. McPeak began his career in the food business at the Sara Lee Corporation.

Kevin C. Yost—President, Morningstar Foods

Mr. Yost, age 46, joined us in March of 2010 as Senior Vice President and General Manager, ESL of our Morningstar division. In April of 2011, Mr. Yost was promoted to President, Morningstar Foods. Prior to joining us, Mr. Yost served as Managing Partner of Belle Camp Associates, LLC, a consulting firm, where he led private equity-owned companies, from November 2007 to February 2010. From 2002 to 2007, Mr. Yost served as Executive Vice President of Swift & Company, a processor of fresh beef and pork, where he led global commercial activities, including sales and supply chain. Mr. Yost also held senior operating and general management positions at ConAgra Foods from 2000 to 2002.

Thomas N. Zanetich—Executive Vice President, Human Resources

Mr. Zanetich, age 61, joined us in April 2005 as Senior Vice President, Human Resources at our WhiteWave Foods Company subsidiary. Effective February 18, 2011, Mr. Zanetich was promoted to Executive Vice President, Human Resources. Prior to joining us, Mr. Zanetich was a Vice President of HR for Kraft/Nabisco where he led a team of 40 human resources professionals serving a $26 billion organization with 15,000 employees. Mr. Zanetich was employed with Kraft for 20 years, during which time he served as a senior human resources advisor and led numerous staffing, employee relations, organizational development, and performance initiatives. His early experience includes managing human resources teams for Nabisco and General Foods.

How is the compensation of our Named Executive Officers determined?

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide investors with an understanding of our compensation policies and practices with respect to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers serving at the end of the fiscal year. Additionally, we have included disclosure for an executive officer, Mr. McPeak, due to the fact that Mr. McPeak’s compensation was similar to our other most highly compensated executive officers in 2011. These individuals are identified below:

•	Gregg L. Engles, Chairman of the Board and Chief Executive Officer

•	Shaun P. Mara, Executive Vice President and Chief Financial Officer

•	Gregg A. Tanner, President, Fresh Dairy Direct and Chief Supply Chain Officer

•	Steven J. Kemps, Executive Vice President, General Counsel and Corporate Secretary

•	Christopher Sliva, former Chief Commercial Officer

•	Blaine E. McPeak, President, WhiteWave Foods Company

In connection with our decision to combine the supply chain and sales and distribution functions of Fresh Dairy Direct under a single leadership team, effective February 4, 2012, we eliminated Christopher Sliva’s position as Chief Commercial Officer. Mr. Sliva will remain with us to work on strategic initiatives and will leave his employment in 2012. Gregg Tanner assumed the role of President of Fresh Dairy Direct, in addition to continuing to serve in his current role as our Chief Supply Chain Officer.

In addition, we will be reporting compensation for the following individual:

•	Joseph E. Scalzo, former President and Chief Operating Officer

Mr. Scalzo’s employment with the Company was terminated effective February 25, 2011. Mr. Scalzo received severance benefits under our Amended and Restated Executive Severance Pay Plan (the “Severance Plan”), which is more fully described on page 63 of this Proxy Statement. Mr. Scalzo is included as a named executive officer, because he would have been among the most highly compensated executive officers in 2011, other than our CEO and CFO, had he served as an executive officer at the end of the fiscal year.

Together, these individuals constitute the Named Executive Officers that we describe throughout this Proxy Statement.

We will discuss and analyze the following topics in this Compensation Discussion and Analysis:

•	Executive Compensation Objectives and Policies

•	Executive Summary—2011 Overview

•	Impact of Company Results on Compensation

•	Changes Affecting Compensation in 2011

•	Results of 2011 Stockholders’ Meeting

•	Elements of Compensation

•	Agreements with Named Executive Officers

•	Benchmark Comparison Group for Executive Compensation Purposes

•	Compensation Methodology

•	Compensation of the Chief Executive Officer

•	Role of Chief Executive Officer in Compensation of Other Executive Officers

•	Compensation Mix

•	Annual Cash Compensation

•	Base Salary

•	Short-Term Incentive Compensation

•	Long-Term Incentive Compensation

•	Performance Cash Plan

•	Executive Retention Plan

•	Fiscal 2012 Grants

•	Long-Term Incentive Grant Policies

•	Stock Ownership Guidelines

•	Deferred Compensation Plan and Supplemental Employee Retirement Plan

•	Other Compensation

•	Severance and Change in Control Benefits

•	Tax Deductibility Policy

To further illustrate these concepts, we have included charts and tables where we believe appropriate to enhance our stockholders’ understanding of the compensation of our Named Executive Officers. These tables and charts are meant to be in addition to, and not an alternative to, the charts and tables provided under the heading “How much are our Named Executive Officers paid?” beginning on page 64 of this Proxy Statement.

Executive Compensation Objectives and Policies

Our Compensation Committee is responsible for establishing and administering our policies governing the compensation of our senior executives, including our Named Executive Officers. For a description of the Compensation Committee’s charter and additional information regarding the processes and procedures it follows in determining executive compensation, see “Other Information—What are the responsibilities of our Board Committees?” The Compensation Committee is composed entirely of independent directors. In accordance with its charter, the Compensation Committee has adopted executive compensation plans that are designed to achieve the following four objectives:

•	attract and retain top talent;

•	motivate and reward the performance of officers in support of achievement of the Company’s strategic, financial and operating performance objectives;

•

ensure that our total compensation package is competitive in comparison to our peers, and that our compensation practices are consistent with high standards of good corporate governance and best practices within our industry; and

•

align our executives’ interests with the long-term interests of our stockholders through long-term incentive awards, which for 2011 included stock options, restricted stock units and cash performance units.

Executive Summary – 2011 Overview

We are a leading food and beverage company in the United States, as well as a global leader in branded plant-based beverages, such as soy, almond and coconut milks, and other plant-based food products. Our Fresh Dairy Direct (“FDD”) segment is the largest processor and distributor of milk and other dairy products in the United States, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. Our WhiteWave-Alpro segment markets and sells a variety of nationally branded dairy and dairy-related products, such as Horizon Organic® milk and other dairy products, International Delight® coffee creamers and LAND O LAKES® creamers and fluid dairy products, and Silk® plant-based beverages, such as soy, almond and coconut milks, and cultured soy products. WhiteWave-Alpro also offers branded plant-based beverages such as soy, almond and hazelnut drinks, and food products in Europe and markets its products under the Alpro® and Provamel® brands. Morningstar is a leading producer of extended shelf-life (“ESL”) creams and creamers, beverages and cultured dairy products under a wide array of private labels and the Friendship™ brand.

Impact of Company Results on Compensation. 2011 was a solid year for Dean Foods, but with mixed results for our segments. WhiteWave-Alpro and Morningstar posted solid growth and momentum is continuing for these businesses in 2012. At the same time, 2011 was a difficult year for the FDD business. The FDD business continued to face significant challenges with declining industry volumes and pricing pressures compressing its margins. We made difficult decisions to reduce our costs within FDD and our corporate headquarters, resulting in plant closures and headcount reductions in 2011 and into 2012.

Despite these challenging business conditions, 2011 marked a return to growth for our company in the third and fourth quarters. We met or exceeded our guidance for adjusted diluted earnings per share in each quarter during 2011. Additionally, throughout 2011, we focused on accelerating our cost reduction efforts, managing rising commodity costs and inflation, and winning new business to combat soft volumes. Some of our key achievements in 2011 include:

•	achieving growth in consolidated adjusted operating income and adjusted diluted earnings per share in the third and fourth quarters of 2011;

•

completing our initial three-year, $300 million cost reduction effort, including $125 million in 2011 supply chain savings and a significant reduction of selling, general and administrative expenses compared to 2010;

•	successfully reducing net debt and lowering our leverage ratio;

•	optimizing the efficiency of our supply chain by reducing our plant footprint and consolidating our cultured lines;

•	within FDD, successfully launching TruMoo® nationally;

•

improving our pricing protocols and processes to ensure inflationary commodities were effectively passed through, resulting in a 2% increase in full year FDD gross margin per gallon despite highly inflationary Class I milk costs;

•	introducing new Friendship® cottage cheese formats in our Morningstar business, growing volume with core customers, and earning key new business and retaining existing business;

•

achieving eight straight quarters of growth across all brands in our WhiteWave portfolio, due largely to product innovations like the expansion of Silk® into almond and coconut milks, International Delight® CoffeeHouse Inspirations, Horizon® with DHA and Horizon® single serve; and

•	continuing the single-digit sales growth trend for Alpro® through 2011 despite a struggling European economy.

Payments made pursuant to the Company’s short-term incentive (“STI”) plans, reflected the mixed results of our business platforms in 2011. As described more fully on pages 53-55 of this Proxy Statement, on a consolidated basis, the Company exceeded its consolidated adjusted operating income target, which was the financial performance component of our Corporate STI plan. As a result, Messrs. Engles, Mara, Tanner, and Kemps received payouts at 118% with respect to the financial performance component portion of the STI opportunity. WhiteWave exceeded both its net sales and operating income targets, resulting in a payout at 156% for the net sales portion and 121.5% for the operating income portion of Mr. McPeak's financial performance component of STI. However, the FDD business fell short of its operating income target, which comprised the financial performance component of the FDD STI plan. As a result, Mr. Sliva received a payout at 53% with respect to the financial component of the STI opportunity. Each of the financial measures described above comprised 60% of the executive’s total STI opportunity. The remaining 40% of each executive’s STI opportunity was based on the achievement of individual objectives. These objectives, and the executives’ achievement of these objectives, are more fully described on pages 55-57 of this Proxy Statement.

Changes Affecting Compensation in 2011. Effective for 2011, in response to challenging industry conditions, the Compensation Committee approved an executive retention plan in December 2010 to retain the remaining executive management team.

The executive retention plan is a three-year performance-based cash retention plan applicable to the Company’s executive officers and certain other key executives. The retention plan was implemented to further ensure leadership continuity, and its objectives are to retain executives and to align the executive’s pay with the Company’s financial performance. Although the retention plan originally included Mr. Engles, he voluntarily removed himself as a participant from the plan upon approval of the Compensation Committee in March 2011. Awards under the plan are payable in cash based on the achievement of certain annual performance targets beginning with fiscal 2011, and are equal to the executive’s short-term incentive target for the corresponding year. The executive must be actively employed at the end of the plan year to receive a payout, and for payments made with respect to 2012 and 2013, through June 24 of the year following the end of the measurement period.

For 2011, performance targets established for 2011 were met for all segments, and all Named Executive Officers received payouts at target. The executive retention plan is described more fully on page 59 of this Proxy Statement.

Effective February 25, 2011, the employment of our President and Chief Operating Officer Joseph Scalzo was terminated. The Board of Directors believed that the Company would be best served by a new structure with the ability to move decisively and quickly to execute its strategy while maintaining an extremely tight rein on costs. Following Mr. Scalzo’s departure, Mr. Engles assumed Mr. Scalzo’s operating responsibilities, including supervision of Mr. Scalzo’s former direct reports. Mr. Scalzo received benefits in accordance with our Executive Severance Pay Plan, included as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on November 19, 2010. Mr. Scalzo’s severance benefits are further described under the heading “Executive Severance Pay Plan” in this Proxy Statement, and are set forth in the Summary Compensation Table on page 64 of this Proxy Statement.

Results of 2011 Stockholders’ Meeting

In 2011, we submitted our executive compensation to an advisory vote of our stockholders. We received a favorable vote from 62% of our stockholders, despite an “against” recommendation from Institutional Shareholder Services (“ISS”). In our proxy statement filed with the SEC in April 2011, we included a stockholder proposal that, if approved, would have urged our Board to adopt a policy that would prohibit the Company from making certain tax gross-up payments to senior executives. Substantially the same proposal was included in our 2010 proxy statement. Each time, the proposal was defeated. However, in response to our stockholders’ concerns and in light of evolving best practices in corporate governance, in August 2011 the Compensation Committee determined to eliminate excise tax gross-ups from future change-in-control agreements. The decision did not impact executive officers or other officers with such provisions in their existing change-in-control agreements; however, any change-in-control agreements the Company enters into after August 2011 will not provide for excise tax gross-ups. We have not entered into any additional change-in-control agreements with executive officers since the Compensation Committee’s determination to eliminate excise tax gross-ups.

Also in 2011, we solicited a stockholder vote on the frequency of future advisory votes on our executive compensation. Our Board recommended that such votes be held every two years; however, 78% of our stockholders voted in favor of annual advisory votes. As a result, our Board has determined that advisory votes on our executive compensation should be held every year.

Elements of Compensation

Our executive compensation program is composed of the following elements:

•	base salary;

•	annual cash incentives, which we refer to as short-term incentive compensation or STI;

•

long-term incentives, which for the Named Executive Officers and other senior executives consist of stock options, restricted stock units and, beginning in 2010, cash performance units; and mid-term incentives, or MTI, for our Alpro executives;

•	an Executive Deferred Compensation Plan and Supplemental Executive Retirement Plan for our U.S.-based executives;

•	an executive retention plan; and

•	other perquisites.

The Company does not maintain an ERISA-qualified defined benefit plan for the Chief Executive Officer or for any of the other U.S.-based Named Executive Officers. We do have a defined benefit pension plan available to our Alpro management level employees.

Agreements with Named Executive Officers

In general, we enter into letter agreements with each of our executive officers that govern the terms of his or her employment. Such letter agreements generally state the executive’s base salary, signing bonus, if any, annual short-term incentive compensation opportunity, long-term incentive awards to be granted upon hire or in the future, if applicable, and any other benefits, such as relocation benefits, COBRA reimbursement, and eligibility for the Dean Foods Executive Severance Pay Plan. We have such agreements for all of our Named Executive Officers, except Mr. Engles. These agreements, along with any additional agreements with our Named Executive Officers, are summarized under the heading “Do we have agreements with our Named Executive Officers or directors?” on page 75 of this Proxy Statement.

Benchmark Comparison Group for Executive Compensation Purposes

In order to ensure that we are able to attract and retain the highest caliber management team, we analyze our total compensation to ensure that it is comparable to that offered by competitors for the Company’s management talent. To facilitate this comparison, we use a group of peer companies as our benchmark, which we refer to in this Proxy Statement as the Benchmark Comparison Group. The Benchmark Comparison Group is reviewed from time to time by the Compensation Committee with input from Mercer, our outside compensation consultant. For fiscal 2011 compensation purposes, the Compensation Committee measured compensation against the Benchmark Comparison Group set forth below:

• Campbell Soup Company	• The J.M. Smucker Company

• The Clorox Company	• Kellogg Company

• Colgate-Palmolive Company	• Kimberly-Clark Corporation

• ConAgra Foods, Inc.	• Kraft Foods Inc.

• Dr. Pepper Snapple Group Inc.	• Molson Coors Brewing Company

• General Mills, Inc.	• Ralcorp Holdings, Inc.

• H.J. Heinz Company	• Sara Lee Corporation

• The Hershey Company	• Smithfield Foods, Inc.

• Hormel Foods Corporation	• Tyson Foods, Inc.

The Compensation Committee used an analysis conducted by Mercer to assist with its determination. The criteria considered by the Compensation Committee in selecting peer companies for the Benchmark Comparison Group include the following:

•	size, as measured by revenue, typically with a range of 1/3 to 3 times the Company’s revenue;

•	industry category, including food consumer products, food processing or food products and consumer packaged goods companies; and

•	competition for sources of talent, including companies or sectors where the Company has either gained or lost executive talent.

Bottling companies were also considered comparable to the consumer packaged goods sector due to similarities in manufacturing and distribution capabilities.

Compensation Methodology

To ensure that management’s interests are aligned with those of stockholders and to motivate and reward individual initiative and effort, we emphasize a pay for performance compensation philosophy so that attainment of Company, business unit and individual performance goals are rewarded. Through the use of performance-based plans that emphasize attainment of Company and/or business unit goals, we seek to foster teamwork and commitment to performance. The use of tools such as equity ownership and long-term incentive compensation programs is important to ensure that the efforts of management are consistent with the objectives of our stockholders. Our Compensation Committee does not believe that the Company’s compensation arrangements, including financial performance measures used to determine short-term incentive payout amounts, provide our executives with an incentive to engage in business activities or other behavior that would expose the Company or our stockholders to excessive risk in order to obtain targeted results. In addition, in February 2010, the Compensation Committee implemented a “clawback” policy applicable to our short-term and long-term incentive compensation programs, which applies to our Named Executive Officers and other Company employees. See page 34 of this Proxy Statement for a description of this policy.

To determine the 2011 compensation for our Named Executive Officers, the Compensation Committee directed Mercer to provide an analysis of base salary, short-term incentive compensation and long-term incentive compensation for senior executives with similar responsibilities, including positions within business groups, within the companies in the Benchmark Comparison Group. The Compensation Committee also directed Mercer to compare our executive officers’ compensation by percentile ranking to those senior executives in the Benchmark Comparison Group for base salary, short-term incentive compensation and long-term incentive compensation. The Compensation Committee used these rankings as a component in determining base salary, annual short-term and long-term incentive compensation for the Named Executive Officers and other senior executives. In addition to the comparison data, the Compensation Committee also considers the achievement of performance targets and the subjective evaluation of such officer’s overall performance and contribution to the Company’s results as discussed in more detail in the Annual Cash Compensation section below. In addition to the Benchmark Comparison Group, the Compensation Committee also considers general industry data where such additional information may be helpful.

Our compensation philosophy is to compensate Named Executive Officers and other key employees at the following approximate percentile ranges:

Base Salary	60th percentile

Target Short-Term Incentive	50th percentile

Total Cash Compensation (Base Salary + Short-Term Incentive)	50th –60th percentile

Target Long-Term Incentive	50th percentile

TOTAL DIRECT COMPENSATION (Base + Target STI % + Target LTI Value)	50th –60th percentile

Generally, this approach assures that if the performance metrics and individual goals are met at the target level, the participant would be paid total direct compensation, which consists of base salary, short-term incentive and long-term incentive awards, at or near the 50th – 60th percentile for his or her position relative to the Benchmark Comparison Group. The Compensation Committee believes that setting base salary at the 60th percentile is appropriate due in part to the fact that, unlike many of its peer companies, U.S.-based executive officers of the Company do not have defined benefit plans. In addition, the Compensation Committee believes that the salary targets allow the Company to attract and retain executives from key consumer packaged goods companies with which it competes for talent.

The Compensation Committee met throughout 2011 with Mercer, members of the management team and independently to keep apprised of the Company’s and each business unit’s progress toward attaining the financial targets set forth in the Company’s 2011 Short-Term Incentive Compensation Plan, and financial performance relative to our Benchmark Comparison Group. In February 2011, the Compensation Committee met to approve short-term incentive payouts for fiscal 2010, long-term incentive grants, and the Company’s short-term incentive compensation plan for 2011, which included targets for executives in the Corporate, FDD, WhiteWave, Morningstar and Alpro business units. The Compensation Committee also determined that no salary increases would be given to non-hourly employees in fiscal 2011, including executive officers, due to the fact that the Company did not meet its performance targets in 2010. The Compensation Committee also finalized and approved 2011 objectives for the Chief Executive Officer and the executive team. At its scheduled meetings in May, August, and November 2011, the Compensation Committee received updates on performance to date compared to targets set forth in the short-term incentive plan and the executive retention plan, and reviewed relative total stockholder return data for long-term incentive performance related to the performance cash plan. In May 2011, the Compensation Committee approved revised targets for the FDD Business Unit Leader Plan in response to business changes regarding the realignment of responsibilities of the Chief Commercial Officer. In February 2012, the Compensation Committee met to review and approve fiscal 2011 short-term incentive compensation payouts for the Named Executive Officers, which were paid in March of 2012, and to approve 2012 long-term incentive targeted awards. The Compensation Committee strives to keep an ongoing dialogue with management and Mercer throughout the year with respect to executive compensation issues.

Compensation of the Chief Executive Officer. At the beginning of each year, the Compensation Committee establishes specific objectives for the Chief Executive Officer for the upcoming year. In January of the following year, Mr. Engles prepares a self-assessment of his performance for the previous fiscal year and sends it to the Compensation Committee Chair with a copy to the Lead Director. The Compensation Committee and the Chair of the Nominating/Corporate Governance Committee review the self-assessment and evaluate the Chief Executive Officer’s achievement of performance objectives for the prior year, which includes an assessment of his individual objectives, and they establish his performance rating and individual payout factor. Following the establishment of the performance rating and payout factor, the Compensation Committee Chair sends the assessment to the full Board for review and comment on the achievement of Mr. Engles’ individual objectives. Once all feedback has been received, the Chair of the Compensation Committee in conjunction with the Lead Director and the Chair of the Nominating/Corporate Governance Committee prepare a final Chief Executive Officer assessment that is distributed to the full Board for review. The Chair of the Compensation Committee and the Lead Director then communicate the results of the assessment to Mr. Engles. An overview of key achievements that were considered by the Compensation Committee and the Chair of the Nominating/Corporate Governance Committee when evaluating his 2011 performance is discussed below under the heading “Annual Cash Compensation—Short-Term Incentive Compensation.”

When considering Mr. Engles’ compensation, the Compensation Committee compares base salary, short-term incentive compensation, long-term incentive compensation and total compensation to that of each Chief Executive Officer in the Benchmark Comparison Group. The Compensation Committee then uses this information when determining Mr. Engles’ compensation applying the metrics described below under “Annual Cash Compensation—Base Salary” “—Short-Term Incentive Compensation,” and “Long-Term Incentive Compensation.” The Compensation Committee targets Mr. Engles’ total annual compensation at or near the 60th percentile of total compensation for Chief Executive Officers of companies included in the Benchmark Comparison Group. However, following the reduction in Mr. Engles’ salary effective in 2011, Mr. Engles’ total direct compensation for 2011 was at approximately the 50th percentile of the Benchmark Comparison Group.

The difference between Mr. Engles’ compensation and the compensation of the other Named Executive Officers reflects the significant difference in their responsibilities. In general, the Chief Executive Officer’s compensation is much higher than that of other executive officers of public companies. The Chief Executive Officer is directly responsible for driving the strategy of the Company, and for ensuring that the strategy is fully executed across the Company, which encompasses all business units and functions across the Company. In addition, the Chief Executive Officer is directly responsible for selecting, retaining, managing and developing the executive team that will develop and execute corporate strategy.

Role of Chief Executive Officer in Compensation of Other Executive Officers. The process of setting objectives and reviewing performance against those objectives for executive officers is similar to that followed for the Chief Executive Officer. At the beginning of the year, the Compensation Committee, with input from the Chief Executive Officer, establishes specific objectives for each executive officer, which are tracked throughout the year by the Compensation Committee. In February of the following year, the Chief Executive Officer’s recommendations for the executive officers’ merit increases, individual objectives and short-term incentive compensation percentage payout targets are presented to the Compensation Committee for further input and comments. Once the assessments are finalized by the Compensation Committee, the Chief Executive Officer then meets with each executive officer to review that officer’s performance. Mr. Engles based his 2011 compensation recommendations with respect to other executive officers on the same Benchmark Comparison Group market data reviewed by the Compensation Committee, his subjective review of each executive officer’s overall performance and contribution to the Company, and the overall performance of the Company and/or the individual business units applicable to each executive officer. While the Compensation Committee considers the recommendations of the Chief Executive Officer with respect to the compensation of the executive officers, the Compensation Committee independently evaluates the recommendations and makes all final compensation decisions.

Compensation Mix

Because of the ability of executive officers to directly influence the overall performance of the Company, and consistent with our philosophy of linking pay to performance, the Compensation Committee allocates a significant portion of compensation paid to our executive officers to performance-based, short- and long-term incentive programs. In addition, as an employee’s responsibility and ability to affect the financial results of the Company increases, base salary becomes a relatively smaller component of total compensation and long-term incentive compensation becomes a larger component of total compensation. See the Summary Compensation and Grants of Plan-Based Awards tables on pages 64 and 68 of this Proxy Statement for more information.

For 2011, target total direct compensation was composed of the following:

Chief Executive Officer		Other Named Executive Officers
Base Salary	12%	Base Salary	24%
Short-term incentive	27%	Short-term incentive	37%
Long-term incentive	61%	Long-term incentive	39%

Annual Cash Compensation

Base Salary. The base salary component of our compensation program is intended to compensate our senior executives for their job responsibilities and level of experience and allows us to attract and retain top talent, consistent with our objectives. It is our practice to set the base salary levels at approximately the 60th percentile of the Benchmark Comparison Group and the overall general industry, adjusted to reflect each executive’s individual performance and contributions. In some cases, such as when an executive is recruited from another company, the base salary may exceed the levels indicated in order to attract, and ultimately retain, the executive; or, some executives may be below such levels due to internal promotions or other circumstances. The Committee believes that setting base salary at the 60th percentile is appropriate due in part to the fact that, unlike many of its peer companies, U.S.-based executive officers of the Company do not have defined benefit plans. In addition, the Committee believes that the salary targets allow the Company to attract and retain executives from key consumer packaged goods companies with which it competes for talent.

Base salaries are reviewed annually by the Compensation Committee. Adjustments are made based on changes in the Benchmark Comparison Group, the performance of the executive, Company performance, and recommendations from the Chief Executive Officer for all executives except himself. The Compensation Committee separately reviews the performance of the Chief Executive Officer, as described above, and makes adjustments as warranted.

The table below discloses base salary for each Named Executive Officer in fiscal years 2010 and 2011.

Named Executive Officer	Fiscal Year 2010 Base Salary(1)	Fiscal Year 2011 Base Salary(1)(2)
Gregg L. Engles	$1,100,000	$1,000,000	(3)
Shaun P. Mara .	465,000	465,000
Gregg A. Tanner	564,100	564,100
Steven J. Kemps	475,600	475,600
Christopher Sliva	500,000	500,000
Blaine E. McPeak	460,000	460,000
Joseph E. Scalzo	900,000	820,000	(3)(4)

(1)	Reflects annualized base salary as of December 31 of the year presented. Actual base salary may differ due to the timing of increases or terminations as noted below. See the Summary Compensation Table on page 64 of this Proxy Statement for more information.

(2)	The Compensation Committee determined that no merit increases would be given to executive officers in fiscal 2011 due to the Company’s performance in fiscal 2010.

(3)	Mr. Engles’ and Mr. Scalzo’s base salaries were reduced in 2011 due to the Company’s 2010 performance.

(4)	Mr. Scalzo’s employment was terminated effective February 25, 2011.

Short-Term Incentive Compensation. Short-term incentive compensation is designed to motivate our senior executives to achieve annual financial and other goals based on the strategic, financial and operating performance objectives of the Company. In connection with our review of the strategic and operating plans of the Company, we establish target short-term incentive payout percentages consistent with our Benchmark Comparison Group for each executive, the achievement of which is based on a combination of the Company’s performance, the performance of particular business units for which an executive has responsibility, and individual objectives, based on the executive’s area of business responsibility. In addition, to meet the requirements of the performance based exception to the application of Section 162(m) of the Internal Revenue Code, the Compensation Committee established 2011 performance criteria for specified executives based on annual operating income that in turn established a maximum bonus amount that could be paid to such executive officers. The actual bonus amounts payable to these executive officers were then determined by applying the methodologies set forth below, in the application of the Compensation Committee’s exercise of negative discretion.

For 2011, cash incentive payments were based on the 2011 Short-Term Incentive Compensation Plan approved by our Compensation Committee. The Compensation Committee established performance measures for the Corporate, FDD, WhiteWave, Morningstar and Alpro short-term incentive compensation plans. Our program places significant weight on the achievement of financial objectives. For 2011, we used the following key performance measures:

•

achievement of targeted consolidated adjusted operating income (referred to as the Corporate Objectives) for our Corporate employees, including Messrs. Engles, Mara, Tanner, Kemps, and three other executive officers who were not Named Executive Officers;

•	a combination of achievement of Corporate Objectives and FDD targeted operating income for Mr. Sliva;

•	a combination of achievement of Corporate Objectives, WhiteWave targeted operating income and net sales for Mr. McPeak;

•	a combination of achievement of Corporate Objectives and achievement of Morningstar targeted operating income for an executive officer who is not a Named Executive Officer; and

•	a combination of achievement of Corporate Objectives, Alpro targeted operating income and net sales for an executive officer who is not a Named Executive Officer.

The Compensation Committee considered operating income an appropriate performance criteria to measure the achievement of Corporate Objectives as it is representative of the profitability and operating efficiency of our Company as a whole, and by platform for each business unit. In addition, the net sales performance measure for our WhiteWave and Alpro platforms underscores our focus on the quality of our top line performance and growing those businesses.

While we report our financial results in accordance with Generally Accepted Accounting Principles (“GAAP”), the financial targets used to measure our short-term incentive payouts are adjusted to eliminate the net expense or net gain related to certain items identified in our quarterly earnings press releases. We believe these adjustments allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with goodwill impairment, closed or anticipated to close deal costs, gains or losses on foreign currency forward contracts, facility closings and reorganizations, the operating loss attributable to the 50% interest in the Hero/WhiteWave joint venture that we do not own, certain financing costs, litigation settlements, non-cash asset write-downs, and other non-recurring items, management does not consider these costs or any income tax impact related to these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not presented in any of the adjusted financial results for the Company’s operating segments. These non-GAAP measures may be different than similar measures used by other companies. In addition to the adjustments to our GAAP earnings described above, the Compensation Committee has approved additional adjustments to the target and actual amounts related to our Short-Term Incentive Compensation Plan as described below.

Pursuant to the Short-Term Incentive Compensation Plan, upon the recommendation of the Chief Executive Officer, the Compensation Committee may (but has no obligation to) adjust the incentive criteria, targets or payout scale upon the occurrence of extraordinary events or circumstances. The Compensation Committee engaged Mercer to benchmark our peer companies in order to determine what types of adjustments constitute common market practice, and made its decisions using such guidelines. If approved, these adjustments are in addition to those adjustments included in consolidated adjusted operating income, adjusted diluted earnings per share, and segment operating income presented in the Company’s earnings releases. Such adjustments are to compensate for strategic decisions made throughout the year that are expected to have a significant long-term impact on the Company, and that would have been included in the operating plan on which the initial targets are based had they been known during the planning process. The Compensation Committee believes that items that are deemed to be part of ongoing business operations are not appropriate for adjustment.

For 2011, certain of the targets and financial performance measures were adjusted based on the guidelines for adjustments under our Short-Term Incentive Compensation Plan. The adjustments excluded the impact of certain intercompany transactions and volume transfers between business units which did not impact financial results on a consolidated basis. There were no adjustments made to the WhiteWave or Alpro short-term incentive plans. These adjustments are further described in a footnote to the Financial Performance Measure chart below.

In February 2012, the Compensation Committee assessed performance against the financial goals for corporate performance and business unit performance established at the beginning of 2011. The financial performance measures we used for the Chief Executive Officer and other executive officers, and the results of the 2011 assessment, are set forth in the table below.

Financial Performance Measure (Non-GAAP*)	Target 100% Payout(1)(2)	Actual(1)	Percentage Payout
Corporate
Consolidated Adjusted Operating Income	$447.6	$463.9	118%

Fresh Dairy Direct
Fresh Dairy Direct Operating Income	$417.6	$378.5	53%

Morningstar
Morningstar Operating Income	$107.0	$117.5	161%

WhiteWave
WhiteWave Operating Income	$176.7	$184.2	122%
WhiteWave Net Sales	$1,685.3	$1732.7	156%
WhiteWave Combined Payout(3)	—	—	130%

Alpro
Alpro Operating Income	€20.2	€20.3	100%
Alpro Net Sales	€278.8	€264.2	0%
Alpro Combined Payout(4)	—	—	75%

*	Certain non-GAAP financial measures discussed in this Proxy Statement have been adjusted. Adjusted diluted operating income and adjusted diluted earnings per share are non-GAAP measures, which differ from the corresponding GAAP measure by excluding charges related to facility closings and reorganization costs, gains and losses associated with divestitures, litigation settlement charges, goodwill impairment, the operating loss attributable to the 50% interest in the Hero/WhiteWave joint venture that we do not own, the income tax impact for income from continuing operations before income tax adjustments, certain financing costs, and other non-recurring charges.

(1)	Amounts are in millions.

(2)	Reflects adjustments to the FDD and Morningstar operating income targets approved by the Compensation Committee as described above, which had no impact to WhiteWave or Alpro targets or financial results on a consolidated basis.

(3)	WhiteWave’s financial target consists of 75% WhiteWave operating income and 25% WhiteWave net sales.

(4)	Alpro’s financial target consists of 75% Alpro operating income and 25% Alpro net sales.

A portion of each Named Executive Officer’s short-term cash incentive was based on individual objectives approved by the Compensation Committee. The individual objectives for the Chief Executive Officer were set by the Compensation Committee, and were approved for the executive officers by the Compensation Committee with review and input by the Chief Executive Officer. The payout factor for the individual objective component of short-term incentive compensation for each executive officer ranges from zero to 150% of that officer’s target payment, depending on the officer’s performance in 2011 against the individual objectives established by the Compensation Committee. The payout factor for the financial component of short-term incentive compensation for each executive officer ranges from zero to 200% of that officer’s target payment, depending on actual performance in 2011 against the financial objectives established by the Compensation Committee. Achievement at the target level constitutes 100% payout of that portion of the short-term incentive.

If the Company or business unit exceeds 100% of its respective financial objectives, then each executive officer’s individual objective payout factor is multiplied by the relevant financial payout factor, resulting in a maximum payout of 300% of the individual objective component of the officer’s short-term incentive compensation. For participants with two or more financial performance measures in the financial component, the financial payout percentages were averaged on a pro rata basis to determine if overall financial performance exceeded 100%, in which case the pro rata average of the financial payout percentages was multiplied by the individual objective payout percentage for purposes of calculating the individual component of the incentive award. The maximum total payout for any executive officer under the formulas set forth above is 240% of the executive officer’s target incentive opportunity.

The following table provides, for each Named Executive Officer, each element of short-term incentive payment and the relative weight assigned to each of the elements described above:

	Corporate Objectives(1)	Business Unit Performance		Individual Objective Performance	Total
Gregg L. Engles	60%	—		40%	100%
Shaun P. Mara	60%	—		40%	100%
Gregg A. Tanner	60%	—		40%	100%
Steven J. Kemps	60%	—		40%	100%
Christopher Sliva	20%	40	%(2)	40%	100%
Blaine E. McPeak	20%	40	%(3)	40%	100%

(1)	Consists of consolidated adjusted operating income.

(2)	Based on FDD adjusted operating income.

(3)	Consists of 25% WhiteWave net sales and 75% WhiteWave operating income.

In addition to the financial performance measures discussed above, the Compensation Committee assessed performance against the strategic performance goals that comprised the individual objective portion of the Named Executive Officers’ goals. The individual objective portion of each Named Executive Officer’s short-term incentive compensation, by its nature, has an element of subjectivity. Performance is measured against each executive’s leadership and execution of strategic and organizational objectives established at the beginning of 2011 that further the Company’s long-term goals. An overview of key objectives achieved by the Chief Executive Officer and each Named Executive Officer that were considered by the Compensation Committee is set forth below.

Gregg L. Engles

As the Chief Executive Officer for the Company, Mr. Engles is responsible for developing and implementing the overall strategy for the Company and for recruiting, developing and leading qualified executives to implement this strategy. The successful execution of the individual objectives of the executive leadership team impacts the Company’s financial performance as a whole, and each therefore affects Mr. Engles’ performance rating and payout. Mr. Engles’ individual objectives for 2011 included the following:

•    leading the Company’s return to growth for all business segments in the fourth quarter of 2011;

•    leading the Company’s cost cutting efforts, resulting in substantial reductions in selling general and administrative expenses (SG&A);

•    assuming leadership of the day-to-day operations of the business following Mr. Scalzo’s departure;

•    managing effectively through significant changes in leadership;

•    maintaining primary responsibility for dialogue with the Company’s investors and the investment community, and meeting or exceeding external financial guidance for all four quarters of 2011;

•    maintaining an open, responsive and productive relationship with the Board of Directors; and

•    instilling a culture of ethical behavior and social responsibility through the Company.

Factors considered in the individual objective rankings for the remaining Named Executive Officers included the following:

Shaun P. Mara

Positively impacted the Company’s consolidated financial results through initiatives, including the following:

•    significantly reduced annual SG&A expenses;

•    decreased net debt and reducing our leverage ratio, which is comprised of the ratio of consolidated funded indebtedness to consolidated EBITDA for the prior four consecutive quarters; and

•    met or exceeded our external financial guidance for all four quarters of 2011.

Gregg A. Tanner

Successfully completed various initiatives across the supply chain function, including the following:

•    completed the Company’s three-year $300 million cost reduction program by achieving over $125 million in cost savings across the supply chain function in 2011, including savings in procurement, distribution and manufacturing;

•    improved safety across the distribution function; and

•    led the build-out of the WhiteWave Dallas plant, which is expected to result in increased cost savings and better network optimization going forward.

Steven J. Kemps

Managed significant business risks affecting the Company, including the following:

•    managed antitrust and other significant litigation matters, including successful negotiation of settlement agreements in Tennessee dairy farmer private antitrust class action, Vermont private antitrust purported class action and the Department of Justice challenge of the Foremost acquisition;

•    counseled our Chief Executive Officer, senior management and Board of Directors on securities laws, executive compensation and corporate governance matters;

•    counseled senior executives with respect to the mitigation of business and legal risks, including risks related to divestitures, customer arrangements and governmental regulations; and

•    managed our government and industry affairs group.

Christopher Sliva

Managed initiatives related to the FDD business, including the following:

•    returned FDD business to profitable growth by the end of 2011; and

•    oversaw the successful launch of TruMoo®, FDD’s nationally branded chocolate milk product.

Blaine E. McPeak

Successfully led the WhiteWave business to record 2011 high single digit net sales and low double digit operating income growth:

•    oversaw growth initiatives resulting in eight consecutive quarters of growth for the Silk®, International Delight® and Horizon® businesses;

•    continued to build the caliber and capabilities of the WhiteWave organization ; and

•    continued focus on cost control in the business, resulting in the highest operating income growth in the segment’s history in the fourth quarter of 2011.

With respect to the individual objective component of short-term incentive compensation, the Compensation Committee determined Messrs. Engles, Mara, Kemps and McPeak met and exceeded all objectives, resulting in a rating of “above target” for their respective individual ratings. Pursuant to the Short-Term Incentive Compensation Plan, payout for an “above target” rating for a corporate executive in 2011 ranges from 115% to 135%, with a multiplier corresponding to business unit or corporate performance that is above 100% for the particular target. Messrs. Engles and Kemps received a payout of 120% while Messrs. Mara and McPeak received a payout of 130%, reflective of the improved performance of the Company in 2011 and the accomplishment of their respective individual objectives that contributed to such improved performance. With respect to the individual objective component of short-term incentive for Mr. Tanner, the Compensation Committee determined that Mr. Tanner met his objectives, resulting in a rating of “on target” for his individual rating. Pursuant to the Short-Term Incentive Compensation Plan, payout for an “on target” rating for a corporate executive in 2011 ranges from 90% to 115%, with a multiplier corresponding to business unit or corporate performance that is above 100% for the particular target. Mr. Tanner received a payout of 110%, reflective of the accomplishment of his individual objectives that contributed to the improved performance of the Company in 2011. With respect to the individual objective component of short-term incentive for Mr. Sliva, the Compensation Committee determined that Mr. Sliva met his objectives, resulting in a rating of “on target” for his individual rating. Pursuant to the Short-Term Incentive Compensation Plan, payout for an “on target” rating for an executive in our FDD business ranges from 60% to 90%, which is lower than a corporate executive primarily due to the challenges that continued to face the FDD business during 2011 and in accordance with the Compensation Committee’s pay for performance philosophy. Mr. Sliva received a payout of 60%, reflective of the challenges facing the FDD business during 2011 and the accomplishment of Mr. Sliva’s individual objectives in connection therewith.

The table below shows the short-term incentive compensation payout target for fiscal year 2011 and the actual payouts for the Named Executive Officers:

Named Executive Officer	Short-Term Incentive Plan Target As % of Salary	Short-Term Incentive Plan Target	FY2011 Short-Term Incentive Award
			Corporate Objectives	Business Unit Objectives	Individual Objectives	Total Incentive Award Payout
Gregg L. Engles	180%	$1,800,000	$1,274,400	$—	$1,019,520	$2,293,920
Shaun P. Mara	70%	325,500	230,454	—	199,727	430,181
Gregg A. Tanner	70%	394,870	279,568	—	205,017	484,585
Steven J. Kemps	70%	332,920	235,707	—	188,566	424,273
Christopher Sliva	75%	375,000	88,500	79,575	90,000	258,075
Blaine E. McPeak	70%	322,000	75,992	167,601	211,114	454,707

Long-Term Incentive Compensation

We believe that a significant portion of each senior executive’s compensation should be dependent on long-term value created for our stockholders. Our long-term incentive compensation program is designed to align the results achieved for stockholders with the rewards provided to our senior executives. Historically, our awards have been granted in the form of stock options and restricted stock units, referred to as Options and RSUs, respectively. Options are used to motivate and reward our senior executives relative to value created for stockholders. RSUs are used to provide an ongoing retention element and a continuing link to stockholder value. Beginning with grants made in fiscal 2010, our long-term incentive compensation plan includes a performance cash plan consisting of cash performance units, or CPUs, which is described in more detail below. The Compensation Committee annually reviews both market practices and trends, as well as the availability of shares and units in our incentive program, in determining the mix of awards. For 2011, long-term incentive grants were awarded as follows:

	Options	RSUs	CPUs
Chief Executive Officer	50%	25%	25%
Executive Vice Presidents	25%	50%	25%

Awards are granted at the dollar amount representing the 50th percentile of equity grants made to executives with similar positions in the Benchmark Comparison Group. The Compensation Committee retains discretion to adjust the value of the awards up or down depending upon the performance of the Company or the individual executive officer and may otherwise modify awards, including modifying the mix of awards among RSUs, stock options and CPUs, as permitted under the 2007 Plan. For 2011, no such adjustments were made.

The equity grants are valued using the Black-Scholes valuation model for the Options and the intrinsic value as of the determination date for the RSUs, each based on an average of the Company’s stock price during the first 15 trading days of January in order to align valuation periods with annual grant dates. For grants made in 2011, the price used for determining the number of shares underlying the RSU and Option awards was $9.66. The exercise price of the Options is the closing price of our stock on the date of grant.

Cash Performance Units (“CPUs”). Beginning in fiscal 2010, the Compensation Committee implemented a performance cash plan applicable to U.S.-based executive officers and certain other key employees, granted pursuant to the terms and conditions of our 2007 Plan and referred to as CPUs. The Committee reviewed current market practice, with the assistance of Mercer, and determined that such plan was comparable to other Benchmark Comparison Group companies. Awards under the performance cash plan are designed to link compensation to the Company’s performance over a three-year period using relative Total Shareholder Return, or TSR, performance of members of our Performance Comparison Group, as defined below. Currently, we have two cycles of the performance cash plan. The 2010 performance cash plan’s performance period will end on December 31, 2012, with payout, if any, to occur in early 2013; and the 2011 performance cash plan’s performance period will end on December 31, 2013, with payout, if any, to occur in early 2014 in accordance with our long-term incentive grant practices.

The performance cash plan target payouts were set at the 50th percentile relative to TSR of the Performance Comparison Group and can range from 0-200% payout for performance between the 25th and 75th percentile targets based on a pre-determined sliding scale relative to our comparative TSR performance. The Company must meet a threshold performance metric at the measurement date in order for the award under the performance cash plan to be payable. As of December 31, 2011, the 2010 performance cash plan was below the threshold performance level, therefore no payments were accrued, and the 2011 performance cash plan was accrued at 200% of target based on the Company’s stock performance.

The threshold and maximum payouts are as follows:

Dean Foods’ TSR Percentile Ranking	Percentage of Target Award Opportunity Earned
75th % and above	200%
65.0 – 74.9%	150%
55.0 – 64.9%	125%
45.0 – 54.9%	100%
38.0 – 44.9%	75%
31.0 – 37.9%	50%
25.0 – 30.9%	25%
0 – 24.9%	0%

The Compensation Committee determined that an alternate set of peer group companies would be appropriate for TSR measurement of the cash performance target. This set focuses on companies that are more aligned with the consumer packaged goods industry and that may have smaller revenues than the Benchmark Comparison Group, and which would tend to be impacted by market conditions occurring over time in a similar manner to our Company. The set, referred to as the Performance Comparison Group, is as follows:

• Campbell Soup Company	• Kimberly-Clark Corporation

• ConAgra Foods, Inc.	• Kraft Foods Inc.

• General Mills, Inc.	• Ralcorp Holdings, Inc.

• H.J. Heinz Company	• Sara Lee Corporation

• The Hershey Company	• Smithfield Foods, Inc.

• Hormel Foods Corporation	• TreeHouse Foods, Inc.

• The J.M. Smucker Company	• Tyson Foods, Inc.

• Kellogg Company

Executive Retention Plan

On December 20, 2010, the Compensation Committee approved a three-year performance-based cash retention plan applicable to the Company’s executive officers and certain other key executives. The retention plan was implemented to further ensure leadership continuity, and its objectives are to retain executives and align the executive’s pay with the Company’s financial performance. Although the retention plan originally included Mr. Engles as a participant, due to the fact that the Company failed to achieve its performance targets in 2010, and to contribute to the Company’s overall cost savings goals, Mr. Engles voluntarily removed himself as a participant from the plan upon approval of the Compensation Committee in March 2011. Awards under the retention plan are payable in cash based on the criteria set forth below, and will be equal to the executive’s short-term incentive target for the corresponding year of measurement for payments made at target.

The retention plan will have annual measurement periods for each year included. The first measurement period ended December 31, 2011 and was measured based on the achievement of 2011 dairy core or business unit strategic objectives related to the officer’s area of responsibility. For the first plan year, participants were eligible to receive payouts of either 0%, 75% or 100% of target payout depending upon achievement of the strategic objectives. For 2011, the payout was as follows:

Named Executive Officer	Executive Retention PlanTarget as Percentage of Salary	Actual Payout
Gregg L. Engles(1)	—	$—
Shaun P. Mara .	70%	325,500
Gregg A. Tanner	70%	394,870
Steven J. Kemps	70%	332,920
Christopher Sliva	75%	375,000
Blaine E. McPeak	70%	322,000

(1)	Mr. Engles voluntarily removed himself as a participant from the plan upon approval of the Compensation Committee in March 2011.

The following two measurement periods will end on December 31, 2012 and 2013. The Compensation Committee originally contemplated that these awards would be measured based on achievement of the Company’s or business unit’s strategic growth plan for each respective year related to the officer’s area of responsibility. However, because of the focus on accelerated cost-reduction efforts, the criteria for the award periods ending in 2012 and 2013 will be substantially the same as the criteria used to measure achievement of STI for each individual executive officer, generally consisting of operating income or net sales target. For these plan years, payments will be made at a maximum of 100% of target payout.

The executive must be employed as of the end of the performance period to receive the award under the retention plan. In 2012, the Compensation Committee determined that executives must be employed through June 24 of the year following the end of the performance period in order to receive the payment. In the event of a change in control prior to the end of the performance period, the retention plan award will be prorated for the date of the change in control and performance will be measured as of the date of the change in control. If the executive’s employment with the Company terminates for any reason other than a change in control prior to the end of the performance period, the executive forfeits any right to receive payment under the retention plan.

Fiscal 2012 Grants

The Long-Term Incentive Compensation grants made to Named Executive Officers in fiscal 2012 were as follows:

Named Executive Officer	RSUs	Options	Target CPUs
Gregg L. Engles(1)	175,316	1,000,000	$—
Shaun P. Mara	55,402	78,920	$300,000
Gregg A. Tanner	55,402	78,920	$300,000
Steven J. Kemps	46,168	65,766	$250,000
Christopher Sliva(2)	—	—	$—
Blaine E. McPeak	55,402	78,920	$300,000

(1)	For 2012, Mr. Engles’ LTI award originally was intended to consist of 1,499,475 options. Subsequently, the Compensation Committee granted Mr. Engles restricted stock units in place of 499,475 options.

(2)	Mr. Sliva received no LTI awards in 2012.

Long-Term Incentive Grant Policies

Our long-term incentive grant guidelines provide that Options have an exercise price equal to the closing price of the Company’s stock on the date of grant. In addition, our policy requires that annual long-term incentive grants to senior executives and other employees be made by the Compensation Committee at a meeting held each year on the third business day following our fourth quarter earnings release. The Compensation Committee has the ability to postpone the annual grant date if circumstances warrant such postponement. In addition, pursuant to the 2007 Plan, the Compensation Committee determines the strike price of Options, provided such price is not less than 100% of fair market value on the date of grant.

Our Chief Executive Officer, Executive Vice President, General Counsel and Executive Vice President, Human Resources have limited authority to grant Options, RSUs, and cash performance units in connection with the hiring of new employees or the promotion or special recognition of selected employees. These recruiting and recognition Grants shall not exceed an aggregate of 400,000 shares annually, in the case of Options and restricted stock units, or $1.2 million in value, in the case of cash performance units, and shall not be made to any executive officer of the Company. No individual grant shall exceed 50,000 shares, in the case of Options and RSUs, or $150,000 in value, in the case of cash performance units, without the Compensation Committee’s approval. In general, such grants shall be made on the first business day of each quarter for all employees selected for awards, or whose employment began, during the preceding quarter; provided, however, that any of the appropriate officers shall have the authority to make such grants on the first business day of the month on an as-needed basis.

Stock Ownership Guidelines

To further align the interests of the Company’s executive officers with those of our stockholders, the Board has adopted minimum stock ownership guidelines for our executive officers. In accordance with those guidelines, our Chief Executive Officer is required to own Dean Foods common stock equal in value to five times his annual base salary and our other executive officers are required to own Dean Foods stock equal in value to two times their annual base salaries. Our executive officers not residing in the United States are not subject to the executive stock ownership guidelines. Shares of stock, restricted stock and restricted stock units, whether vested or unvested, are counted toward the ownership requirement. Vested and unexercised stock options do not count towards the ownership requirement. Executive officers have until the later of five years after the adoption of the policy or five years after their becoming an executive officer to achieve the executive stock ownership guidelines. Each of our Named Executive Officers is in compliance with our executive stock ownership guidelines.

Deferred Compensation Plan and Supplemental Employee Retirement Plan

Employees of the Company with a base compensation in excess of $150,000, including the Named Executive Officers, may defer a portion of their salary and bonus each year into the Dean Foods Deferred Compensation Plan, which is a tax deferred plan. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. We believe a deferred salary and bonus plan is a potential retention tool for our eligible executives, and that this program is similar to that offered at most of the companies in our Benchmark Comparison Group. The amounts deferred are partially funded as unsecured obligations of the Company, receive no preferential standing, and are subject to the same risks as any of the Company’s other unsecured obligations. The participants in this plan may choose from a number of externally managed mutual fund investments, and their investment balances track the rates of return for these accounts. None of our Named Executive Officers have currently elected to defer salary and/or bonus pursuant to this plan, and none have accumulated deferred compensation pursuant to the plan.

In addition, we maintain a Supplemental Executive Retirement Plan (“SERP”), which is a nonqualified deferred compensation arrangement for our executive officers and other employees earning compensation in excess of the maximum compensation that can be taken into account with respect to the Dean Foods 401(k) Plan, as set forth in the Internal Revenue Code. The SERP is designed to provide these employees with retirement benefits from the Company that are equivalent, as a percentage of total compensation, to the benefits provided to other employees. The Company credits to each eligible employee’s account an amount equal to 4% of his or her covered compensation in excess of the maximum described above, and credits interest on those balances at the mid-term applicable federal rate set by the Internal Revenue Service, plus 1%. Each employee’s plan balance will be paid to him or her upon termination of employment, a change in control or the employee’s death or qualifying disability.

Other Compensation

We provide our executive officers with a limited number of perquisites. The perquisites are designed to minimize the amount of time they devote to administrative matters other than Company business, promote a healthy work/life balance and provide opportunities for developing business relationships. For example, we make available to our executive officers a health screening program which helps to maintain their overall health. We also provide an executive long-term disability benefit for our executive officers and other key employees that pays the officer a set monthly payment in the event he or she becomes disabled. The Company pays the premium costs for the Named Executive Officers, as reflected in the Summary Compensation Table on page 64 of this Proxy Statement.

The Compensation Committee has also approved certain personal use of the corporate aircraft as described in the Summary Compensation Table. The Compensation Committee believes the enhanced security and efficiency this benefit provides is appropriate and is in the best interests of the Company and our stockholders. The incremental cost to us of providing personal travel on corporate aircraft is included in the All Other Compensation table on page 66 of this Proxy Statement. For 2012 and beyond, we expect this benefit to be significantly reduced as part of our overall cost cutting measures.

The Compensation Committee has also approved the payment of relocation costs when hiring or moving executive officers and other employees. The Compensation Committee believes it is appropriate and necessary to pay these costs in attracting and retaining top talent in the locations where we operate. In addition, we provide a tax benefit to these officers by grossing up amounts reimbursed with respect to taxable expenses including certain closing costs, loss on sale and duplicate housing. The incremental cost to us of providing relocation benefits, including the amounts grossed up for tax purposes, is included in the Summary Compensation Table and the All Other Compensation table on pages 64 and 66 of this Proxy Statement.

In addition, executive officers are eligible to receive financial counseling, including tax and other financial advice beginning in 2011. Amounts paid on behalf of each officer under this plan are not material and are included in the All Other Compensation table on page 66 of this Proxy Statement.

We purchase tickets to various cultural, charitable, civic, entertainment and sporting events for business development and relationship building purposes, as well as to maintain our involvement in communities in which the Company operates and our employees live. Occasionally, our employees, including our executives, make personal use of tickets that would not otherwise be used for business purposes.

Our senior executives participate in the Company’s broad-based programs generally available to all employees, or other key employees, including our 401(k) retirement plan, health and dental and various other insurance plans, including disability and life insurance. For additional information regarding perquisites and other compensation, see the All Other Compensation table on page 66 of this Proxy Statement.

Severance and Change in Control Benefits

We have entered into agreements with each of our executive officers, except for Mr. Deryckere, pursuant to which we would provide certain payments in the event of a qualified termination as described under the heading “Executive Officer Severance—Potential Benefits Upon a Change in Control” following a change in control. A copy of the form of these change in control agreements, which were approved by the Compensation Committee, is included as Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the SEC. Generally, the executive officer would be paid a lump sum of cash equal to three times his or her annual pay, which includes base salary and bonus, his or her target bonus for the year, plus a gross-up payment for excise taxes, along with insurance benefits, outplacement services and certain other benefits.

The Compensation Committee believes that change in control benefits are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty. These are particularly important in an environment where merger and acquisition activity is high. We believe that our change in control benefits are consistent with those maintained by comparable companies. Some of the change in control agreements also include provisions to lessen the impact of the federal excise tax on “excess parachute payments,” including those agreements with our Named Executive Officers. The so-called “golden parachute” tax rules subject “excess parachute payments” to a dual penalty: the imposition of a 20% excise tax upon the recipient and non-deductibility of such payments by the paying corporation. “Excess parachute payments” are those payments in the nature of compensation that are made to the individual that are contingent on the change in control to the extent the aggregate amount of such payments exceeds the individual’s base amount (generally an average of the individual’s W-2 compensation from the Company for the five years preceding the year in which the change in control occurs) if the aggregate amount of such payments equals or exceeds three times the individual’s “base amount.” Depending upon circumstances, the excise tax can effectively discriminate against new hires who have not received previous compensation from the Company, newly promoted employees depending on their historical compensation from the Company, individuals who have not exercised stock options and those who elect to defer compensation. In August 2011, the Compensation Committee eliminated excise tax gross up provisions from future change in control agreements. No changes were made to any existing change in control agreements, including those with our Named Executive Officers. No change in control agreements have been entered into with executive officers subsequent to this change in policy. Estimated payments to the Named Executive Officers pursuant to the change in control agreements are summarized under the heading “Executive Officer Severance—Potential Benefits upon a Change in Control.”

We also maintain a severance plan for our U.S.-based executive officers, which provides certain severance benefits in the event of a qualified termination defined as a termination other than for “cause” or if the executive officer terminates his or her employment due to a material reduction in compensation or scope of duties or relocation (as described under “Estimated Payments Upon a Qualified Termination”). In November 2010, the Compensation Committee amended the plan to include the Company’s Chief Executive Officer. The Compensation Committee considered analysis by Mercer, which indicated that the majority of the Company’s Benchmark Comparison Group include the Chief Executive Officer in similar plans, and that of those companies the median benefit included a two-year salary payment and similar additional benefits. A copy of the Company’s Amended and Restated Executive Severance Pay Plan, which was approved by the Compensation Committee, is included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2010. Generally, upon a qualified termination, an executive officer would receive a cash payment equal to two times his or her annual base salary plus his or her target bonus, a payment in the amount of the officer’s prorated bonus for the year of termination, a cash payment for the in-the-money value of any long-term incentive awards that would vest during the two years following the date of severance, or during the three years following the date of severance in the case of the Chief Executive Officer, and certain health benefits and outplacement services. We believe this plan helps create stability during periods of significant change, aids in recruiting and retaining executive talent and enables us to avoid negotiating individual severance arrangements. We also believe this plan reduces the likelihood and extent of litigation from executive separation. In addition, we require each executive to sign non-competition and non-solicitation agreements effective for two years post termination. We believe that our severance benefits are consistent with those maintained by comparable companies. Estimated payments to the Named Executive Officers pursuant to the Executive Severance Pay Plan are summarized under the heading “Executive Officer Severance—Executive Severance Pay Plan.”

Tax Deductibility Policy

The United States income tax laws generally limit the deductibility of compensation paid to each Named Executive Officer to $1 million per year. An exception to this general rule exists for performance-based compensation that meets certain Internal Revenue Service requirements. The Company has sought and received approval from its stockholders to grant performance-based awards that would, and has granted certain long-term incentive awards that should, qualify for the exception from this deduction limit. As and when appropriate in light of its business objectives, the Company intends to design incentive compensation awards and programs in a manner that satisfies the conditions to this performance-based exception to the otherwise applicable deduction limits. Beginning in 2011, the Company structured its short-term incentive compensation plan and retention plan so that each should qualify for the exemption.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe it is important to retain the flexibility to compensate executive officers competitively. We will continue to monitor our compensation practices and consider additional opportunities to take advantage of the Section 162(m) exemption when we believe it is in the best interests of the Company and its stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is presented by:

The members of the Compensation Committee

Joseph S. Hardin, Jr. (Chairman)

Tom C. Davis

Stephen L. Green

J. Wayne Mailloux

How much are our Named Executive Officers paid?

The charts presented below should be read in conjunction with the Compensation Discussion and Analysis set forth above.

The following chart shows the compensation paid during fiscal 2011, 2010 and 2009 to our Named Executive Officers.

Summary Compensation Table for Fiscal Year 2011

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)(5)	All Other Compensation ($)(6)	Total ($)(7)
Gregg L. Engles	2011	1,016,667	—	2,350,004	2,884,833	2,293,920	90,536	8,635,960
Chairman of the Board and Chief Executive Officer	2010	1,100,000	—	2,936,164	1,092,653	495,000	290,509	5,914,326
	2009	1,133,333	—	2,849,940	2,704,700	3,335,904	238,546	10,262,423

Shaun P. Mara(8)	2011	465,000	—	628,573	220,697	755,681	129,659	2,199,610
Executive Vice President and Chief Financial Officer	2010	188,622	50,000	224,999	117,719	100,000	90,685	772,025
	2009	—	—	—	—	—	—	—

Gregg A. Tanner	2011	564,100	—	759,743	220,697	879,455	35,892	2,459,887
President, Fresh Dairy Direct and Chief Supply Chain Officer	2010	562,250	—	634,489	154,395	118,461	53,448	1,523,043
	2009	548,333	—	632,444	377,400	652,186	50,940	2,261,303

Steven J. Kemps(9)	2011	475,600	—	628,573	220,697	757,193	47,727	2,129,790
Executive Vice President,	2010	—	—	—	—	—	—	—
General Counsel and Secretary	2009	—	—	—	—	—	—	—

Christopher Sliva(9)	2011	500,000	—	628,573	220,697	633,075	56,902	2,039,247
Chief Commercial Officer	2010	—	—	—	—	—	—	—
	2009	—	—	—	—	—	—	—

Blaine E. McPeak(9)	2011	460,000	—	550,001	193,108	776,707	56,182	2,035,998
President-WhiteWave Foods Company	2010	—	—	—	—	—	—	—
	2009	—	—	—	—	—	—	—

Joseph E. Scalzo	2011	173,077	—	—	—	—	4,970,257	5,143,334
Former Chief Operating Officer	2010	833,077	—	1,460,108	756,572	292,500	137,727	3,479,984
	2009	767,282	—	1,102,805	754,800	1,138,133	119,766	3,882,786

(1)	Represents signing bonus paid in 2010.

(2)	Amounts shown reflect the aggregate grant date fair value of stock awards as calculated in accordance with Financial Accounting Standards related to “Compensation – Stock Compensation” for all years presented, without taking into account estimated forfeitures. The aggregate grant date fair value of Restricted Stock Unit awards (“RSUs”) is equal to the closing price of the Company’s common stock on the date of grant multiplied by the number of RSUs awarded. The assumptions used in valuing Cash Performance Unit awards (“CPUs”) are described below. For each Named Executive Officer, the amounts reflected in the Stock Awards column above for 2011 and 2010 represent a combination of RSUs and CPUs, as follows:

Name	Year	RSUs	CPUs	Total
Gregg L. Engles	2011	$1,200,004	$1,150,000	$2,350,004
	2010	1,096,164	1,840,000	2,936,164

Shaun P. Mara	2011	428,573	200,000	628,573
	2010	224,999	—	224,999

Gregg A. Tanner	2011	559,743	200,000	759,743
	2010	374,489	260,000	634,489

Steven J. Kemps	2011	428,573	200,000	628,573
	2010	—	—	—

Christopher Sliva	2011	428,573	200,000	628,573
	2010	—	—	—

Blaine E. McPeak	2011	375,001	175,000	550,001
	2010	—	—	—

Joseph E. Scalzo	2011	—	—	—
	2010	780,108	680,000	1,460,108

The estimate of grant date fair value for the 2011 and 2010 CPUs assumes vesting at target, which is the probable outcome of the performance objectives as of the grant date. The Company must meet a threshold performance metric at the end of the performance period in order for the awards granted under the performance cash plan to be payable. Actual payouts for these awards at the end of the performance period will range from 0% to 200% of the amounts shown in the table above. Messrs. Kemps, Sliva and McPeak were not Named Executive Officers in 2010 and thus no amounts have been included for that year in the table above.

Consistent with the treatment of CPUs under Financial Accounting Standards related to “Compensation—Stock Compensation,” CPUs for 2011 and 2010 appear in this Proxy Statement in the “Stock Awards” column in the Summary Compensation Table. Amounts reported in the “Stock Awards” column and the “Total” column have been adjusted for 2010 to reflect this treatment.

See “Grants of Plan Based Awards in Fiscal Year 2011” on page 68 of this Proxy Statement for more information on CPU grants.

Mr. Tanner’s RSUs for 2010 and 2011 include a grant of 5,000 RSUs in connection with his employment letter agreement. See “Do we have agreements with our Named Executive Officers or directors—Agreements with Mr. Tanner” for more information regarding these grants.

(3)	Amounts shown reflect stock option awards. This column reflects the aggregate grant date fair value of option awards for all years presented, without taking into account estimated forfeitures. The assumptions used in valuing the stock options we granted are described under the caption “Stock Options” in Note 11 to the Consolidated Financial Statements included within our Annual Report on Form 10-K for the year ended December 31, 2011.

(4)	See “Compensation Discussion and Analysis—Annual Cash Compensation—Short-Term Incentive Compensation” and—“Executive Retention Plan” for a description of these plans.

(5)	Amounts include STI and Executive Retention Plan payments earned in 2011 as presented below.

Name	STI	Executive Retention Plan	Total
Gregg L. Engles	$2,293,920	$—	$2,293,920

Shaun P. Mara	430,181	325,500	755,681

Gregg A. Tanner	484,585	394,870	879,455

Steven J. Kemps	424,273	332,920	757,193

Christopher Sliva	258,075	375,000	633,075

Blaine E. McPeak	454,707	322,000	776,707

Joseph E. Scalzo	—	—	—

(6)	See the “All Other Compensation” table below for a description of the included amounts.

(7)	Represents the sum of the compensation amounts (expressed in dollars) shown in the columns to the left.

(8)	Mr. Mara was promoted to Executive Vice President and Chief Financial Officer effective December 1, 2010. Mr. Mara’s salary was increased to $465,000, and his target short-term incentive compensation was increased to 70% of base salary effective with his promotion. Mr. Mara joined the Company in June 2010.

(9)	Messrs. Kemps, Sliva and McPeak were not Named Executive Officers in 2010 or 2009.

All Other Compensation(1)

Name	Year	Aircraft Usage ($)(2)	Club Membership ($)	Relocation ($)(3)	401(k) ($)(4)	SERP ($)(5)	Life Insurance ($)(6)	Long-Term Disability Premiums ($)(7)	Severance ($)(8)	Other ($)(9)	Total ($)
Gregg L. Engles	2011	20,166	—	—	11,000	50,667	4,002	4,701	—	—	90,536
	2010	100,846	2,324	—	11,000	167,636	4,002	4,701	—	—	290,509
	2009	82,759	3,984	—	11,000	129,570	3,835	7,398	—	—	238,546

Shaun P. Mara	2011	—	—	101,680	11,000	12,800	855	3,324	—	—	129,659
	2010	—	—	85,073	5,050	—	285	277	—	—	90,685
	2009	—	—	—	—	—	—	—	—	—	—

Gregg A. Tanner	2011	—	—	—	8,494	17,502	4,115	5,781	—	—	35,892
	2010	—	—	—	6,739	38,777	2,151	5,781	—	—	53,448
	2009	—	—	—	6,914	33,481	2,035	7,860	—	650	50,940

Steven J. Kemps(10).	2011	—	—	—	11,000	12,934	1,195	3,563	—	19,035	47,727
	2010	—	—	—	—	—	—	—	—	—	—
	2009	—	—	—	—	—	—	—	—	—	—

Christopher Sliva(10)	2011	—	—	—	10,583	22,512	1,031	3,741	—	19,035	56,902
	2010	—	—	—	—	—	—	—	—	—	—
	2009	—	—	—	—	—	—	—	—	—	—

Blaine E. McPeak(10)	2011	—	—	—	10,131	21,134	1,152	3,219	—	20,546	56,182
	2010	—	—	—	—	—	—	—	—	—	—
	2009	—	—	—	—	—	—	—	—	—	—

Joseph E. Scalzo	2011	—	—	—	11,000	8,823	504	760	4,903,168	46,002	4,970,257
	2010	50,495	—	—	11,000	69,048	2,622	4,562	—	—	137,727
	2009	47,797	—	—	11,000	52,287	2,594	6,088	—	—	119,766

(1)	The amounts in the table do not include group health, hospitalization, medical reimbursement, disability or other benefits that are available to all other employees, or the incremental cost of any health-related screenings.

(2)	The amounts shown for personal use of our aircraft by our executive officers is our incremental cost of operating the aircraft. The incremental cost of personal travel on our corporate aircraft is based on our variable cost per hour of operating aircraft multiplied by the number of hours of personal travel.

(3)	Relocation costs are the aggregate incremental cost paid by us for the Named Executive Officer’s relocation. Includes amounts grossed up for tax purposes of $21,373 in 2010 and $26,894 in 2011 for Mr. Mara in accordance with our relocation policy.

(4)	Amounts shown are for Company matching contributions.

(5)	Our Compensation Committee approved a Supplemental Employee Retirement Plan (“SERP”) for the benefit of employees who receive salary and bonus in excess of the amount that IRS regulations allow to be contributed to a 401(k) plan. The amount shown in this column includes the amount credited to the Named Executive Officer under the SERP. See “Compensation Discussion and Analysis—Deferred Compensation Plan and Supplemental Employee Retirement Plan” for more information on the SERP.

(6)	Amounts shown relate to life insurance policies available to all employees generally.

(7)	Effective January 1, 2009, we implemented an Executive Long-Term Disability Plan (the “Executive LTD”) for our executive officers and other key employees, which provides supplemental income replacement for key leaders and enhances coverage provided under the general long-term disability plan. The Executive LTD coverage is provided at the Company’s expense through individual non-cancelable and guaranteed renewable policies. In 2009, the premium amounts were paid by the employees in a lump sum. To make the employees whole, which included the Named Executive Officers, such payment amounts resulted in a one-time gross-up to their 2009 income for the premium amount. For benefits accruing in 2010 and beyond, the Company paid the premiums on the employees’ behalf monthly with no gross-up.

(8)	Includes benefits payable under the Company’s Executive Severance Pay Plan following the termination of the Named Executive Officer’s employment.

(9)	Includes gross up amounts of $5,035 for taxes payable related to financial counseling services of $14,000 for Mr. Kemps and Mr. Sliva, gross up amounts of $8,627 for taxes payable related to financial consulting services of $12,375 for Mr. Scalzo and $25,000 of COBRA for Mr. Scalzo, and gross up amounts of $6,386 for taxes payable related to financial counseling services of $14,000 and a $160 gift card for Mr. McPeak.

(10)	Messrs. Kemps, Sliva and McPeak were not Named Executive Officers in 2010 or 2009.

Grants of Plan-Based Awards in Fiscal Year 2011

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)(3)		All Other Option Awards; Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Target ($)(1)	Maximum ($)(1)	Threshold CPU Awards ($)(2)	Target CPU Awards ($)(2)	Maximum CPU Awards ($)(2)
Gregg L. Engles	—	1,800,000	4,320,000
	2/24/2011			287,500	1,150,000	2,300,000					1,150,000
	2/24/2011						119,048				1,200,004
	2/24/2011								753,220	10.35	2,884,833
Shaun P. Mara	—	651,000	1,106,700
	2/18/2011			50,000	200,000	400,000					200,000
	2/18/2011						41,408				428,573
	2/18/2011								54,628	10.35	220,697
Gregg A. Tanner	—	789,740	1,342,558
	12/1/2011						13,000	(5)			131,170
	2/18/2011			50,000	200,000	400,000					200,000
	2/18/2011						41,408				428,573
	2/18/2011								54,628	10.35	220,697
Steven J. Kemps	—	665,840	1,131,928
	2/18/2011			50,000	200,000	400,000					200,000
	2/18/2011						41,408				428,573
	2/18/2011								54,628	10.35	220,697
Christopher Sliva	—	750,000	1,275,000
	2/18/2011			50,000	200,000	400,000					200,000
	2/18/2011						41,408				428,573
	2/18/2011								54,628	10.35	220,697
Blaine E. McPeak	—	644,000	1,094,800
	2/18/2011			43,750	175,000	350,000					175,000
	2/18/2011						36,232				375,001
	2/18/2011								47,799	10.35	193,108

(1)	Includes amounts payable for STI and Executive Retention Plan. Mr. Engles is not a participant in the Executive Retention Plan. The actual amounts paid pursuant to these awards are included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis—Annual Cash Compensation—Short-Term Incentive Compensation” for a description of this plan.

(2)

Reflects possible payout range of 2011 CPUs. The aggregate grant date fair value calculated in accordance with Financial Accounting Standards related to “Compensation—Stock Compensation” and based upon the probable outcome of the performance conditions as of the grant date is also reported in the Stock Awards column of the Summary Compensation table appearing on page 64 of this Proxy Statement. Actual amounts payable with respect to the 2011 CPU awards could range from 0% to 200% of the amounts set forth in the Target CPU Awards column above. If the Company’s TSR percentile ranking relative to the Performance Comparison Group falls between 25% to 30.9% at the end of the performance period, the awards will be paid out at 25% of target. Below the 25th percentile ranking, no amounts are payable under the CPUs. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation—Cash Performance Units” for a description of the performance measures for the CPUs.

(3)	Restricted stock unit awards were granted pursuant to our 2007 Plan. Each employee’s restricted stock units granted in 2011 vest ratably over three years beginning on the first anniversary of the grant date and vest in full upon death, qualified disability or retirement, except as otherwise noted.

(4)	Stock option awards were granted pursuant to our 2007 Plan. Stock option awards vest ratably over three years beginning on the first anniversary of the grant date and vest in full upon death, qualified disability or retirement, except as otherwise noted.

(5)	Pursuant to Mr. Tanner’s employment agreement, he received a grant of 5,000 restricted stock units annually each December from December 2007 through December 1, 2011 which vest in full on November 1, 2012. Mr. Tanner’s restricted stock unit awards were granted pursuant to our 2007 Plan. In addition, the Compensation Committee has approved additional RSU grants each December through 2016 as follows:

Grant Date	RSU Amount	Vesting Date
December 1, 2011	8,000	November 1, 2012

December 1, 2012	8,000	December 1, 2013

December 1, 2013	15,000	December 1, 2014

December 1, 2014	15,000	December 1, 2015

December 1, 2015	15,000	December 1, 2016

December 1, 2016	25,000	December 1, 2017

Outstanding Equity Awards at 2011 Fiscal Year-End(1)(2)

	Grant Date		Option Awards(3)				Stock Awards(4)
Name			Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(5)
Gregg L. Engles	2/24/2011		—	753,220	10.35	2/24/2021	119,048	1,333,338	2,300,000	2,300,000
	2/12/2010		74,028	148,056	14.56	2/12/2020	50,190	562,128	460,000	460,000
	2/13/2009		286,667	143,333	20.07	2/13/2019	47,333	530,130	—	—
	1/15/2008		415,000	—	25.37	1/15/2018	54,000	604,800	—	—
	2/12/2007		361,497	—	30.11	2/12/2017	29,390	329,168	—	—
	1/13/2006		640,702	—	25.68	1/13/2016	—	—	—	—
	1/7/2005		501,200	—	18.30	1/7/2015	—	—	—	—
	1/13/2004		536,234	—	17.91	1/13/2014	—	—	—	—
	1/6/2003		950,101	—	14.25	1/6/2013	—	—	—	—

TOTAL			3,765,429	1,044,609			299,961	3,359,564	2,760,000	2,760,000

Shaun P. Mara	2/18/2011		—	54,628	10.35	2/18/2021	41,408	463,770	400,000	400,000
	12/1/2010	(6)	—	—	—	—	9,107	101,998	—	—
	8/18/2010		12,037	24,073	10.11	8/18/2020	8,242	92,310	—	—

TOTAL			12,037	78,701			58,757	658,078	400,000	400,000

Gregg A. Tanner	12/1/2011		—	—	—	—	13,000	145,600	—	—
	2/18/2011		—	54,628	10.35	2/18/2021	41,408	463,770	400,000	400,000
	12/1/2010	(7)	—	—	—	—	30,000	336,000	—	—
	2/12/2010		10,461	20,920	14.56	2/12/2020	7,092	79,430	65,000	65,000
	12/1/2009	(7)	—	—	—	—	5,000	56,000	—	—
	11/3/2009	(8)	—	—	—	—	4,422	49,526	—	—
	2/13/2009		40,000	20,000	20.07	2/13/2019	6,666	74,659	—	—
	12/1/2008	(7)	—	—	—	—	5,000	56,000	—	—
	1/15/2008		60,000	—	25.37	1/15/2018	9,600	107,520	—	—
	12/17/2007	(7)	—	—	—	—	5,000	56,000	—	—
	11/6/2007		216,028	—	26.67	11/6/2017	9,311	104,283	—	—

TOTAL			326,489	95,548			136,499	1,528,788	465,000	465,000

Steven J. Kemps	2/18/2011		—	54,628	10.35	2/18/2021	41,408	463,770	400,000	400,000
	2/12/2010		10,461	20,920	14.56	2/12/2020	7,092	79,430	65,000	65,000
	11/3/2009	(8)	—	—	—	—	2,211	24,763	—	—
	2/13/2009		26,667	13,333	20.07	2/13/2019	4,400	49,280	—	—
	8/26/2008	(6)	18,000	—	24.98	8/26/2018	2,400	26,880	—	—
	1/15/2008		28,000	—	25.37	1/15/2018	3,400	38,080	—	—
	2/12/2007		34,083	—	30.11	2/12/2017	2,057	23,038	—	—
	3/7/2006		29,690	—	25.39	3/7/2016	—	—	—	—

TOTAL			146,901	88,881			62,968	705,241	465,000	465,000

Christopher Sliva	2/18/2011		—	54,628	10.35	2/18/2021	41,408	463,770	400,000	400,000
	10/6/2010	(6)	—	—	—	—	6,248	69,978	—	—
	2/12/2010		9,656	19,311	14.56	2/12/2020	6,546	73,315	60,000	60,000
	11/3/2009	(8)	—	—	—	—	2,211	24,763	—	—
	2/13/2009		23,334	11,666	20.07	2/13/2019	4,000	44,800	—	—
	3/3/2008		5,000	—	21.71	3/3/2018	800	8,960	—	—
	1/15/2008		35,000	—	25.37	1/15/2018	4,000	44,800	—	—
	2/12/2007		44,085	—	30.11	2/12/2017	1,763	19,746	—	—
	3/7/2006		51,433	—	25.39	3/7/2016	—	—	—	—

TOTAL			168,508	85,605			66,976	750,132	460,000	460,000

Blaine E. McPeak	2/18/2011		0	47,799	10.35	2/18/2021	36,232	405,798	350,000	350,000
	2/12/2010		9,656	19,311	14.56	2/12/2020	6,546	73,315	60,000	60,000
	11/2/2009	(6)	7,068	3,533	16.69	11/2/2019	1,148	12,858	—	—
	2/13/2009		19,000	9,500	20.07	2/13/2019	3,166	35,459	—	—
	6/2/2008		7,000	0	21.06	6/2/2018	600	6,720	—	—
	1/15/2008		28,000	0	25.37	1/15/2018	3,400	38,080	—	—
	2/28/2007		73,475	0	30.64	2/28/2017	4,408	49,370	—	—

TOTAL			144,199	80,143			55,500	621,600	410,000	410,000

Joseph E. Scalzo(9)	—		—	—	—	—	—	—	—	—

(1)	The amounts shown reflect outstanding equity awards granted under our 1989 Stock Awards Plan, our 1997 Stock Option and Restricted Stock Plan and our 2007 Plan.

(2)	Numbers shown in the table include adjustments made in connection with the TreeHouse Foods, Inc. spin-off and previous stock splits, and reflect adjustments as a result of the $15 per share special cash dividend paid on April 2, 2007.

(3)	Generally, stock option awards vest one-third on the first anniversary of grant, one-third on the second anniversary of grant, and one-third on the third anniversary of grant, unless otherwise noted.

(4)	Each restricted stock unit represents the right to receive one share of common stock in the future. Restricted stock units have no exercise price. Generally, grants made prior to 2009 vest ratably over five years subject to certain accelerated vesting provisions based on our stock price, and may provide for accelerated vesting upon death, qualified disability or retirement unless otherwise noted. Beginning in 2009, the restricted stock units vest ratably over three years.

(5)	Represents outstanding CPUs granted in February 2011 and 2010. The number of unearned units that have not vested and the corresponding payout value reported in the these columns reflects threshold performance with respect to the 2010 CPU awards, as these awards did not exceed threshold performance during 2011, and maximum performance with respect to the 2011 CPU awards, as these awards were at the maximum payout as of December 31, 2011 based on 2011 performance. The Company must meet a threshold performance metric at the end of the performance period for CPUs to become payable. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation—Cash Performance Units” for a description of the performance measures for the CPUs.

(6)	Denotes promotional grant of restricted stock units, with vesting occurring ratably over three or five years subject to accelerated vesting.

(7)	The restricted stock units vest in full on November 1, 2012, pursuant to Mr. Tanner’s employment agreement.

(8)	The retention grants made on November 3, 2009 vest 50% on the second anniversary and 50% on the third anniversary of the grant date, with no accelerated vesting.

(9)	All unvested stock options and RSUs were cancelled as of the executive’s termination date in return for payment pursuant to our Executive Severance Pay Plan; all options had expired at December 31, 2011.

Option Exercises and Stock Vested in Fiscal Year 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Gregg L. Engles	—	—	154,976	1,544,039
Shaun P. Mara	—	—	8,676	79,750
Gregg A. Tanner	—	—	28,746	287,783
Steven J. Kemps	—	—	17,318	170,578
Christopher Sliva	—	—	20,005	196,463
Blaine E. McPeak	—	—	13,997	142,693
Joseph E. Scalzo	—	—	36,486	363,525

(1)	The value realized on vesting was our closing stock price on the vesting date multiplied by the number of shares vested.

Deferred Compensation Plan

U.S.-based employees of the Company with a base compensation in excess of $150,000, including the Named Executive Officers, may defer all or a portion of their salary and bonus each year into the Dean Foods Deferred Compensation Plan, which is a tax deferred plan. The balances in the deferred compensation accounts are unsecured general obligations of the Company. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The Company makes no contributions to the plan. None of our Named Executive Officers have currently elected to defer salary and/or bonus pursuant to this plan, and none have accumulated deferred compensation pursuant to the plan.

Executive Officer Severance

We maintain two severance plans for our U.S.-based executive officers, depending on the circumstances that result in their termination. The Amended and Restated Executive Severance Pay Plan (the “Severance Plan”), a copy of which is filed as Exhibit 10.1 of our Current Report on Form 8-K dated November 19, 2010, is applicable in the event of certain involuntary terminations. In addition, we entered into amended and restated change in control agreements with each of our executive officers, the form of which is filed as Exhibit 10.2 of our Quarterly Report on Form 10-Q for the period ended September 30, 2008, and which is applicable in the event of a qualifying termination following a change in control. The following is a description of the benefits that may be paid to the executive officers pursuant to the Severance Plan and the change in control agreements. An executive officer may not receive benefits under both plans.

Potential Benefits Upon a Change in Control

We have entered into agreements with our Named Executive Officers, pursuant to which we must, in the event of a change in control and a subsequent qualifying termination (as defined below) provide the following:

•

pay each of the Named Executive Officers a lump sum of cash equal to three times his or her base annual salary plus his or her target bonus for the year in which the termination occurs, plus a prorated bonus for the portion of the year served prior to termination, in addition to a gross-up payment to pay for any applicable excise taxes;

•	pay each of the Named Executive Officers the unvested balance of his or her 401(k) account, plus three times his or her most recent annual Company match;

•	continue the Named Executive Officer’s insurance benefits for two years; and

•

provide certain outplacement services. In addition, all unvested awards vest in full upon a change in control. With respect to CPU awards, the amount is prorated based on the date of the change in control using that date as the performance measurement date.

Pursuant to the agreements a “change in control” means (1) any person who becomes the “beneficial owner,” as such term is defined in the Exchange Act, directly or indirectly, of securities of the Company representing thirty percent or more of the combined voting power of the Company’s then outstanding securities; (2) individuals who currently serve on the Board, or whose election to the Board or nomination for election to the Board was approved by a vote of at least two-thirds of the directors who either currently serve on the Board, or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; (3) the Company or any subsidiary of the Company shall merge with or consolidate into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than sixty percent of the combined voting power of the voting securities of the Company or such surviving entity (or its ultimate parent, if applicable) outstanding immediately after such merger or consolidation; or (4) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, or such a plan is commenced.

A qualifying termination means a termination of employment by the Company or its successor without cause, within thirteen months following a change in control or by the executive officer with good reason prior to the first anniversary of a change in control, or by the executive officer for any reason during the thirteenth month following a change in control. Pursuant to the agreements, “cause” means the executive officer’s: (i) willful and intentional material breach of the change in control agreement, (ii) willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the executive officer’s duties which has caused material injury (monetary or otherwise) to the Company, or (iii) conviction of, or plea of nolo contendere to a felony. “Good reason” means any of the following occurring prior to the first anniversary of a change in control: (i) any material reduction in the amount of the executive officer’s base salary plus bonus or significant reduction in benefits not generally applicable to similarly situated employees of the Company, (ii) removal of the executive officer from the position held by him or her immediately prior to the change in control, (iii) transfer of the executive officer’s principal place of employment, or (iv) the failure of the successor company to assume the obligations under the agreement.

The agreements also contain:

•	a covenant pursuant to which the executives have agreed not to compete with us for two years after termination;

•	a confidentiality provision pursuant to which the executives have agreed not to divulge any of our confidential information; and

•	agreements not to solicit any of our employees for two years after termination.

All of the Named Executive Officers’ unvested stock options and restricted stock units would automatically vest immediately upon a change in control.

If a change in control occurred as of December 31, 2011, and the rights of our Named Executive Officers serving as such on December 31, 2011, under the agreements had been triggered, they would receive approximately the following:

Estimated Payments Upon Termination Following a Change in Control

Name	Severance Amount ($)(1)	Early Vesting of Restricted Stock ($)(2)	Early Vesting of Stock Options ($)(3)	Early Vesting of CPUs ($)(4)	Early Vesting of Retention Plan ($)(5)	Other ($)(6)	Estimated Tax Gross Up ($)(7)	Total ($)
Gregg L. Engles	10,233,000	3,359,563	640,237	2,300,000	—	70,000	—	16,602,800
Shaun P. Mara	2,742,553	658,078	72,673	400,000	325,500	70,000	1,285,832	5,554,636
Gregg A. Tanner	3,303,821	1,528,789	46,434	400,000	394,870	70,000	1,306,305	7,050,219
Steven J. Kemps	2,791,480	705,242	46,434	400,000	332,920	70,000	1,331,703	5,677,779
Christopher Sliva	3,031,750	750,131	46,434	400,000	375,000	70,000	1,289,399	5,962,714
Blaine E. McPeak	2,706,877	621,600	40,629	350,000	322,000	70,000	1,202,661	5,313,767
Joseph E. Scalzo(8)	—	—	—	—	—	—	—	—

(1)	This amount represents three times the sum of the Named Executive Officer’s (i) base salary in effect at the time of the termination, (ii) target annual incentive payment and (iii) aggregate matching contributions payable to the Named Executive Officer’s 401(k) account plus the balance of the unvested portion of the 401(k) account and the prorated target incentive payment for 2011.

(2)	This amount represents the payout of all unvested restricted stock units based on the Company’s closing stock price on December 31, 2011 ($11.20).

(3)	This amount represents the payout of all unvested stock options based on the Company’s closing stock price on December 31, 2011 ($11.20).

(4)	This amount represents the payout of all unvested cash performance units based on the Company’s TSR as of December 31, 2011.

(5)	This amount represents the target executive retention payment.

(6)	This amount represents the value of outplacement services, long-term disability, life insurance and medical coverage.

(7)	The estimated tax gross-up is based on the 20% excise tax, grossed up for taxes, on the amount of severance and other benefits equal to or greater than each individual’s average five-year W-2 earnings if the amount of severance and other benefits exceeds three times the individual’s average five-year W-2 earnings.

(8)	Mr. Scalzo’s employment was terminated effective February 25, 2011. As he was not serving as an executive officer on December 31, 2011, estimated benefits have not been provided. The actual severance benefits payable to Mr. Scalzo are disclosed in the Estimated Payments Upon a Qualified Termination table on page 74.

Executive Severance Pay Plan

The Severance Plan provides severance benefits to certain designated officers, including the Named Executive Officers, who are involuntarily terminated, other than for cause (as defined below), or who voluntarily terminate their employment for good reason (as defined below). Generally, the executive officer will be entitled to receive a payment in an amount up to two times the sum of his or her base salary and target bonus, plus a pro rata portion of his or her target bonus for the fiscal year in which the termination occurs. The Severance Plan Administrator may impose certain conditions on a participant’s right to receive benefits under the plan including the execution of a release, non-compete agreement, non-solicitation agreement and/or non-disclosure agreement. In addition, participants receive a cash payment for the in-the-money value of all outstanding and unvested long-term incentive awards that would vest up to 36 months for the Chief Executive Officer, and up to 24 months for other participants, following the date of severance based on the average closing price of the Company’s stock for 30 days immediately following the date of severance; however, cash-based awards and stock-based awards whose payment is based upon the satisfaction of performance criteria will be valued based on the measurement of the performance criteria as of the end of the calendar year in which the date of severance occurs, unless otherwise expressly provided in the terms of the award. The participant would also be entitled to payments which may be used to pay COBRA health benefits and to obtain outplacement services.

Under the Severance Plan “cause” means the following: (i) the executive officer’s conviction of any crime deemed by the Company to make the executive officer’s continued employment untenable; (ii) the willful and intentional misconduct or negligence that has caused or could reasonably be expected to result in material injury to the business or reputation of the Company; (iii) the conviction of or plea of guilty or of nolo contendere to a crime constituting a felony, (iv) the breach by the executive officer of any written covenant or agreement with the Company; or (vi) the executive officer’s failure to comply with or breach of the Company’s “code of conduct” from time to time. “Good reason” means any of the following: (i) any reduction in the amount of the executive officer’s compensation or significant reduction in benefits not generally applicable to similarly situated employees of the Company; (ii) removal of the executive officer from the position held by him or her immediately prior to the change in control; or (iii) the transfer of the executive officer’s principal place of employment.

In November 2010, the Severance Plan was amended to include all forms of long-term incentive compensation that may be awarded to participants in the future, including the Company’s Cash Performance Units. This change ensures that all components of long-term incentive compensation will be included in a participant’s severance calculation.

In the event the rights of the Named Executive Officers under the Severance Plan had been triggered as of December 31, 2011, absent a change in control they would have received approximately the following:

Estimated Payments Upon a Qualified Termination

Name	Severance Amount ($)(1)	Cash in Lieu of Unvested RSUs ($)(2)	Cash in Lieu of Unvested Stock Options ($)(3)	Cash in Lieu of Unvested CPUs ($)(4)	Other ($)(5)	Total ($)
Gregg L. Engles	7,400,000	3,248,578	361,546	2,300,000	50,000	13,360,124
Shaun P. Mara	1,906,500	486,863	34,814	400,000	50,000	2,878,177
Gregg A. Tanner	2,312,810	1,328,809	17,481	400,000	50,000	4,109,100
Steven J. Kemps	1,949,960	532,468	17,481	400,000	50,000	2,949,909
Christopher Sliva	2,125,000	575,874	17,481	400,000	50,000	3,168,355
Blaine E. McPeak	1,886,000	470,271	15,296	350,000	50,000	2,771,567
Joseph E. Scalzo(6)	4,237,500	908,168	—	—	50,000	5,195,668

(1)	This amount represents two times the sum of the Named Executive Officer’s base salary in effect at the time of the termination and the target annual incentive payment, plus an amount reflecting 12 months of the Named Executive Officer’s target short-term incentive payout for 2011.

(2)	This amount represents the payout of restricted stock scheduled to vest in the 24 months following December 31, 2011, or, in the case of Mr. Engles, 36 months following December 31, 2011 in accordance with the terms of our Executive Severance Pay Plan, based on the average of the Company’s closing stock price for 30 days following December 31, 2011 ($10.83).

(3)	This amount represents the payout of stock options scheduled to vest in the 24 months following December 31, 2011, or, in the case of Mr. Engles, 36 months following December 31, 2011, based on the average of the Company’s closing stock price for 30 days following December 31, 2011 ($10.83).

(4)	This amount represents the payout of all unvested cash performance units based on the Company’s TSR as of December 31, 2011.

(5)	This amount represents the value of outplacement services and medical coverage for the Named Executive Officers.

(6)	Mr. Scalzo’s employment was terminated effective February 25, 2011. The amounts presented represent actual payments pursuant to the severance plan.

Do we have agreements with our Named Executive Officers or directors?

Agreements with Gregg L. Engles

We do not maintain an employment agreement with Gregg L. Engles. We do have a change in control agreement with Mr. Engles, pursuant to which he is eligible for the change in control benefits described under the heading “Executive Officer Severance—Potential Benefits Upon a Change in Control.” Mr. Engles is also eligible for severance benefits under the Severance Plan described above under the heading “Executive Officer Severance—Executive Severance Pay Plan.”

Agreements with Shaun P. Mara

On November 16, 2010, we entered into a letter agreement with Mr. Mara pursuant to which we appointed him to the position of Executive Vice President and Chief Financial Officer effective December 1, 2010. Pursuant to the agreement, we agreed to pay Mr. Mara an annual salary of $465,000, to be reviewed annually by the Compensation Committee. Pursuant to the letter agreement, we also granted Mr. Mara restricted stock units with an approximate value of $100,000 (which vest over a three year period).

Pursuant to his letter agreement, Mr. Mara is eligible for benefits under the Severance Plan as described under the heading, “Executive Officer Severance—Executive Severance Pay Plan.”

Mr. Mara is eligible to contribute to our Executive Deferred Compensation Plan. We agreed to provide certain other benefits to Mr. Mara, including paid time off, payment of certain COBRA premiums, and relocation benefits. Mr. Mara is eligible for those benefits offered to all employees generally, including 401(k) and health insurance.

We also executed a change in control agreement with Mr. Mara that provides for certain payments upon a change in control as defined in the agreement. The change in control agreement is similar to those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance—Potential Benefits Upon a Change In Control.”

Mr. Mara is also subject to a non-compete, pursuant to which Mr. Mara agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Mara agreed to keep the Company’s proprietary information confidential.

Agreements with Gregg A. Tanner

We entered into a letter agreement with Gregg A. Tanner dated October 23, 2007, pursuant to which we offered him the position of Executive Vice President and Chief Supply Chain Officer. We agreed to pay him an annual salary of $525,000, to be reviewed annually by the Compensation Committee, and a one-time signing bonus of $400,000, less payroll taxes. In addition, we agreed to pay Mr. Tanner an additional one-time signing bonus of $175,000, less payroll taxes, within 30 days of December 31, 2008, provided that he was employed by us on December 31, 2008.

Upon commencement of his employment, Mr. Tanner was granted options to purchase 60,000 shares of our common stock, with an exercise price equal to the closing market value on Mr. Tanner’s hire date. The options will vest on each anniversary of the grant date in equal annual installments over a three year period. He was also granted 24,000 restricted stock units, which vest on each anniversary of the grant date in equal annual installments over a five year period. The restricted stock units could vest earlier if certain stock performance targets are met. In addition, upon commencement of his employment, Mr. Tanner was granted an additional number of stock options having a Black-Scholes grant date fair value of $1,100,000, and a grant of restricted stock units with an approximate value of $600,000. Each of these grants have terms and conditions equivalent to the initial grants described above. Finally, Mr. Tanner received five annual grants of 5,000 restricted stock units per year until November 1, 2011, for a total of 25,000 restricted stock units. The first grant was made on December 17, 2007, and the remaining grants were made on the first of the month following the anniversary of Mr. Tanner’s employment date. Each of these five grants will vest on November 1, 2012. Mr. Tanner will also receive five annual grants of 5,000 restricted shares each year from 2012 through 2016, for a total of 25,000 restricted stock units. He will receive these grants each year on the first of the month following the anniversary of his employment date. Each of these grants will vest one year after their issue date. Mr. Tanner must be employed by the Company on the date of issue in order to receive these annual grants of restricted stock units. In addition, on October 6, 2010, the Compensation Committee of the Board of Directors approved additional grants of restricted stock units to Mr. Tanner. He will receive these grants on December 1 of each year from 2010 through 2016, for a total of 111,000 restricted stock units. The 2010 and 2011 grants will vest 11 months after their issue date, while each of the remaining grants will vest one year after their issue date.

Pursuant to his letter agreement, Mr. Tanner is eligible for benefits under the Severance Plan as described under the heading, “Executive Officer Severance—Executive Severance Pay Plan.”

Mr. Tanner is eligible to contribute to our Executive Deferred Compensation Plan. We also agreed to provide certain other benefits to Mr. Tanner, including paid time off, payment of certain COBRA premiums, relocation benefits, and home office equipment. Mr. Tanner is also eligible for those benefits offered to all employees generally, including 401(k) and health insurance.

We also executed a change in control agreement with Mr. Tanner that provides for certain payments upon a change in control as defined in the agreement. The change in control agreement is in the form of those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance—Potential Benefits Upon a Change In Control.”

Finally, we entered into a Proprietary Information, Inventions and Non-Compete Agreement with Mr. Tanner, dated November 1, 2007, pursuant to which Mr. Tanner agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Tanner agreed to keep the Company’s proprietary information confidential.

Agreements with Steven J. Kemps

On July 8, 2008, we entered into a letter agreement with Mr. Kemps pursuant to which we appointed him to the position of Executive Vice President, General Counsel and Corporate Secretary effective August 1, 2008. Pursuant to this letter agreement, we agreed to pay Mr. Kemps an annual salary of $400,000, to be reviewed annually by the Compensation Committee. Pursuant to the letter agreement, Mr. Kemps was granted 6,000 restricted stock units (which vest over a five year period and are subject to earlier vesting if certain stock performance targets are met) and options to purchase 18,000 shares of our common stock (which vest over a three year period).

Pursuant to his letter agreement, Mr. Kemps is eligible for benefits under the Severance Plan as described under the heading, “Executive Officer Severance—Executive Severance Pay Plan.”

Mr. Kemps is eligible to contribute to our Executive Deferred Compensation Plan. We agreed to provide certain other benefits to Mr. Kemps, including paid time off and payment of certain COBRA premiums. Mr. Kemps is eligible for those benefits offered to all employees generally, including 401(k) and health insurance.

We also executed a change in control agreement with Mr. Kemps that provides for certain payments upon a change in control as defined in the agreement. The change in control agreement is similar to those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance—Potential Benefits Upon a Change In Control.”

Mr. Kemps is also subject to a non-compete, pursuant to which Mr. Kemps agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Kemps agreed to keep the Company’s proprietary information confidential.

Agreements with Christopher Sliva

On October 6, 2010, we entered into a letter agreement with Mr. Sliva pursuant to which we appointed him to the position of Chief Commercial Officer effective October 1, 2010. Pursuant to this letter agreement, we agreed to pay Mr. Sliva an annual salary of $500,000, to be reviewed annually by the Compensation Committee. Pursuant to the letter agreement, Mr. Sliva was granted 9,372 restricted stock units (which vest over three year period).

Mr. Sliva is eligible to contribute to our Executive Deferred Compensation Plan. We agreed to provide certain other benefits to Mr. Sliva, including paid time off and payment of certain COBRA premiums. Mr. Sliva is eligible for those benefits offered to all employees generally, including 401(k) and health insurance.

We also executed a change in control agreement with Mr. Sliva that provides for certain payments upon a change in control as defined in the agreement. The change in control agreement is similar to those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance—Potential Benefits Upon a Change In Control.”

Mr. Sliva is also subject to a non-compete, pursuant to which Mr. Sliva agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Sliva agreed to keep the Company’s proprietary information confidential.

Agreements with Blaine E. McPeak

On October 14, 2009, we entered into a letter agreement with Mr. McPeak pursuant to which we appointed him to the position of President of WhiteWave Foods Company effective as of November 1, 2009. Pursuant to this letter agreement, we agreed to pay Mr. McPeak an annual salary of $450,000, to be reviewed annually by the Compensation Committee. Pursuant to the letter agreement, Mr. McPeak was granted 3,445 restricted stock units (which vest over a three year period) and options to purchase 10,601 shares of our common stock (which vest over a three year period).

Pursuant to his letter agreement, Mr. McPeak is eligible for benefits under the Severance Plan as described under the heading, “Executive Officer Severance—Executive Severance Pay Plan.”

Mr. McPeak is eligible to contribute to our Executive Deferred Compensation Plan. We agreed to provide certain other benefits to Mr. McPeak, including paid time off and payment of certain COBRA premiums. Mr. McPeak is eligible for those benefits offered to all employees generally, including 401(k) and health insurance.

We also executed a change in control agreement with Mr. McPeak that provides for certain payments upon a change in control as defined in the agreement. The change in control agreement is similar to those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance—Potential Benefits Upon a Change In Control.”

Mr. McPeak is also subject to a non-compete, pursuant to which Mr. McPeak agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. McPeak agreed to keep the Company’s proprietary information confidential.

Agreements with Joseph E. Scalzo

Mr. Scalzo’s employment with the Company was terminated effective February 25, 2011. In connection with this termination, Mr. Scalzo received benefits under the Severance Plan described above under the heading, “Executive Officer Severance—Executive Severance Pay Plan.” In addition, we entered into a Proprietary Information, Inventions and Non-Compete Agreement with Mr. Scalzo, dated October 7, 2005, pursuant to which Mr. Scalzo agreed he would not compete with us, provided that his employment is not terminated by us for cause, as defined in the agreement, or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Scalzo agreed to keep the Company’s proprietary information confidential.

How much stock do our executive officers and directors own?

The following table presents information as of March 19, 2012 concerning:

•	each director and each Named Executive Officer, and

•	all directors and executive officers as a group, including executive officers not named in the table.

Beneficial Owner	Number of Shares Common Stock		Exercisable Options(1)		Total	Percent(2)
Tom C. Davis	24,258		138,606		162,864	0.09%
Gregg L. Engles	2,717,867	(3)	4,233,864		6,951,731	3.68	%(3)
Stephen L. Green	204,345		87,455		291,800	0.16%
Joseph S. Hardin, Jr.	228,839	(4)	138,606		367,445	0.20	%(4)
Janet Hill	33,563		138,606		172,169	0.09%
Steven J. Kemps	39,691		189,054		228,745	0.12%
J. Wayne Mailloux	42,014		30,887		72,901	0.04%
Shaun Mara	16,349		30,247		46,596	0.03%
Blaine E. McPeak	40,672		179,288		219,960	0.12%
John R. Muse	351,179	(5)	138,606		489,785	0.27	%(5)
Hector M. Nevares	472,591		138,606		611,197	0.33%
Christopher Sliva	0		189,830		189,830	0.10%
Gregg A. Tanner	87,601		375,159		462,760	0.25%
Jim L. Turner	375,558	(6)	138,605	(7)	514,163	0.28	%(6)(7)
Doreen A. Wright	9,811		30,887		40,698	0.02%
Executive Officers and Directors as a Group, including 6 executive officers not named in the table	4,726,648		6,539,517		11,266,165	5.90%

(1)	As of March 19, 2012, and including options exercisable and restricted stock units vesting within the next 60 days.

(2)	Percentages based on 184,483,607 shares of common stock issued and outstanding as of March 19, 2012, plus shares issuable upon exercise of options exercisable within 60 days, and restricted stock units vesting within 60 days, if applicable.

(3)	Includes 207,987 shares pledged as security for a private loan, 629,338 shares pledged under a securities margin account and 1,880,442 shares pledged as security for bank loans.

(4)	Includes 3,150 shares held by a family trust, of which Mr. Hardin’s children and sister are the beneficiaries. Mr. Hardin is the trustee and disclaims all beneficial ownership of the shares except to the extent of his pecuniary interest in the trust, if any.

(5)	Includes 2,550 shares owned by Mr. Muse’s spouse and 2,000 owned by minor children sharing Mr. Muse's household; Mr. Muse disclaims beneficial ownership of all such shares.

(6)	Includes 67,563 shares held by Mr. Turner's spouse; Mr. Turner disclaims beneficial ownership of such shares.

(7)	Includes 26,104 options held by Mr. Turner's spouse; Mr. Turner disclaims beneficial ownership of such options.

Do we have any holders who beneficially own more than 5% of our common stock?

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
FMR LLC(2) 82 Devonshire Street Boston, MA 02109	22,568,337	12.23%
The Vanguard Group, Inc.(3) 155 N. Wacker Drive, Suite 4600 Chicago, IL 60606	9,656,638	5.23%

(1)	Based on 184,483,607 shares outstanding as of March 19, 2012.

(2)	Based on a Schedule 13G/A filed with the SEC on February 14, 2012, by and on behalf of FMR LLC (“FMR”), Edward C. Johnson 3d and Fidelity Management and Research Company (“Fidelity Management”) and Fidelity Low Priced Stock Fund (“Fidelity Fund”), filing as joint filers pursuant to Rule 13d-1(f)(1) under the Exchange Act. Fidelity Management is a wholly-owned subsidiary of FMR, Fidelity Fund is a wholly owned subsidiary of Fidelity Management, and Mr. Johnson has reported controlling interest in FMR. FMR reported beneficial ownership with respect to 22,568,337 shares, distributed as follows: FMR (reporting sole voting power with respect to a total of 464,561 shares and sole dispositive power with respect to a total of 22,568,337 shares); Fidelity Management (reporting beneficial ownership of 22,568,337 shares, and reporting sole dispositive power of such shares by Mr. Johnson); Fidelity Fund (reporting beneficial ownership of 12,500,000 shares); Strategic Advisers, Inc., a wholly-owned subsidiary of FMR (reporting beneficial ownership of 5,719 shares); and Pyramis Global Advisors Trust Company, a wholly-owned subsidiary of FMR (reporting beneficial ownership of 399,730 shares, and reporting sole dispositive power and sole power to direct the voting of such shares by Mr. Johnson and FMR).

(3)	Based on a Schedule 13G filed with the SEC on February 8, 2012, The Vanguard Group, Inc. reported sole voting power and sole dispositive power with respect to 9,316,400 shares.

What are our policies regarding transactions with related persons and what relationships do we have with our executive officers and directors?

Related Party Transaction Policy

Under our Code of Ethics, directors, officers and employees are expected to make business decisions and take actions based upon the best interests of the Company and not based upon personal relationships or benefits.

The Board of Directors has recognized that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written policy governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which our Company was, is or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Nominating/Corporate Governance Committee of the Board of Directors is responsible for reviewing and approving these transactions.

Any transaction proposed to be entered into by the Company with a related party must be reported to our General Counsel and reviewed and approved by the Nominating/Corporate Governance Committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction, whenever practicable. If advance approval is not practicable under the circumstances, the Nominating/Corporate Governance Committee will review and, in its discretion, may ratify the interested transaction at the next meeting of the Nominating/Corporate Governance Committee. In the event management becomes aware of any further transactions subsequent to that meeting, such transactions may be presented to the Nominating/Corporate Governance Committee for approval at the next Nominating/Corporate Governance Committee meeting, or where it is not practicable or desirable to wait until the next Nominating/Corporate Governance Committee meeting, to the Chair of the Nominating/Corporate Governance Committee (to whom authority has been delegated to act between Committee meetings) subject to ratification by the Nominating/Corporate Governance Committee at its next meeting.

Any transaction with an interested person previously approved by the Nominating/Corporate Governance Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Nominating/Corporate Governance Committee annually.

The Nominating/Corporate Governance Committee (or the Chair) will approve only those transactions that are in, or are not inconsistent with, the best interests of the Company and our stockholders, as the Nominating/Corporate Governance Committee (or the Chair) determines in good faith in accordance with its business judgment. In addition, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. No related party transactions were considered by the Nominating/Corporate Governance Committee in 2011.

Other transactions considered by our Board in assessing director independence, but which do not involve a direct or indirect material interest for the related person, are described in this Proxy Statement under the heading “Who are our independent directors?”

Have our equity compensation plans been approved by our stockholders?

Our equity compensation plans have been approved by our stockholders. In addition, from time to time we grant inducement grants outside our approved plans as permitted by NYSE rules. The following table contains certain information about our plans as of December 31, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	19,151,401		$19.32	8,226,050	(1)(2)
Equity compensation plans not approved by security holders	476,799	(3)	$17.50	1,338,197	(4)(5)

Total	19,628,200		$19.27	9,564,247

(1)	Reflects 2,216,619 shares reserved for issuance upon vesting of outstanding RSUs.

(2)

Subsequent to December 31, 2011, the Compensation Committee granted stock options and RSUs in connection with our annual long-term incentive award grant cycle. These grants were made under the 2007 Plan and accordingly reduced the remaining shares available for future grants under the 2007 Plan. Following these additional grants, and including stock option exercises, stock option and RSU cancellations, shares withheld for taxes on vested RSUs, and additional vestings of RSUs after the end of fiscal 2011, the following is a summary of our 2007 Plan as of March 21, 2012:

•	There are 19,075,366 shares of stock to be issued upon exercise of outstanding options, with a weighted average price of $19.22 and a weighted average remaining term of 5.04 years.

•	There are 2,033,971 shares of stock to be issued upon vesting of outstanding RSUs.

•	The number of shares available for future grants under the 2007 Plan is 7,758,283, of which approximately 1,654,609 shares can be granted as RSUs or restricted stock awards.

(3)	Consists of stock options issued as “inducement grants,” as such term is defined by the NYSE. The stock options generally vest over three years and will expire on the tenth anniversary of the date of grant. The stock options are generally subject to the same terms and conditions of those awarded pursuant to the plans approved by stockholders.

(4)	Reflects 82,212 shares reserved for issuance upon vesting of outstanding RSUs.

(5)	Remaining shares authorized for issuance as inducement grants which represent 1,759,000 shares registered with the SEC on June 30, 2006, less those previously issued, plus incremental adjustments for the spin-off of TreeHouse Foods, Inc. and the special dividend paid on April 2, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on our review of these forms or written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal year 2011.

Appendix A

DEAN FOODS COMPANY

2007 STOCK INCENTIVE PLAN

SECTION 1. PURPOSE

The Plan is intended to promote the interests of the Company and its shareholders by (i) attracting and retaining non-employee directors and executive personnel and other key employees of outstanding ability; (ii) motivating non-employee directors and executive personnel and other key employees, by means of performance-related incentives, to achieve longer-range Performance Criteria; and (iii) enabling such non-employee directors and employees to participate in the growth and financial success of the Company.

SECTION 2. DEFINITIONS

(a) Certain Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth below:

“Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means (i) for purposes of Incentive Stock Options, any corporation that is a “parent corporation” (as defined in Section 424(e) of the Code) or a “subsidiary corporation” (as defined in Section 424(e) of the Code) of the Company, and (ii) for all other purposes, with respect to any person, any other person that (directly or indirectly) is controlled by, controlling or under common control with such person.

“Award” means any grant or award made pursuant to Sections 5 through 8 of the Plan, inclusive.

“Award Agreement” means either a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award or Awards granted to the Participant, or a written or electronic statement issued by the Company describing the terms and conditions of an Award or Awards.

“Board” means the Board of Directors of the Company.

“Cause” means (i) the willful failure of a Participant to perform substantially his or her duties; (ii) a Participant’s willful or serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of an Employer; (iii) a Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) the breach by a Participant of any written covenant or agreement with an Employer, any material written policy of any Employer or any Employer’s “code of conduct”, or (v) the Participant’s failure to cooperate with an Employer in any internal investigation or administrative, regulatory or judicial proceeding. In addition, the Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated (for a reason other than Cause), facts and circumstances are discovered that would have justified a termination for Cause.

“Change in Control” means the first occurrence of any of the following events after the Effective Date:

(i)	any person, entity or “group” (as defined in Section 13(d) of the Act), other than the Company, a wholly-owned subsidiary of the Company, and any employee benefit plan of the Company or any wholly-owned subsidiary of the Company, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), of 30% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)	the persons who, as of the Effective Date, are serving as the members of the Board (the “Incumbent Directors”) shall cease for any reason to constitute at least a majority of the Board (or the board of directors of any successor to the Company), provided that any director elected to the Board, or nominated for election, by at least two-thirds of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (ii);

(iii)	the Company consummates a merger or consolidation with any other corporation, and as a result of which (A) persons who were shareholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the merger or consolidation, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the Company or the surviving entity or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity described in subclause (x), and (B), within the twelve-month period after such consummation of the merger or consolidation, the members of the Board as of the consummation of such merger or consolidation cease to constitute a majority of the board of directors of the Company or the surviving entity (or the entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the Company or such surviving entity);

(iv)	the shareholders of the Company approve a sale, transfer or other disposition of all or substantially all of the assets of the Company, which is consummated and immediately following which the persons who were shareholders of the Company immediately prior to such sale, transfer or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the sale, transfer or disposition, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the entity or entities to which such assets are sold or transferred or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entities described in subclause (x);

(v)	the shareholders of the Company approve a plan of complete liquidation of the Company, or such a plan is commenced; and

(vi)	any other event not described in clauses (i) through (v) above that the Board, in its discretion, determines to be a Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board or such other committee of the Board as the Board shall from time to time designate to administer the Plan.

“Company” means Dean Foods Company, a Delaware corporation.

“Consultant” means any person, including an advisor, engaged by an Employer to render services to such Employer and who is not a Director or an Employee.

“Designated Beneficiary” means the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due the Participant in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

“Director” means any individual who is a member of the Board or the board of directors of an Affiliate of the Company.

“Disability” means, unless another definition is incorporated into the applicable Award Agreement, disability as specified under the long-term disability plan of the Company or an Affiliate thereof that covers the Participant, or if there is no such long-term disability plan, any other termination of a Participant’s Service under such circumstances that the Committee determines to qualify as a Disability for purposes of this Plan; provided that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Disability” then, with respect to any Award made to such Participant, “Disability” shall have the meaning set forth in such employment or severance agreement.

“Effective Date” means April 2, 2007, the date on which the Plan was approved by the Board.

“Employee” means any officer or employee employed by any Employer in a common-law employee-employer relationship.

“Employer” means the Company and any Affiliate thereof.

“Executive Officer” means any “officer” within the meaning of Rule 16(a)-1(f) promulgated under the Act or any “covered employee” within the meaning of Section 162(m)(3) of the Code.

“Fair Market Value” means the closing sales price (or average of the quoted closing bid and asked prices if there is no closing sale price reported) of the Common Stock on the date specified as reported by the principal national exchange or trading system on which the Common Stock is then listed or traded. If there is no reported price information for the Common Stock, the Fair Market Value will be determined by the Board or the Committee may, but shall not be obligated to, commission and rely upon an independent appraisal of the Common Stock.

“Incentive Stock Option” means a stock option granted under Section 7 of the Plan that is designated as an Incentive Stock Option that is intended to meet the requirements of Section 422 of the Code.

“Net Exercised” means the exercise of an Option or any portion thereof by the delivery of the greatest number of whole shares of Stock having a Fair Market Value on the date of exercise not in excess of the difference between the aggregate Fair Market Value of the shares of Stock subject to the Option (or the portion of such Option then being exercised) and the aggregate exercise price for all such shares of Stock under the Option (or the portion thereof then being exercised), with any fractional share that would result from such equation to be payable in cash.

“New Employer” means, after a Change in Control, a Participant’s employer, or any direct or indirect parent or any direct or indirect majority-owned subsidiary of such employer.

“Non-statutory Stock Option” means a stock option granted under Section 7 of the Plan that is not intended to be an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-statutory Stock Option.

“Other Stock-Based Award” means an award of, or related to, shares of Stock other than Options, Restricted Stock, Performance Shares, Restricted Stock Units or Performance Units, as granted by the Committee in accordance with the provisions of Section 8 of the Plan.

“Participant” means an Employee, Director or Consultant who is selected by the Committee to receive an Award under the Plan.

“Performance Award” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive cash or Stock (as determined by the Committee) upon the achievement, in whole or in part, of the applicable Performance Criteria.

“Performance Criteria” means the objectives established by the Committee for a Performance Period pursuant to Section 5(c) of the Plan for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards or Performance Units has been earned.

“Performance Period” means the period selected by the Committee during which performance is measured for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards or Performance Units has been earned.

“Performance Share” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive one share of Stock (or the Fair Market Value thereof in cash or any combination of cash and Stock, as determined by the Committee), or a fraction or multiple thereof, upon the achievement, in whole or in part, of the applicable Performance Criteria.

“Performance Unit” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive a fixed or variable dollar denominated unit (or a unit denominated in the Participant’s local currency), or a fraction or multiple thereof, upon the achievement, in whole or in part, of the applicable Performance Criteria. The Committee shall determine whether the earned portion of any such Performance Units shall be payable in cash, Stock or any combination thereof.

“Qualifying Termination of Employment” means a termination of a Participant’s Service with an Employer by reason of the Participant’s death, Disability or Retirement.

“Restriction Period” means the period of time selected by the Committee during which an Award of Restricted Stock and Restricted Stock Units, as the case may be, is subject to forfeiture and/or restrictions on transfer pursuant to the terms of the Plan.

“Restricted Stock” means shares of Stock contingently granted to a Participant under Section 6 of the Plan.

“Restricted Stock Unit” means a fixed or variable stock denominated unit contingently awarded to a Participant under Section 6 of the Plan.

“Retirement” means, unless another definition is incorporated into the applicable Award Agreement, a termination of the Participant’s Service at or after the Participant’s normal retirement age or earlier retirement date established under any qualified retirement plan maintained by the Company; provided that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Retirement” then, with respect to any Award made to such Participant, “Retirement” shall have the meaning set forth in such employment or severance agreement.

“Service” means the provision of services to the Company or its Affiliates in the capacity of (i) an Employee, (ii) a Director, or (iii) a Consultant.

“Special Termination” means a termination of the Participant’s Service due to death or Disability.

“Stock” means the common stock of the Company, par value $0.01 per share.

“Stock Appreciation Right” or “SAR” means an Award, granted alone or in tandem with an Option, designated as an SAR under Section 7 of the Plan.

“Subsidiary” means any business entity in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power.

(b) Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3. POWERS OF THE COMMITTEE

(a) Eligibility. Each Employee, Director or Consultant who, in the opinion of the Committee, has the capacity to contribute to the success of the Company is eligible to be a Participant in the Plan.

(b) Power to Grant and Establish Terms of Awards. The Committee shall have the discretionary authority, subject to the terms of the Plan, to determine which Employees, Directors or Consultants to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all Awards including, without limitation, the number of shares of Stock subject to an Award, the time or times at which Awards shall be granted, and the terms and conditions of applicable Award Agreements. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Award, and for the same Participant for each type of Award such Participant may receive, whether or not granted at the same or different times.

(c) Administration. The Plan shall be administered by the Committee. The Committee shall have sole and complete authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. The Committee’s decisions (including any failure to make decisions) shall be binding upon all persons, including the Company, shareholders, Employers, and each Employee, Director, Consultant, Participant or Designated Beneficiary, and shall be given deference in any proceeding with respect thereto.

(d) Delegation by the Committee. The Committee may delegate to the Company’s Chief Executive Officer and/or to such other officer(s) of the Company, the power and authority to make and/or administer Awards under the Plan with respect to individuals who are below the position of an executive officer of the Company, pursuant to such conditions and limitations as the Committee may establish and only the Committee or the Board may select, and grant Awards to, executive officers or exercise any other discretionary authority under the Plan in respect of Awards granted to such executive officers. Unless the Committee shall otherwise specify, any delegate shall have the authority and right to exercise (within the scope of such person’s delegated authority) all of the same powers and discretion that would otherwise be available to the Committee pursuant to the terms hereof. The Committee may also appoint agents (who may be officers or employees of the Company) to assist in the administration of the Plan and may grant authority to such persons to execute agreements, including Award Agreements, or other documents on its behalf. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.

(e) Restrictive Covenants and Other Conditions. Without limiting the generality of the foregoing, the Committee may condition the grant of any Award under the Plan upon the Participant to whom such Award would be granted agreeing in writing to certain conditions (such as restrictions on the ability to transfer the underlying shares of Stock) or covenants in favor of the Company and/or one or more Affiliates thereof (including, without limitation, covenants not to compete, not to solicit employees and customers and not to disclose confidential information, that may have effect following the termination of the Participant’s Service and after the Stock subject to the Award has been transferred to the Participant), including, without limitation, the requirement that the Participant disgorge any profit, gain or other benefit received in respect of the Award prior to any breach of any such covenant.

(f) Participants Based Outside the United States. To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, but subject to the limitations set forth in Section 4 of the Plan regarding the maximum number of shares of Stock issuable hereunder and the maximum Award to any single Participant, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States (“Non-US Awards”), (ii) establish, without amending the Plan, subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances (“Subplans”), and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The Committee’s decision to grant Non-US Awards or to establish Subplans is entirely voluntary and at the complete discretion of the Committee. The Committee may amend, modify or terminate any Subplans at any time, and such amendment, modification or termination may be made without prior notice to the Participants. The Company, Subsidiaries, Affiliates of any of the foregoing and members of the Committee shall not incur any liability of any kind to any Participant as a result of any change, amendment or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-US Award (i) are wholly discretionary and, although provided by either the Company, a Subsidiary or Affiliate of any of the foregoing, do not constitute regular or periodic payments and (ii) are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Committee may direct the payment of Non-US Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments.

SECTION 4. MAXIMUM AMOUNT AVAILABLE FOR AWARDS

(a) Number. Subject in all cases to the provisions of this Section 4, the maximum number of shares of Stock that are available for Awards shall be 12,340,000 shares, plus the number of shares remaining available for issuance as of the Effective Date under both the 1997 Stock Option and Restricted Stock Plan and the 1989 Stock Awards Plan. Such maximum number of shares shall be subject to adjustment in Section 4(d). Notwithstanding the provisions of Section 4(b) of the Plan, the maximum number of shares of Stock that may be issued in respect of Incentive Stock Options shall not exceed 1,000,000 shares. Shares of Stock may be made available from Stock held in treasury or authorized but unissued shares of the Company not reserved for any other purpose.

(b) Canceled, Terminated or Forfeited Awards, Etc. Any shares of Stock subject to an Award which for any reason expires without having been exercised, is canceled or terminated or otherwise is settled without the issuance of any Stock shall again be available for grant under the Plan; provided that, for purposes of Section 4(a) upon the Net Exercise of any Options or the exercise of any SAR, the gross number of shares as to which such Option or SAR is being exercised, and not just the net number of shares delivered upon such exercise, shall be treated as issued pursuant to the Plan.

(c) Individual Award Limitations. No Participant may be granted under the Plan in any calendar year Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units covering an aggregate of more than 1,000,000 shares of Stock, subject to adjustment in Section 4(d) or 10(b). No Participant may be granted Options and SARs on more than 1,000,000 shares of Stock under the Plan in any calendar year, subject to adjustment in Section 4(d) or 10(b). The maximum aggregate cash payment with respect to cash-based Awards (including Performance Awards) granted in any one fiscal year that may be made to any Participant shall be $5,000,000.

(d) Adjustment in Capitalization. In the event that the Committee shall determine that any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below Fair Market Value, or other similar corporate event affects the Stock such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Plan, then an adjustment shall be made in the number and class of shares of stock available for Awards under Section 4(a) and the limitations in Section 4(c) and the Committee shall substitute for or add to each share of Stock that may become subject to an Award the number and kind of shares of stock or other securities into which each outstanding share of Stock was changed, for which each such share of Stock was exchanged, or to which each such share of Stock, as the case may be.

SECTION 5. PERFORMANCE AWARDS, PERFORMANCE SHARES AND PERFORMANCE UNITS

(a) Generally. The Committee shall have the authority to determine the Participants who shall receive Performance Awards, Performance Shares and Performance Units, the number of Performance Shares and the number and value of Performance Units each Participant receives for each or any Performance Period, and the

Performance Criteria applicable in respect of such Performance Awards, Performance Shares and Performance Units for each Performance Period. The Committee shall determine the duration of each Performance Period (which may differ from each other), and there may be more than one Performance Period in existence at any one time as to any Participant or all or any class of Participants. Each grant of Performance Shares and Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Criteria applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. No shares of Stock will be issued at the time an Award of Performance Shares is made, and the Company shall not be required to set aside a fund for the payment of Performance Shares or Performance Units. Subject to the terms of the Plan, Performance Awards may be granted to Participants in such amounts, subject to such Performance Criteria, and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

(b) Earned Performance Awards, Performance Shares and Performance Units. Performance Awards, Performance Shares and Performance Units shall become earned, in whole or in part, based upon the attainment of specified Performance Criteria or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Criteria, the Committee may, at the grant date, condition payment of Performance Awards, Performance Shares and Performance Units on the Participant completing a minimum period of Service following the grant date or on such other conditions as the Committee shall specify. The Committee may provide, at the time of any grant of Performance Shares or Performance Units, that if performance relative to the Performance Criteria exceeds targeted levels, the number of shares issuable in respect of each Performance Share or the value payable in respect of each Performance Unit shall be adjusted by such multiple (not in excess of 200%) as the Committee shall specify.

(c) Performance Criteria. At the discretion of the Committee, Performance Criteria may be based on the total return to the Company’s shareholders, inclusive of dividends paid, during the applicable Performance Period (determined either in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies), or upon the relative or comparative attainment of one or more of the following criteria, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies: stock price, operating earnings or margins, net earnings, return on equity, income, market share, return on investment, return on capital employed, level of expenses, revenue cash flow and, in the case of persons who are not Executive Officers, such other criteria as may be determined by the Committee. Performance Criteria may be established on a Company-wide basis or with respect to one or more business units or divisions or Subsidiaries. When establishing Performance Criteria for a Performance Period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company or any Subsidiary, mergers, acquisitions, divestitures, discontinued operations, other unusual or non-recurring items, the cumulative effects of accounting changes or such other objective factors as the Committee deems appropriate. Except in the case of Awards to Executive Officers intended to be “other performance-based compensation” under Section 162(m)(4) of the Code, the Committee may also adjust the Performance Criteria for any Performance Period as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

(d) Special Rule for Performance Criteria. If, at the time of grant, the Committee intends an Award of Performance Awards, Performance Shares or Performance Units to qualify as “other performance-based compensation” within the meaning of Section 162(m)(4) of the Code, the Committee must establish the Performance Criteria for the applicable Performance Cycle no later than the 90th day after the Performance Cycle begins (or by such other date as may be required under Section 162(m) of the Code).

(e) Certification of Attainment of Performance Criteria. As soon as practicable after the end of a Performance Cycle and prior to any payment in respect of such Performance Cycle, the Committee shall certify in writing the amount of the Performance Award, the number of Performance Shares, or the number and value of Performance Units, that have been earned on the basis of performance in relation to the established Performance Criteria.

(f) Payment of Awards. Earned Performance Awards, Performance Shares and the value of earned Performance Units shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable after the expiration of the Performance Period and the Committee’s certification under Section 5(e) above, provided that (i) earned Performance Awards, Performance Shares and the value of earned Performance Units shall not be distributed to a Participant until any other conditions on payment of such Awards established by the Committee have been satisfied, and (ii) any amounts payable in respect of Performance Awards, Performance Shares or Performance Units pursuant to Section 9 of the Plan shall be distributed in accordance with Section 9. The Committee shall determine whether Performance Awards, Performance Shares and the value of earned Performance Units are to be distributed in the form of cash, shares of Stock or in a combination thereof, with the value or number of shares of Stock payable to be determined based on the Fair Market Value of Stock on the date of the Committee’s certification under Section 5(e) above.

(g) Newly Eligible Participants. Notwithstanding anything in this Section 5 to the contrary, the Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Awards, Performance Shares or Performance Units after the commencement of a Performance Cycle.

(h) Termination of Service.

(i)	Qualifying Termination of Employment. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, a Participant whose Service terminates by reason of a Qualifying Termination of Employment on or after the first anniversary of the commencement of the relevant Performance Cycle (or such other period as the Committee shall specify at the time of grant of the Performance Awards, Performance Shares or Performance Units) shall be entitled to a distribution of the same Performance Awards, number of Performance Shares, or the value of Performance Units (without pro-ration) that would have been payable for the Performance Cycle had his or her Service continued until the end of the applicable Performance Cycle. Any Performance Awards, Performance Shares or value of Performance Units becoming payable in accordance with the preceding sentence shall be paid at the same time as the Performance Awards, Performance Shares and the value of Performance Units are paid to other Participants (or at such earlier time as the Committee may permit). Any rights that a Participant or Designated Beneficiary may have in respect of any Performance Awards, Performance Shares or Performance Units outstanding at the date of the Qualifying Termination of Employment that are not available to be earned or that are not earned in accordance with this Section 5(h)(i) shall be forfeited and canceled, effective as of the date of the Participant’s termination of Service.

(ii)	Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service is terminated for any reason other than a Qualifying Termination of Employment during a Performance Cycle, all of the Participant’s rights to Performance Awards, Performance Shares and Performance Units related to such Performance Cycle shall be immediately forfeited and canceled as of the date of such termination of Service. Notwithstanding the immediately preceding sentence, a Participant’s rights in respect of unearned Performance Awards, Performance Shares and Performance Units shall in all events be immediately forfeited and canceled as of the date of the Participant’s termination of Service for Cause.

(iii)	Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 5(h), Section 9 of the Plan shall determine the treatment of Performance Awards, Performance Shares and Performance Units upon a Change in Control, including the treatment of such Awards granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

SECTION 6. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

(a) Grant. Restricted Stock and Restricted Stock Units may be granted to Participants at such time or times as shall be determined by the Committee. The grant date of any Restricted Stock or Restricted Stock Units under the Plan will be the date on which such Restricted Stock or Restricted Stock Units are awarded by the Committee, or such other date as the Committee shall determine. Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement that shall specify (i) the number of shares of Restricted Stock and the number of Restricted Stock Units granted to each Participant, (ii) the Restriction Period(s) applicable thereto and (iii) such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Awards of Restricted Stock Units shall be evidenced by a bookkeeping entry in the Company’s records (or by such other reasonable method as the Company shall determine from time to time).

(b) Vesting. Restricted Stock and Restricted Stock Units granted to Participants under the Plan shall be subject to a Restriction Period. Except as otherwise determined by the Committee at or after the grant date, and subject to the Participant’s continued employment with his or her Employer on such date, the Restricted Stock shall vest ratably over five years upon each anniversary of the grant date. The Committee may provide that the Restriction Period on Restricted Stock or Restricted Stock Units shall lapse, in whole or in part, upon the achievement of performance criteria (and without regard to the minimum service requirement), which criteria shall be selected from those available to the Committee under Section 5(c) of the Plan, provided that any Award of Restricted Stock made to any Executive Officer that is intended to qualify as “other performance-based compensation” under Section 162(m) of the Code shall be subject to the same restrictions and limitations applicable to Awards of Performance Shares under Section 5(d) of the Plan and subject to the certification required under Section 5(e) of the Plan. The Restriction Period shall also lapse, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Award.

(c) Dividend Equivalents. The Committee shall determine whether and to what extent dividends payable on Stock will be credited, or paid currently, to a Participant in respect of an Award of Restricted Stock Units. Unless otherwise determined by the Committee at or after the grant date, a Participant holding Restricted Stock Units shall not be entitled to exercise any voting rights and any other rights as a shareholder with respect to shares of Stock underlying such Award.

(d) Settlement of Restricted Stock and Restricted Stock Units. At the expiration of the Restriction Period for any Restricted Stock, the Company shall remove the restrictions applicable to the Restricted Stock, and shall, upon request, deliver the stock certificates evidencing such Restricted Stock to the Participant or the Participant’s legal representative (or otherwise evidence the issuance of such shares free of any restrictions imposed under the Plan). At the expiration of the Restriction Period for any Restricted Stock Units, for each such Restricted Stock Unit, the Participant shall receive, in the Committee’s discretion, (i) a cash payment equal to the Fair Market Value of one share of Stock as of such payment date, (ii) one share of Stock or (iii) any combination of cash and shares of Stock having an aggregate value equal to the Fair Market Value of one share of Stock.

(e) Restrictions on Transfer. Except as provided herein or in an Award Agreement, shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restriction Period. Any such attempt by the Participant to sell, assign, transfer, pledge or encumber shares of Restricted Stock and Restricted Stock Units without complying with the provisions of the Plan shall be void and of no effect.

(f) Termination of Service.

(i)	Qualifying Termination of Employment. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service terminates by reason of a Qualifying Termination of Employment during the Restriction Period, a pro rata portion of any Stock related to Restricted Stock or a Restricted Stock Unit held by such Participant shall become nonforfeitable at the date of such termination, based on the number of full calendar months of such Participant’s Service relative to the number of full calendar months in the relevant Restriction Period.

(ii)	Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service terminates for any reason other than a Qualifying Termination of Employment during the Restriction Period, any Restricted Stock or Restricted Stock Units held by such Participant shall be forfeited and canceled as of the date of such termination of Service. Notwithstanding the immediately preceding sentence, a Participant’s rights in respect of unvested Restricted Stock or Restricted Stock Units shall in all events be immediately forfeited and canceled as of the date of the Participant’s termination of Service for Cause.

(iii)	Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 6(f), Section 9 of the Plan shall determine the treatment of Restricted Stock and Restricted Stock Units upon a Change in Control, including the treatment of such Awards granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

SECTION 7. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

(a) Grant. Options and Stock Appreciation Rights (“SARs”) may be granted to Participants at such time or times as shall be determined by the Committee. The Committee shall have the authority to grant Incentive Stock Options, Non-statutory Stock Options and SARs. The grant date of an Option or SAR under the Plan will be the date on which the Option or SAR is awarded by the Committee, or such other future date as the Committee shall determine in its sole discretion. Each Option or SAR shall be evidenced by an Award Agreement that shall specify the type of Option Award granted, the exercise price, the duration of the Option or SAR, the number of shares of Stock to which the Option or SAR pertains, the conditions upon which the Option or SAR or any portion thereof shall become vested or exercisable and such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. For the avoidance of doubt, Incentive Stock Options may only be granted to Employees.

(b) Exercise Price. The Committee shall establish the exercise price at the time each Option or SAR is granted, which price shall not be less than 100% of the Fair Market Value of the Stock on the grant date. Notwithstanding the foregoing, if an Incentive Stock Option is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate thereof, the exercise price shall be at least 110% of the Fair Market Value of the Stock on the grant date.

(c) Vesting and Exercisability. Except as otherwise determined by the Committee at or after the grant date, and subject to the Participant’s continued employment with his or her Employer on such date, each Option and SAR awarded to a Participant under the Plan shall become vested and exercisable in three approximately equal installments on each of the first three anniversaries of the grant date. Options and SARs may also become exercisable, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Option or SAR. In its discretion, the Committee may also establish performance conditions with respect to the exercisability of any Option or SAR during a Performance Period selected by the Committee. No Option or SAR shall be exercisable on or after the tenth anniversary of its grant date (the fifth anniversary of the grant date for an Incentive Stock Option is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate thereof). The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(d) Payment of Option Exercise Price. No Stock shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefore is received by the Company. Such payment may be made in cash or its equivalent or, if permitted by the Committee, (i) by exchanging shares of Stock owned by the Participant for at least six months (or for such greater or lesser period as the Committee may determine from time to time) and which are not the subject of any pledge or other security interest, (ii) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Stock or (iii) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such exercise price of the portion of the Option being exercised. Additionally, to the extent authorized by the Committee (whether at or after the grant date), Options may be Net Exercised subject to such terms and conditions as the Committee may from time to time impose. The Company may not make a loan to a Participant to facilitate such Participant’s exercise of any of his or her Options or payment of taxes.

(e) Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Stock on the date of exercise over the grant price; by (ii) the number of shares of Stock with respect to which the SAR is exercised. At the sole discretion of the Committee, the payment upon SAR exercise may be in cash, in shares of Stock of equivalent value, or in some combination thereof.

(f) Incentive Stock Option Status. Notwithstanding anything in this Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code.

(g) Termination of Service.

(i)	Special Termination. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if the Participant’s Service is terminated due to a Special Termination, then all Options and SARs held by the Participant on the effective date of such Special Termination shall vest and become exercisable and shall remain exercisable until the first to occur of (A) the first anniversary of the effective date of such Special Termination (or, for Incentive Stock Options, the first anniversary of such Special Termination) or (B) the expiration date of the Option or SAR.

(ii)	Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, (A) if the Participant’s Service is voluntarily or involuntarily terminated for any reason other than a Special Termination prior to the expiration date of the Option or SAR, any Options and SARs that have not become vested and exercisable on or before the effective date of such termination shall terminate on such effective date, and (B) if the Participant’s Service is terminated voluntarily or involuntarily for any reason other than a Special Termination or for Cause, any vested and exercisable Options and SARs then held by the Participant shall remain exercisable for a period of 90 days following the effective date of such termination of Service.

(iii)	Termination for Cause. Notwithstanding anything contrary in this Section 7(g), if the Participant’s Service is terminated for Cause, then all Options or SARs (whether or not then vested or exercisable) shall terminate and be canceled immediately upon such termination, regardless of whether then vested or exercisable.

(iv)	Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 7(g), Section 9 of the Plan shall determine the treatment of Options and SARs upon a Change in Control, including the treatment of Options and SARs granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

SECTION 8. OTHER STOCK-BASED AWARDS

(a) Other Stock Based Awards. The Committee may grant Other Stock-Based Awards, including, but not limited to, the outright grant of Stock in satisfaction of obligations of the Company or any Affiliate thereof under another compensatory plan, program or arrangement, modified Awards intended to comply with or structured in accordance with the provisions of applicable non-U.S. law or practice, or the sale of Stock, in such amounts and subject to such terms and conditions as the Committee shall determine, including, but not limited to, the satisfaction of Performance Criteria. Each Other-Stock Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions applicable thereto. Any Other Stock-Based Award may entail the transfer of actual shares of Stock or the payment of the value of such Award in cash based upon the value of a specified number of shares of Stock, or any combination of the foregoing, as determined by the Committee. The terms of any Other Stock-Based Award need not be uniform in application to all (or any class of) Participants, and each Other Stock-Based Award granted to any Participant (whether or not at the same time) may have different terms.

(b) Termination of Service. In addition to any other terms and conditions that may be specified by the Committee, each Other Stock-Based Award shall specify the impact of a termination of Service upon the rights of a Participant in respect of such Award. At the discretion of the Committee, such conditions may be the same as apply with respect to Restricted Stock or Restricted Stock Units, or may contain terms that are more or less favorable to the Participant.

SECTION 9. CHANGE IN CONTROL

(a) Accelerated Vesting and Payment.

(i)	In General. Except as provided in an employment or individual severance agreement between a Participant and an Employer or an Award Agreement, upon a Change in Control (i) all outstanding Options shall become vested and exercisable immediately and (ii) the Restriction Period on all outstanding Restricted Stock and Restricted Stock Units shall lapse immediately. Additionally, the Committee (as constituted prior to the Change in Control) may provide that in connection with the Change in Control (i) each Option shall be canceled in exchange for an amount (payable in accordance with Section 9(a)(iii) below) equal to the excess, if any, of the Fair Market Value over the exercise price for such Option and (ii) each share of Restricted Stock and each Restricted Stock Unit shall be canceled in exchange for an amount (payable in accordance with Section 9(a)(iii) below) equal to the Fair Market Value, multiplied by the number of shares of Stock covered by such Award.

(ii)

Performance Awards, Performance Shares and Performance Units. Except as provided in an Award Agreement, in the event of a Change in Control, (i) each outstanding Performance Award and Performance Share shall be canceled in exchange for a payment equal to the greater of (a) the payment that would have been payable had each such Performance Award or Performance Share been deemed equal to 100% or (b) the actual performance to date (or such greater or lesser percentage as the Committee shall specify at the grant date or such greater percentage as the Committee shall specify after the grant date) and (ii) each outstanding Performance Unit shall be canceled in exchange for a payment equal to the greater of (a) the value that would have been payable had each such Performance Unit been deemed equal to 100% or (b) the actual performance to date (or such greater or lesser percentage as the Committee shall specify at the grant date or such greater percentage as the Committee shall specify after the grant date) of its initially established dollar or local currency denominated value.

(iii)	Payments. Payment of any amounts calculated in accordance with Sections 9(a)(i) and (ii) shall be made in cash or, if determined by the Committee (as constituted prior to the Change in Control), in shares of the stock of the New Employer having an aggregate fair market value equal to such amount or in a combination of such shares of stock and cash. All amounts payable hereunder shall be payable in full, as soon as reasonably practicable, but in no event later than ten business days, following the Change in Control. For purposes hereof, the fair market value of one share of stock of the New Employer shall be determined by the Committee (as constituted prior to the consummation of the transaction constituting the Change in Control) in good faith.

(b) Termination of Service Prior to Change in Control. In the event that any Change in Control occurs as a result of any transaction described in clause (iii) or (iv) of the definition of such term, any Participant whose Service is involuntarily terminated by an Employer other than for Cause or is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof, shall be treated, solely for purposes of this Plan (including, without limitation, this Section 9), as continuing in Service until the occurrence of such Change in Control and to have been terminated immediately thereafter.

SECTION 10. EFFECTIVE DATE, AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN OR AWARDS

(a) General. The Plan shall be effective on the Effective Date, and shall continue in effect, unless sooner terminated pursuant to this Section 10, until the tenth anniversary of the Effective Date, after which no new Awards may be granted under the Plan. The Board may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided that without the approval by a majority of the votes cast at a duly constituted meeting of shareholders of the Company, no amendment or modification to the Plan may (i) materially increase the benefits accruing to Participants under the Plan, (ii) except as otherwise expressly provided in Section 4(d) of the Plan, materially increase the number of shares of Stock subject to the Plan or the individual Award limitations specified in Section 4(c) of the Plan, (iii) materially modify the requirements for participation in the Plan or (iv) materially modify the Plan in any other way that would require shareholder approval under any regulatory requirement that the Committee determines to be applicable. In the event that the Committee shall determine that such action would, taking into account such factors as it deems relevant, be beneficial to the Company, the Committee may affirmatively act to amend, modify or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, subject to Section 10(b), including without limitation, to change the date or dates as of which (A) an Option becomes exercisable, (B) a Performance Award, Performance Share or Performance Unit is deemed earned, or (C) Restricted Stock and Restricted Stock Units becomes nonforfeitable, except that no outstanding Option or SAR may be amended or otherwise modified or exchanged (other than in connection with a transaction described in Section 4(d) of the Plan) in a manner that would have the effect of reducing its original exercise price or otherwise constitute repricing. Any such action by the Committee shall be subject to the Participant’s consent if the Committee determines that such action would adversely affect in any material way the Participant’s rights under such Award, whether in whole or in part. No amendment, modification or termination of the Plan or any Award shall adversely affect in any material way any Award theretofore granted under the Plan, without the consent of the Participant.

(b) Adjustment of Awards Upon the Occurrence of Certain Events.

(i)

Equity Restructurings. If the outstanding shares of Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through a non-reciprocal transaction between the Company and its stockholders that causes the per share fair market value underlying an Award to change, such as stock dividend, stock split, spin-off, rights offering, recapitalization through a large, non-recurring cash dividend, or other similar transaction, a proportionate adjustment shall be made to the number or kind of shares or securities allocated to Awards that have been granted prior to any such change. Any such adjustment in an outstanding Option or SAR shall be made without change in the aggregate exercise price applicable to the unexercised portion of such Option or SAR but with a corresponding adjustment in the exercise price for each share of Stock or other unit of any security covered by such Option or SAR.

(ii)	Reciprocal Transactions. The Board may, but shall not be obligated to, make an appropriate and proportionate adjustment to an Award or to the exercise price of any outstanding Award, and/or grant an additional Award to the holder of any outstanding Award, to compensate for the diminution in the intrinsic value of the shares of Stock resulting from any reciprocal transaction.

(iii)	Certain Unusual or Nonrecurring Events. In recognition of unusual or nonrecurring events affecting the Company or its financial statements, or in recognition of changes in applicable laws, regulations or accounting principles, and, whenever the Board determines that adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Board may, using reasonable care, make adjustments in the terms and conditions of, and the criteria included in, Awards. In case of an Award designed to qualify for the Performance-Based Exception (as defined in Code Section 409A), the Board will take care not to make an adjustment that would disqualify the Award.

(iv)	Fractional Shares and Notice. Fractional shares of Stock resulting from any adjustment in Awards pursuant to this Section 10(b) may be settled in cash or otherwise as the Board determines. The Company will give notice of any adjustment to each Participant who holds an Award that has been adjusted and the adjustment (whether or not such notice is given) will be effective and binding for all Plan purposes.

SECTION 11. DEFERRALS AND SECTION 409A

Notwithstanding anything in this Plan to the contrary, no terms of this Plan relating to Awards or any deferral with respect thereto shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to cause an Award, or the deferral or payment thereof, to become subject to interests and additional tax under Section 409A.

SECTION 12. GENERAL PROVISIONS

(a) Withholding. The Employer shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any amount required by law to be withheld in respect of Awards under this Plan as may be necessary in the opinion of the Employer to satisfy any applicable tax withholding requirements under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. In the case of payments of Awards in the form of Stock, at the Committee’s discretion, the Participant shall be required to either pay to the Employer the amount of any taxes required to be withheld with respect to such Stock or, in lieu thereof, the Employer shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Stock whose Fair Market Value equals such amount required to be withheld.

(b) Nontransferability of Awards. No Award shall be assignable or transferable except by will or the laws of descent and distribution; provided that the Committee may permit (on such terms and conditions as it shall establish) a Participant to transfer an Award for no consideration to the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the

Participant’s household (other than a tenant or employee), a trust in which these persons have all of the beneficial interest and any other entity in which these persons (or the Participant) own all of the voting interests (“Permitted Transferees”). Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s). The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Company.

(c) No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation, in cash or property, in a manner which is not expressly authorized under the Plan.

(d) No Right to Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Employer. The grant of an Award hereunder, and any future grant of Awards under the Plan is entirely voluntary, and at the complete discretion of the Company. Neither the grant of an Award nor any future grant of Awards by the Company shall be deemed to create any obligation to grant any further Awards, whether or not such a reservation is explicitly stated at the time of such a grant.

The Plan shall not be deemed to constitute, and shall not be construed by the Participant to constitute, part of the terms and conditions of employment and participation in the Plan shall not be deemed to constitute, and shall not be deemed by the Participant to constitute, an employment or labor relationship of any kind with an Employer. Each Employer expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein and in any agreement entered into with respect to an Award. The Company expressly reserves the right to require, as a condition of participation in the Plan, that Award recipients agree and acknowledge the above in writing. Further, the Company expressly reserves the right to require Award recipients, as a condition of participation, to consent in writing to the collection, transfer from the Employer to the Company and third parties, storage and use of personal data for purposes of administering the Plan.

(e) No Rights as Shareholder. Subject to the provisions of the applicable Award contained in the Plan and in the Award Agreement, no Participant, Permitted Transferee or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Stock to be distributed under the Plan until he or she has become the holder thereof.

(f) Construction of the Plan. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware (without reference to the principles of conflicts of law).

(g) Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal, state and foreign country laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Stock under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any federal, state or foreign country law, rule or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Stock in violation of any such laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or Stock issuable thereunder) that shall lapse because of such postponement.

(h) Indemnification. Each person who is or shall have been a member of the Committee and each delegate of such Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided that the Company is given an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it personally. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or by-laws, by contract, as a matter of law, or otherwise.

(i) No Impact On Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

(j) No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets or (ii) to limit the right or power of the Company, or any Subsidiary, to take any action which such entity deems to be necessary or appropriate.

(k) Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

Appendix B

PROPOSED AMENDMENTS TO ARTICLE VIII OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

ARTICLE VIII

A. The number of directors constituting the initial Board of Directors is three and thereafter the number of directors shall be as set forth in, or pursuant to the Bylaws of, the Corporation. The Board of Directors shall be divided into three classes, designated Classes I, II and III, which shall be as nearly equal in number as possible. Initially, directors of Class I shall be elected to hold office for a term expiring at the next succeeding annual meeting of stockholders, directors of Class II shall be elected to hold office for a term expiring at the second succeeding annual meeting of stockholders and directors of Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, the respective successors of each class shall be elected for three year terms. Notwithstanding the foregoing, at the 2013 annual meeting of stockholders of the Corporation, the successors of the Directors whose terms expire at that meeting shall be elected for a term expiring at the 2014 annual meeting of stockholders of the Corporation; at the 2014 annual meeting of stockholders of the Corporation, the successors of the Directors whose terms expire at that meeting shall be elected for a term expiring at the 2015 annual meeting of stockholders of the Corporation; and at each annual meeting of stockholders of the Corporation thereafter, the Directors shall be elected for terms expiring at the next succeeding annual meeting of stockholders of the Corporation, with each Director to hold office until his or her successor shall have been duly elected and qualified. Commencing with the annual meeting of stockholders of the Corporation scheduled to be held in 2015, the classification of the Board of Directors shall cease.

B. Until the 2015 annual meeting of stockholders, ~~S~~subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding to elect or remove directors, any or all of the directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of a majority of the stockholders then entitled to vote in the election of directors. For this purpose, “cause” means (i) the director’s commission of an act of fraud or embezzlement against the Corporation; (ii) conviction of the director of a felony or a crime involving moral turpitude; (iii) the director’s gross negligence or willful misconduct in performing the director’s duties to the Corporation or its stockholders; or (iv) a director’s breach of fiduciary duty owed to the Corporation.

B-1

Appendix C

DEAN FOODS COMPANY

AUDIT COMMITTEE CHARTER

Status

The Audit Committee is a committee of the Board of Directors of Dean Foods Company (the “Company”).

Membership

The Audit Committee (the “Committee”) shall consist of no fewer than three members. The members of the Committee shall meet the independence, experience and financial literacy requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”). At least one member of the Committee shall be an “audit committee financial expert” as defined by the Commission. Committee members shall not simultaneously serve on the audit committees of more than two other public companies. Committee members will be appointed, and may be removed or replaced with or without cause, by the Board of Directors of the Company (the “Board”). The Governance Committee shall recommend to the Board, and the Board shall appoint, one member of the Committee to act as Chair thereof.

Purpose

The Committee will assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Committee will oversee the Company’s systems of disclosure controls and procedures, internal controls over financial reporting, and compliance with the Company’s Code of Ethics.

The Committee shall prepare the report required by the rules of the Commission to be included in the Company’s annual proxy statement.

Committee Authority and Responsibilities

The Committee shall have the sole authority to appoint, compensate and retain the independent auditor, and recommend that the Board submit the independent auditor for stockholder ratification. The Committee shall be directly responsible for the oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or related work, and shall resolve disagreements between management and the independent auditor regarding financial reporting. The independent auditor shall report directly to the Committee.

The Committee shall preapprove all audit services and permitted non-audit services to be performed for the Company by its independent auditor. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors to conduct investigations into any matters within its scope of responsibility at the expense of the Company.

The Committee shall make regular reports to the Board, including reviewing with the Board any issues that arise with respect to the quality or integrity of the listed company’s financial statements, the company’s compliance with legal or regulatory requirements, the performance and independence of the company’s independent auditors, or the performance of the internal audit function. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review and evaluate the Committee’s performance.

The Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in the “Management’s Discussion and Analysis” portion of any documents filed with the Commission, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of each Form 10-Q, including disclosures made in the “Management’s Discussion and Analysis” portion of any documents filed with the Commission, and the results of the independent auditor’s review of the quarterly financial statements.

Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4.	Review and discuss quarterly reports from the independent auditors on:

All critical accounting policies and practices to be used.

All alternative treatments of financial information within generally accepted accounting principles related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

Other material written communications between the independent auditor and management, including, but not limited to any management letter or schedule of unadjusted differences.

All discussions between the independent audit team and the firm’s national office regarding the audit.

Any audit problems or difficulties encountered in the performance of services along with management’s response.

5.	Discuss with management the Company’s earnings press releases, including the use of non-GAAP financial measures, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the Company’s financial statements.

7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management guidelines and policies.

8.

Consider whether the auditor’s provision of permissible non-audit services is compatible with the auditor’s independence. Discuss with the independent auditor the matters required to be discussed by Statement on

Auditing Standards No. 61, as amended, relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.	Review disclosures made to the Committee, if any, by the Company’s CEO and CFO during their certification process for each Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

10.	Review and discuss with management (including the senior internal audit executive) and the independent auditor the Company’s annual report on internal control over financial reporting and the independent auditor’s audit of internal controls prior to the filing of the Company’s Form 10-K.

Oversight of the Company’s Relationship with the Independent Auditor

11.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. This report shall be used to evaluate the qualifications, performance and independence of the independent auditor, including consideration of whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board.

12.	Review the experience and qualifications of the lead partner each year, and confirm the rotation of the audit partners as required by applicable rules and regulations. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

13.	Establish and review from time to time policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

Oversight of the Company’s Internal Audit Function

14.	Review the appointment and replacement of the senior internal auditing executive.

15.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

16.	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

17.	Periodically review, with the senior Internal Audit executive, any significant difficulties, disagreements with management, or scope restrictions encountered in the course of the function’s work.

Compliance and Corporate Social Responsibility Oversight

18.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

19.	Oversee, review, and periodically update the Company’s Code of Ethics and the Company’s Corporate Ethics and Compliance program.

20.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

21.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

22.	Provide oversight of the Company’s policies and practices with respect to corporate social responsibility, including environmentally sustainable solutions, and the management of reputation risk.

Meetings

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall meet periodically with management, the senior Internal Audit executive and the independent auditor in separate sessions. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Limitation of Committee’s Role

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Dated: November 16, 2011

Appendix D

DEAN FOODS COMPANY

NOMINATING / CORPORATE GOVERNANCE COMMITTEE CHARTER

Status

The Nominating / Corporate Governance Committee (the "Committee") is a committee of the Board of Directors (the “Board”) of Dean Foods Company (the “Company”).

Membership

1.	The Committee shall consist of at least three and no more than five members, all of whom shall have been found by the Board to constitute independent directors, as defined by the rules and regulations of the New York Stock Exchange and the Securities and Exchange Commission.

2.	Committee members will be appointed, and may be removed with or without cause, by the Board.

3.	Each member of the Committee shall be free of any relationship that, in the judgment of the Board from time to time, would interfere with the exercise of his or her independent judgment.

4.	The Committee shall recommend to the Board, and the Board shall appoint, one member to act as Chair of the Committee.

Purpose

The purpose of the Committee is to consider, develop and make recommendations to the Board regarding corporate governance principles generally and the appropriate size, function, operation and needs of the Board and its committees to optimize the effectiveness of the Board, and identifying and recommending candidates to fill positions on the Board.

Committee Authority and Responsibilities

The specific responsibilities of the Committee include the following:

•	developing and recommending to the Board the criteria for membership on the Board;

•	using the criteria established by the Board for Board membership to guide the Board's director selection process;

•	assessing the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board;

•	considering, recommending and recruiting candidates to fill new positions on the Board;

•	reviewing candidates recommended by stockholders for membership on the Board;

•	conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates for membership on the Board;

•	recommending the Director nominees for approval by the Board and the stockholders; and

•	reviewing the qualifications of potential Lead Director candidates and recommending such candidates to the Board.

The Committee’s additional functions are:

•

to consider questions of possible conflicts of interest of Board members and of the Company’s senior executives, and establish and review, from time to time, policies and procedures with respect to related party transactions and to review and approve these transactions;

•	to monitor and recommend the function, structure and composition of the various committees of the Board;

•	to recommend members and chairpersons of the committees of the Board;

•

to recommend to the Board whether to accept or reject the resignation of an incumbent Director who failed to receive a majority of the votes cast in an election that is not a Contested Election (as defined in the Company’s bylaws);

•	to review directorships on outside boards held by or offered to Directors of the Company;

•	to make recommendations on the structure of Board meetings;

•	to oversee the annual evaluation of the Board and its committees and recommend matters for consideration by the Board regarding improvement of the effectiveness of the Board and its committees;

•	to consider matters of corporate governance and to review, periodically, the Corporate Governance Principles;

•	to recommend development activities, including Director orientation, for the Board;

•	to review and establish, and to make recommendations to the Board with respect to exceptions to, Director tenure and retirement policies;

•	to review significant changes in a Director’s principal responsibility or occupation, and make recommendations to the Board with respect to the Director’s offer to resign as a result of such changes;

•	to recommend the election of senior officers to the Board;

•

to review periodically with the Chairman of the Board and CEO the succession plans relating to positions held by elected corporate officers, and to make recommendations to the Board with respect to the selection of individuals to occupy these positions;

•

to retain and terminate recruiting or search firms to assist in the selection of director candidates or CEO candidates, to the extent necessary or desirable, and to approve the fees and other retention terms of these firms;

•	to prepare an annual performance evaluation of the Committee;

•	to make regular reports to the Board; and

•	to undertake such other responsibilities or tasks as the Board may delegate to the Committee from time to time.

Meetings

1.	The Committee will meet as often as may be deemed necessary or appropriate and at such times and places as the Committee shall determine. Meetings may be called by the Committee Chair, Chairman of the Board, the Lead Director or two or more Committee Members. The majority of the members of the Committee shall constitute a quorum.

2.	Complete and accurate minutes will be kept of each meeting and sent to each Committee member and, upon request, to the other Board members who are not on the Committee.

3.	The Committee has the authority to delegate any of its responsibilities to sub-committees as the Committee may deem appropriate in its sole discretion.

General

1.	The Committee may seek the assistance and counsel of outside advisors at the Company's expense, as the Committee determines is appropriate.

2.	In fulfilling its responsibilities, the Committee will have full access to all of the Company's books, records, facilities and personnel.

Dated: November 16, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date.

DEAN FOODS COMPANY

INTERNET http://www.proxyvoting.com/df

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

21998

FOLD AND DETACH HERE

Mark, sign, date and return this proxy card promptly using the enclosed envelope.

Please mark your votes as indicated in this example

X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2,3A, 3B, 4 AND 5.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSALS 6, 7 AND 8.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1.

1. Nominees for a 3-year term:

FOR AGAINST ABSTAIN

1.1 Janet Hill 1.2 J. Wayne Mailloux 1.3 Hector M. Nevares 1.4 Doreen A. Wright

FOR AGAINST ABSTAIN

2. Proposal to re-approve performance criteria contained in our 2007 Stock Incentive Plan for Internal Revenue Code Section 162(m) purposes.

3A. Proposal to approve an amendment to our Certificate of Incorporation to implement a declassification of the Board of Directors over a three-year period.

3B. Proposal to approve an amendment to our Certificate of Incorporation to provide that from and after the 2015 Annual Meeting of Stockholders, directors may be removed by the stockholders with or without cause.

FOR AGAINST ABSTAIN

4. Proposal to approve, on an advisory basis, our executive compensation.

5. Proposal to ratify Deloitte & Touche LLP as independent auditor.

6. Stockholder proposal to adopt a policy requiring an independent Chairman of the Board.

7. Stockholder proposal to limit accelerated vesting of equity awards pursuant to a change in control of our Company.

8. Stockholder proposal related to the retention of equity awards.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

I plan to attend the Annual Meeting.

RESTRICTED AREA - SCAN LINE

Mark Here for Address Change or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

PRINT AUTHORIZATION

(THIS BOXED AREA DOES NOT PRINT)

To commence printing on this proxy card please sign, date and fax this card to: 212-269-1116

SIGNATURE: DATE: TIME:

You can now access your Dean Foods Company account online.

Access your Dean Foods Company account online via Investor ServiceDirect® (ISD).

The transfer agent for Dean Foods Company, now makes it easy and convenient to get current information on your shareholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-866-557-8698

Dear Stockholder:

On the reverse side of this card are instructions on how to vote your shares for the election of directors and the other proposals by Internet or telephone. We encourage you to vote now, by Internet or telephone. Your vote will be recorded the same as if you mailed in your proxy card. See the enclosed proxy statement and proxy card for further information about voting procedures.

If you have elected to view the Dean Foods Company proxy statement and annual report online instead of receiving copies in the mail, you can now access the proxy statement for the 2012 Annual Meeting of Stockholders and the 2011 annual report online through the following address: www.deanfoods.com/proxymaterials.

If you notified us previously that you prefer to receive the proxy statement and annual report electronically, then you may not have received paper copies. If you would like paper copies of the proxy statement and annual report, Dean Foods Company will provide a copy to you upon request. To obtain a copy of these documents, please call 800-431-9214.

Thank you for your attention to these matters.

Dean Foods Company

You can view the Dean Foods Company Proxy Statement and Annual Report on the Internet at: www.deanfoods.com/proxymaterials

FOLD AND DETACH HERE

PROXY DEAN FOODS COMPANY PROXY

ANNUAL MEETING OF STOCKHOLDERS – [ ] , 2012 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gregg L. Engles and Steven J. Kemps, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of common stock of Dean Foods Company held of record by the undersigned on March 19, 2012, at the Annual Meeting of Stockholders to be held on [ ], [ ], 2012, or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3A, 3B, 4 AND 5, AND AGAINST PROPOSALS 6, 7 AND 8.

IMPORTANT – IF YOU INTEND TO VOTE BY MAILING IN THIS PROXY CARD, RATHER THAN BY INTERNET OR TELEPHONE, YOU MUST SIGN AND DATE THE REVERSE SIDE.

Address Change/Comments

(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

RESTRICTED AREA - SCAN LINE

(Continued and to be marked, dated and signed, on the other side) 21998

RESTRICTED AREA - SIGNATURE LINES